Exhibit 10.4

EXECUTION VERSION

JOINT OPERATING AGREEMENT

AMONG

BPZ EXPLORACION & PRODUCCION S.R.L.

AND

BPZ NORTE OIL S.R.L.

FOR THE

EXPLORATION - EXPLOITATION LICENCE

BLOCK Z-1

OFFSHORE, PERU

EXECUTION VERSION

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS		1
ARTICLE 2 - EFFECTIVE DATE AND TERM		7
ARTICLE 3 - SCOPE		8
3.1	Scope	8
3.2	Participating Interest	9
3.3	Ownership, Obligations and Liabilities	9
ARTICLE 4 - OPERATING COMMITTEE		10
4.1	Establishment of Operating Committee	10
4.2	Powers and Duties of Operating Committee	10
4.3	Authority to Vote	10
4.4	Subcommittees	10
4.5	Notice of Meeting	10
4.6	Contents of Meeting Notice	11
4.7	Location of Meetings	11
4.8	Chairman’s Duties for Meetings	11
4.9	Voting Procedure	11
4.10	Record of Votes	12
4.11	Minutes	12
4.12	Voting by Notice	13
4.13	Effect of Vote	13
ARTICLE 5 - OPERATOR		15
5.1	Designation of Operator and Engagement of Technical Operations Manager	15
5.2	Rights and Duties of Operator	16
5.3	Personnel of Operator	19
5.4	Information Supplied by Operator	21
5.5	Settlement of Claims and Lawsuits	22
5.6	Limitation on Liability of Operator and TOM Indemnitees	23
5.7	Insurance Obtained by Operator	24
5.8	Commingling of Funds	26
5.9	Resignation of Operator	26
5.10	Removal of Operator	26
5.11	Appointment of Successor	27
5.12	Health, Safety and Environment (“HSE”)	28
ARTICLE 6 - WORK PROGRAMS AND BUDGETS		29
6.1	Preparation and Approval	29
6.2	Exploration and Appraisal	31
6.3	Development	33
6.4	Production	34

6.5	Decommissioning	35
6.6	Contract Awards	35
6.7	Authorization for Expenditure (“AFE”) Procedure	37
6.8	Overexpenditures of Work Programs and Budgets	38
ARTICLE 7 - OPERATIONS BY LESS THAN ALL PARTIES		39
7.1	Limitation on Applicability	39
7.2	Procedure to Propose Exclusive Operations	40
7.3	Responsibility for Exclusive Operations	42
7.4	Consequences of Exclusive Operations	42
7.5	Premium to Participate in Exclusive Operations	46
7.6	Order of Preference of Operations	48
7.7	Stand-By Costs	49
7.8	Use of Property	50
7.9	Special Consideration	51
7.10	Conduct of Exclusive Operations	52
ARTICLE 8 - DEFAULT		52
8.1	Default and Notice	52
8.2	Operating Committee Meetings and Data	53
8.3	Allocation of Defaulted Accounts	53
8.4	Remedies	55
8.5	Survival	58
8.6	No Right of Set Off	58
ARTICLE 9 - DISPOSITION OF PRODUCTION		59
9.1	Right and Obligation to Take in Kind	59
9.2	Disposition of Liquid Hydrocarbons	59
9.3	Separate Agreement for Natural Gas	60
ARTICLE 10 - DECOMMISSIONING		61
10.1	Abandonment of Wells Drilled as Joint Operations	61
10.2	Abandonment of Exclusive Operations	62
10.3	Abandonment Security	62
ARTICLE 11 - SURRENDER, EXTENSIONS AND RENEWALS		63
11.1	Surrender	63
11.2	Extension of the Term	63
11.3	Preserving Operation	64
ARTICLE 12 - TRANSFER OF INTEREST OR RIGHTS		64
12.1	Obligations	64
12.2	Transfer	65
12.3	Change in Control	68
ARTICLE 13 - WITHDRAWAL FROM AGREEMENT		70
13.1	Right of Withdrawal	70
13.2	Complete Withdrawal	70

13.3	Rights of a Withdrawing Party	71
13.4	Obligations and Liabilities of a Withdrawing Party	71
13.5	Emergency	72
13.6	Assignment	72
13.7	Approvals	72
13.8	Security	73
13.9	Withdrawal or Abandonment by all Parties	73
ARTICLE 14 - RELATIONSHIP OF PARTIES AND TAX		73
14.1	Relationship of Parties	73
14.2	Tax	73
ARTICLE 15 - CONFIDENTIAL INFORMATION AND PROPRIETARY TECHNOLOGY		74
15.1	Venture Information	74
15.2	Confidential Information	74
15.3	Continuing Obligations	75
15.4	Proprietary Technology	75
15.5	Trades	76
ARTICLE 16 - FORCE MAJEURE		76
16.1	Obligations	76
ARTICLE 17 - NOTICES		76
ARTICLE 18 - APPLICABLE LAW AND DISPUTE RESOLUTION		77
18.1	Applicable Law	77
18.2	Dispute Resolution	77
18.3	Expert Determination	79
ARTICLE 19 - GENERAL PROVISIONS		80
19.1	Warranties as to no Payments, Gifts and Loans	80
19.2	Conflicts of Interest	81
19.3	Public Announcements	82
19.4	Successors and Assigns	82
19.5	Waiver	82
19.6	No Third Party Beneficiaries	83
19.7	Severance of Invalid Provisions	83
19.8	Modifications	83
19.9	Precedence	83
19.10	Headings	83
19.11	Singular and Plural	83
19.12	Gender	83
19.13	Counterpart Execution	83
19.14	Joint Preparation	84
19.15	Entirety	84
ATTACHMENT A - ACCOUNTING PROCEDURE		1
ATTACHMENT B - CONTRACT AREA		1

ATTACHMENT C - SECONDMENT AGREEMENT		1
ARTICLE 1 - DEFINITIONS AND REFERENCES		1
1.1	Definitions	1
1.2	References	1
ARTICLE 2 - TERMS OF SECONDMENT		2
2.1	Secondment	2
2.2	Conduct	2
2.3	Status of Employer and Secondee	3
2.4	Permits	3
2.5	Operator’s Assistance	3
2.6	Employer’s Assistance	3
2.7	Change of Location or Services	3
2.8	Temporary Return	4
2.9	Vacation	4
2.10	Restriction on Solicitation	4
2.11	Requests for Information	4
ARTICLE 3 - COSTS		5
3.1	Responsibilities of Employer	5
3.2	Monthly Charge	5
3.3	Relocation Costs	5
3.4	Procedure	6
3.5	Past Due Amounts	6
3.6	Audit Rights	6
ARTICLE 4 - LIABILITY AND INDEMNITY		7
4.1	Operator’s Employees and Property	7
4.2	Employer’s Employees and Property	7
4.3	All Other Liability	8
4.4	Notice of Claim and Opportunity to Defend	8
4.5	Limitation of Liability	8
4.6	Scope of Indemnities	8
ARTICLE 5 - CONFIDENTIALITY		9
5.1	Confidential Information	9
5.2	Breach of Confidentiality	9
ARTICLE 6 - DURATION		9
6.1	Duration of Secondment Agreement	9
6.2	Operator’s Right to Terminate the Secondment	10
6.3	Employer’s Right to Terminate the Secondment	10
6.4	Secondee’s Replacement	11
ARTICLE 7 - MISCELLANEOUS		11
7.1	Assignment	11
7.2	Captions	11

7.3	Confidentiality	11
7.4	Counterparts	11
7.5	Expenses	11
7.6	Governing Law	12
7.7	Dispute Resolution	12
7.8	No Third Person Beneficiaries	12
7.9	Notice	12
7.10	Severability	12
7.11	Waivers	12
7.12	Conflict	12
7.13	Entire Agreement	13
Attachment A to the Secondment Agreement		1
SECONDEE’S SPECIFICATIONS		1
Attachment B to the Secondment Agreement		1
SECONDEE AGREEMENT		1
ARTICLE 1 - DEFINITIONS AND REFERENCES		1
1.1	Definitions	1
1.2	References	1
ARTICLE 2 - TERMS		2
2.1	Secondment	2
2.2	Conduct	2
2.3	Status of Secondee	2
2.4	Change of Location or Services	3
ARTICLE 3 - CONFIDENTIALITY AND WAIVER		3
3.1	Confidential Information	3
3.2	Competitive Advantage	3
3.3	Breach of Confidentiality	4
ARTICLE 4 - MISCELLANEOUS		4
4.1	Assignment	4
4.2	Captions	4
4.3	Counterparts	4
4.4	Governing Law	4
4.5	Dispute Resolution	5
4.6	Notice	5
4.7	Severability	5
4.8	Conflict	5
4.9	Entire Agreement	6
ATTACHMENT D –CARRY AGREEMENT		1

v

JOINT OPERATING AGREEMENT

This Joint Operating Agreement is signed on April 27, 2012 and shall be effective as of the Effective Date between:

BPZ Exploracion and Produccion S.R.L., a company organized and existing under the laws of Peru (“BPZ E&P”); and

BPZ Norte Oil S.R.L., a company organized and existing under the laws of Peru (“Newco”).

And is premised on the fact that:

(A)                              BPZ E&P and Newco beneficially own Participating Interests of 51% and 49%, respectively, of the rights and obligations of Contractor under that certain License Contract for Hydrocarbon Exploration and Production on Block Z-1 offshore Peru dated as of 30 November 2001; and

(B)                                The Parties desire to define their respective rights and obligations with respect to their operations under the Contract.

In consideration of the premises set out above and the provisions set out below, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

As used in this Agreement, the following words and terms shall have the meaning ascribed to them below:

Accounting Procedure means the rules, provisions and conditions set forth and contained in Attachment A to this Agreement.

AFE means an authorization for expenditure pursuant to Article 6.7.

Affiliate means a Person that Controls, or is Controlled by, or which is Controlled by another Person that also Controls a Party.

Agreed Interest Rate means interest compounded on a quarterly basis, at the rate per annum equal to the three (3) months term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published by The Wall Street Journal or if not published, then by the Financial Times of London, plus five (5) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month. If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

Agreement means this agreement, together with the Attachments attached to this agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

Anti-Bribery Laws and Obligations means for each Party (i) the Laws/Regulations relating to combating bribery and corruption; and (ii) the laws relating to combating bribery and corruption in the countries of such Party’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities, and/or in the countries of such Party’s ultimate parent company’s place of incorporation, principal place of business, and/or place of registration as an issuer of securities.

Appraisal Operations means operations or activities, including acquiring G&G Data, drilling Appraisal Wells, and conducting front end engineering and design (FEED) and other engineering, infrastructure, and market studies, carried out after a Discovery is made that are intended to evaluate the quantitative and qualitative parameters of such Discovery and assessing whether such Discovery is a Commercial Discovery, but excluding Testing conducted in the bore of the well that made such Discovery.

Appraisal Plan means an overall plan and cost estimate for Appraisal Operations concerning a Discovery.

Appraisal Well means any well (other than an Exploration Well or a Development Well) whose purpose at the time of commencement of drilling such well is to appraise the extent or the volume of Hydrocarbon reserves contained in an existing Discovery.

Area or Contract Area means as of the Effective Date the surface area which is described in Attachment B to this Agreement. The perimeter or perimeters of the Area shall correspond to that area covered by the Contract, as such area may vary from time to time during the term of validity of the Contract.

Business Day means a day (other than a Saturday or a Sunday) on which banks in Peru, Panama, Canada and United States of America are customarily open for business.

Calendar Quarter means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31 according to the Gregorian calendar.

Calendar Year means a period of twelve (12) months, commencing with January 1 and ending on the following December 31, according to the Gregorian calendar.

Carry Agreement means that certain carry agreement entered into among BPZ E&P and Newco, attached as Attachment C and made a part of this Agreement.

Carry Obligations means the obligations of the carrying party/parties under that certain Carry Agreement regarding the bearing of the costs and liabilities of BPZ E&P for Joint Operations.

Cash Premium means the payment made pursuant to Article 7.5(B) by a Non-Consenting Party to reinstate its rights to participate in an Exclusive Operation.

Commercial Discovery means any Discovery which, in the opinion of the Operating Committee, justifies the commercial exploitation of such Hydrocarbons and is sufficient to make a declaration of Commercial Discovery under Clause 4.8 of the Contract.

Completion means an operation or set of operations intended to complete a well through the Christmas tree as a producer of Hydrocarbons in one or more Zones, including, but not limited to, the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation. Complete and other derivatives shall be construed accordingly.

Consenting Party means a Party who agrees to participate in and pay its share of the cost of an Exclusive Operation.

Consequential Loss means any losses, damages, costs, expenses or liabilities caused (directly or indirectly) by any of the following arising out of, relating to, or connected with this Agreement, the operations or the activities carried out under this Agreement: (i) reservoir or formation damage; (ii) inability to produce, use or dispose of Hydrocarbons; (iii) loss or deferment of income, business opportunity, pure economic loss or profit; (iv) punitive damages; or (v) indirect damages or losses whether or not similar to the foregoing.

Contract means that certain Exploration-Exploitation License Contract with Perupetro S.A. in respect of Block Z-1, offshore Republic of Peru, the public deed of which is dated November 1, 2001 and any amendment, extension or renewal thereto.

Control means the ownership, indirectly or directly, of more than fifty percent (50%) of the voting rights of a legal entity.

Day means a calendar day unless otherwise specifically provided.

Decommissioning means all work required for the abandonment of Joint Property in accordance with good and prudent petroleum industry practices and field conservation principles as are generally followed in the international petroleum industry under similar circumstances, and Laws/Regulations, including, where required, plugging of wells, abandonment, disposal, demolition, removal and/or cleanup of facilities, and any necessary site remediation and restoration.

Deepening means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE (if required), whichever is the deeper. Deepen and other derivatives shall be construed accordingly.

Default Notice shall have the meaning ascribed in Article 8.1.

Default Period means the period beginning five (5) Business Days after the date that the Default Notice is issued in accordance with Article 8.1 and ending when all the Defaulting Party’s defaults (including payment of accrued interest) pursuant to Article 8.1 have been remedied in full.

Defaulting Party shall have the meaning ascribed in Article 8.1.

Development Plan means a plan for the development of Hydrocarbons from a Field Exploitation Area.

Development Well means any well drilled for the production of Hydrocarbons pursuant to a Development Plan.

Discovery means the discovery of an accumulation of Hydrocarbons whose existence until that moment was unproven by drilling.

Dispute means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement.

Effective Date means the date of the public deed signed by the Parties and Perupetro S.A. that amends the Contract to grant Newco its Participating Interest in the Contract.

Entitlement means a quantity of Hydrocarbons (excluding all quantities used or lost in Joint Operations), of which a Party has the right and obligation to take delivery pursuant to the Contract and this Agreement, as modified by any lifting, balancing or other agreements relating to disposition of Hydrocarbons entered into pursuant to Article 9.

Environmental Loss means any loss, damages, costs, expenses or liabilities (other than Consequential Loss) caused by a discharge of Hydrocarbons, pollutants or other contaminants into or onto any medium (such as land, surface water, ground water and/or air) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any of the following: (i) injury or damage to, or destruction of, natural resources or real or personal property; (ii) cost of pollution control, cleanup and removal; (iii) cost of restoration of natural resources; and (iv) fines, penalties or other assessments.

Exclusive Operation means those operations and activities carried out pursuant to this Agreement, the costs of which are chargeable to the account of less than all the Parties.

Exclusive Well means a well drilled pursuant to an Exclusive Operation.

Exploitation Period means any and all periods of exploitation during which the production and removal of Hydrocarbons is permitted under the Contract.

Exploration Period means any and all periods of exploration set out in the Contract.

Exploration Well means any well whose purpose at the time of the commencement of drilling is to explore for an accumulation of Hydrocarbons whose existence was at that time unproven by drilling.

Field Exploitation Area means that part of the Area, which is established for development of a Commercial Discovery pursuant to the Contract.

Force Majeure has the meaning ascribed to it in clause 1.6 of the Contract.

G & G Data means only geological, geophysical and geochemical data, remote sensing data, and other similar information that is not obtained through a well bore.

Government means the government of the Republic of Peru and any region, province, municipality, instrumentality, or other political body or subdivision of Peru, any ministry, department, agency, commission, court, authority, or other quasi-governmental entity thereof, whether domestic, foreign or multinational, that exercises executive, legislative, judicial, regulatory or administrative functions of government or that pertains to government, and any official of any of them, including the Government Oil & Gas Company.

Government Oil & Gas Company means Perupetro S.A.

Gross Negligence / Willful Misconduct means any act or failure to act (whether sole, joint or concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

HSE means health, safety, and the environment.

HSE Plan means the plan in respect of HSE prepared in accordance with Article 5.12.

Hydrocarbons mean all substances which are subject to and covered by the Contract, including Liquid Hydrocarbons and Natural Gas.

Joint Account means the accounts maintained by Operator in accordance with the provisions of this Agreement and of the Accounting Procedure for Joint Operations.

Joint Operations means those operations and activities carried out by Operator pursuant to this Agreement, the costs of which are chargeable to all Parties.

Joint Property means, at any point in time, all wells, facilities, equipment, materials, information, funds and property (other than Hydrocarbons) held for use in Joint Operations.

Laws/Regulations mean those laws, statutes, rules and regulations governing activities under the Contract.

LIBOR means the London Interbank Offered Rate for three (3) months U.S. dollar deposits as published by The Wall Street Journal or if not published, then by the Financial Times of London.

Liquid Hydrocarbons means all crude oils, condensates, natural gas liquids, and other hydrocarbons, which are in a liquid state at standard atmospheric pressure and which are subject to and covered by the Contract.

Minimum Work Obligations means those work and/or expenditure obligations specified in the Contract which must be performed during the then current phase or period of the Contract in order to satisfy the obligations of the Contract.

Natural Gas means all Hydrocarbons which are in a gaseous state at standard atmospheric temperature and pressure (including wet gas, dry gas and residue gas), and which are subject to and covered by the Contract, but excluding Liquid Hydrocarbons.

Non-Consenting Party means a Party who elects not to participate in an Exclusive Operation.

Non-Operator means the Party or Parties to this Agreement other than Operator.

Operating Committee means the committee constituted in accordance with Article IV.

Operating Services Agreement means that certain operating services agreement to be entered into between Operator and Newco.

Operator means a Party to this Agreement designated as such in the Contract and this Agreement.

Operator Indemnitee means Operator, its Affiliates, or their respective directors, officers, and employees. Operator Indemnitees means all of them.

Participating Interest means as to any Party the undivided interest of such Party (expressed as a percentage of the total interests of all Parties) in the rights and obligations derived from the Contract and this Agreement.

Party means any of BPZ E&P or Newco, and Parties means all of BPZ E&P and Newco.

Person means an individual, corporation, company, joint venture, partnership, limited partnership, limited liability company, trust, estate, Government or any other legal entity.

Plugging Back means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. Plug Back and other derivatives shall be construed accordingly.

Public Official means (i) any officer, employee, director, principal, consultant, agent or representative, whether appointed or elected, of any government (whether central, federal, state or provincial), ministry, body, department, agency, instrumentality or part of any of them, or any public international organization, or any state or government owned or controlled entity, agency, enterprise, joint venture, or partnership (including a partner or shareholder of such an enterprise); (ii) any person acting in an official capacity for or on behalf of (a) any government, ministry, body, department, agency, instrumentality or part of any of them, or (b) any public international organization, or (c) any political party or political party official or candidate for office. For the purposes of this definition “government” includes the Government.

Recompletion means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore. Recomplete and other derivatives shall be construed accordingly.

Reworking means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well. Rework and other derivatives shall be construed accordingly.

Secondee has the meaning set out in the Secondment Agreement attached as Attachment C.

Secondment has the meaning set out in the Secondment Agreement attached as Attachment C.

Security means (i) an irrevocable standby letter of credit or irrevocable bank guarantee issued by a bank; (ii) an on-demand bond issued by a surety corporation; (iii) an irrevocable guarantee issued by a corporation or government; (iv) any financial security required by the Contract or this Agreement; and (v) any financial security agreed from time to time by the Parties; provided that the bank, surety, corporation or government issuing the guarantee, standby letter of credit, bond or other security (as applicable) has a net worth sufficient to pay its obligations in all reasonably foreseeable circumstances, or a long term debt rating of at least BBB by Standard & Poor’s, or Baa by Moody’s Investors Service, or an equivalent rating by a successor entity to either agency.

Senior Supervisory Personnel means, with respect to a Party, any director or officer of such Party, and any individual who functions for such Party or one of its Affiliates at a management level equivalent or superior to any individual functioning as such Party’s senior manager(s), who has authority over such Party’s seismic acquisition, drilling, construction, or production and related operations and activities in Peru sufficient to direct the manner in which such operations and activities are conducted, but excluding all individuals functioning at a level below such functional senior manager.

Sidetracking means the directional control and intentional deviation of a well from vertical or the [planned/existing] trajectory so as to change the bottomhole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties. Sidetrack and other derivatives shall be construed accordingly.

Supervision Committee has the meaning set out in the Licence.

Technical Operations Manager means a Party to this Agreement designated as such in the Operating Services Agreement.

Testing means an operation in a well bore intended to evaluate the capacity of a Zone to produce Hydrocarbons. Test and other derivatives shall be construed accordingly.

TOM Indemnitee means Technical Operations Manager, its Affiliates, or their respective directors, officers, and employees. TOM Indemnitees means all of them.

Urgent Operational Matters has the meaning ascribed to it in Article 5.12(A)(1).

Work Program and Budget means a work program for Joint Operations and budget for such work program as described and approved in accordance with Article VI.

Zone means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

ARTICLE 2 - EFFECTIVE DATE AND TERM

This Agreement shall have effect from the Effective Date and shall continue in effect until the Contract terminates and all materials, equipment and personal property used in connection with the Joint Operations or Exclusive Operations have been disposed of, and final settlement has been made among the Parties.

Notwithstanding the preceding sentence:

2.1(A)               Article 10 shall remain in effect until all Decommissioning obligations under the Contract have been satisfied; and

2.1(B)                 the liability and payment obligations under Article 3.3(B) and 3.3(C), Article 5.5, Article 8; the confidentiality obligations underArticle 15.2; the dispute resolution provisions under Article 18; and the indemnity obligations under Article 5.6(A), Article 7.3(A), Article 7.8(F), Article 10.1(E)(2), Article 14.2, and Article 19.1(C) shall remain in effect until all obligations have been extinguished and all Disputes have been resolved.

Termination of this Agreement shall be without prejudice to any rights and obligations arising out of or in connection with this Agreement which have vested, matured or accrued prior to such termination.

ARTICLE 3 - SCOPE

3.1                          SCOPE

3.1(A)               The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to operations under the Contract, including without limitation the joint exploration for, appraisal, development, and production of Hydrocarbons from the Area, subject to Article 9, the disposition of Hydrocarbons (including treatment, storage, and handling of produced Hydrocarbons upstream of the delivery point), the determination of Entitlements at the delivery point, the activities of the Parties as “Contractor” under the Contract, and Decommissioning.

3.1(B)                 Without limiting the generality of Article 3.1(A), the following activities are outside of the scope of this Agreement and are not addressed herein:

(1)                                  Construction, operation, maintenance, repair and removal of facilities downstream from the point of delivery of the Parties’ shares of Hydrocarbons under the lifting, balancing and disposition agreements provided for in Article 9;

(2)                                  Transportation of Hydrocarbons beyond the point of delivery of the Parties’ shares of Hydrocarbons under the lifting, balancing and disposition agreements provided for in Article 9;

(3)                                  Marketing and sales of Hydrocarbons, except as expressly provided in Article 7.5, Article 8.4 and Article 9;

(4)                                  Acquisition of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Area (other than as a consequence of annexation or unitization with an adjoining contract area under the terms of the Contract); and

(5)                                  Exploration for, appraisal, development or production of minerals other than Hydrocarbons, whether inside or outside of the Area.

3.2                          PARTICIPATING INTEREST

3.2(A)               The Participating Interests of the Parties as of the Effective Date are:

BPZ E&P	51%

Newco	49%

100%

3.2(B)               If a Party transfers all or part of its Participating Interest pursuant to the provisions of this Agreement and the Contract, the Participating Interests of the Parties shall be revised accordingly.

3.3                          OWNERSHIP, OBLIGATIONS AND LIABILITIES

3.3(A)             Unless otherwise provided in this Agreement or agreed by the Parties, all the rights and interests in and under the Contract, all Joint Property and any Hydrocarbons produced from the Area shall, subject to the terms of the Contract, be owned by the Parties in accordance with their respective Participating Interests.

3.3(B)               Unless otherwise provided in this Agreement or agreed by the Parties, the obligations of the Parties under the Contract and all liabilities and expenses incurred by Operator in connection with Joint Operations shall be charged to the Joint Account, and all credits to the Joint Account shall be shared by the Parties, as among themselves, in accordance with their respective Participating Interests.

3.3(C)               Unless otherwise provided in this Agreement (including the Carry Agreement) or agreed by the Parties, each Party shall pay when due, in accordance with the Accounting Procedure, its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Agreement. The Parties agree that time is of the essence for payments owing under this Agreement. A Party’s payment of any charge under this Agreement shall be without prejudice to its right to later contest the charge.

3.3(D)              In connection with the nomination of representatives to the “Supervision Committee” established under clause seven (7) of the Contract:

(1)                                  BPZ E&P and its Affiliates shall collectively nominate one (1) Contractor representative and an alternate;

(2)                                  Newco and its Affiliates shall collectively nominate one (1) Contractor representative and an alternate; and

(3)                                  In even numbered Calendar Years Newco shall nominate the third Contractor representative and an alternate, and in odd numbered Calendar Years BPZ E&P shall nominate the third Contractor representative and an alternate.

ARTICLE 4 - OPERATING COMMITTEE

4.1          ESTABLISHMENT OF OPERATING COMMITTEE

To provide for the overall supervision and direction of Joint Operations, the Parties establish an Operating Committee composed of representatives of each Party holding a Participating Interest. Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee. Each Party shall as soon as possible after the date of this Agreement give notice in writing to each other Party of the name and address of its representative and alternate representative to serve on the Operating Committee. Each Party shall have the right to change its representative and alternate representative at any time by giving written notice of such change to the other Parties.

4.2          POWERS AND DUTIES OF OPERATING COMMITTEE

The Operating Committee shall have the power and duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the Contract and properly explore and exploit the Area in accordance with this Agreement and in a manner appropriate in the circumstances.

4.3          AUTHORITY TO VOTE

The representatives of a Party, or in their absence their alternate representatives, shall be authorized to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee. Each Party’s representative shall have a vote equal to the Participating Interest of the Party such person represents. Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. In addition to the representative and alternate representative, each Party may also bring, at its cost and expense, to any Operating Committee meetings such technical and other advisors as it may deem appropriate.

4.4          SUBCOMMITTEES

The Operating Committee shall establish a technical subcommittee, a legal/regulatory subcommittee and a finance/audit subcommittee, and may establish such other subcommittees as the Operating Committee may deem appropriate. The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties. Each Party shall have a right to appoint one or more representatives to each subcommittee.

4.5          NOTICE OF MEETING

4.5(A)     Operator may call a meeting of the Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting.

4.5(B)      Any Party may request a meeting of the Operating Committee by giving notice to all the other Parties. Upon receiving such request, Operator shall call such meeting for a date not less than fifteen (15) Days or more than forty-five (45) Days after receipt of the request.

4.5(C)      The notice periods above may only be waived with the unanimous consent of all the Parties.

4.6          CONTENTS OF MEETING NOTICE

4.6(A)     Operator shall include in each notice of a meeting of the Operating Committee:

(1)           The date, time and location of the meeting;

(2)           An agenda of the matters and proposals to be considered and/or voted upon; and

(3)           copies of all proposals to be considered at the meeting (including all appropriate supporting information not previously distributed to the Parties).

4.6(B)      A Party, by notice to the other Parties given not less than seven (7) Days prior to a meeting, may add additional matters to the agenda for a meeting.

4.6(C)      On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

4.7          LOCATION OF MEETINGS

All meetings of the Operating Committee shall be held in Lima, Peru or elsewhere as may be decided by the Operating Committee. The Operating Committee or a subcommittee as applicable may decide to hold a meeting by teleconference, videoconference, or such other means that permits all persons participating in the meeting to orally communicate with each other concurrently.

4.8          CHAIRMAN’S DUTIES FOR MEETINGS

4.8(A)     With respect to meetings of the Operating Committee and any subcommittee, the duties of the chairman of the Operating Committee shall include, but not be limited to:

(1)           Timely preparation and distribution of the agenda;

(2)           Organization and conduct of the meeting; and

(3)           Preparation of a written record of votes during and minutes of each meeting.

4.8(B)      In even numbered Calendar Years BPZ E&P shall have the right to appoint, and in odd numbered Calendar Years Newco shall have the right to appoint, the chairman of the Operating Committee and the chairman of each subcommittee.

4.9          VOTING PROCEDURE

4.9(A)     Except as otherwise expressly provided in this Agreement, decisions, approvals and other actions of the Operating Committee or any subcommittee thereof on all proposals coming before it shall be decided by the affirmative vote of two or more of the Parties that are not Affiliates, then having collectively more than sixty-five percent (65%) of the Participating Interests.

4.9(B)      The decisions, approvals and actions of the Operating Committee on all proposals concerning the following shall always be decided by the affirmative vote of two or more of the Parties that are not Affiliates, then having collectively at least ninety percent (90%) of the Participating Interests:

(1)           Subject to Article 7, any declaration of a Commercial Discovery;

(2)           Subject to Article 7, any Development Plan;

(3)           Subject to Article 6, any Work Program and Budget or AFE for Joint Operations;

(4)           Any modifications of an approved Development Plan, an approved Work Program and Budget, or an approved AFE that causes the total cost of such approved Development Plan, or approved Work Program and Budget, or approved AFE to increase by ten percent (10%) or more;

(5)           Drilling, Deepening, Testing, Sidetracking, Plugging Back, Recompleting, or Reworking Development Wells;

(6)           Construction and/or installation of processing, treatment, compression, gathering, storage, handling, transportation, and other facilities within the scope of this Agreement;

(7)           Exercise of the right under Article 4.3(b) of the Contract;

(8)           Voluntary relinquishment or surrender of all or any part of the Contract Area;

(9)           Voluntary termination of the Contract;

(10)         Sale, lease, change, transfer or any other form of disposal of the whole or substantial part of the assets held by the Parties under the Contract, except for the disposals of assets in the ordinary course of business or through the disposal of assets which are no longer useful;

(11)         Creation of liens or encumbrances of any type, on Joint Property except for liens and encumbrances arising pursuant to Laws/Regulations; and

(12)         Unitization of any part of the Contract Area.

4.10        RECORD OF VOTES

The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting. Each representative shall sign and be provided a copy of such record at the end of such meeting and it shall be considered the final record of the decisions of the Operating Committee.

4.11        MINUTES

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Days after the end of the meeting. Each Party shall have fifteen (15)

Days after receipt of such minutes to give notice of its objections to the minutes to the secretary. A failure to give notice specifying objection to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Article 4.10 shall take precedence over the minutes described above.

4.12        VOTING BY NOTICE

4.12(A)  In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice. The proposing Party or Parties shall notify Operator who shall give each representative notice describing the proposal so submitted. Each Party shall communicate its vote by notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator’s notice:

(1)           Twenty-four (24) hours in the case of operations which involve the use of a drilling rig that is standing by in the Contract Area and such other operational matters reasonably considered by Operator to require by their nature urgent determination (such operations and matters being referred to as “Urgent Operational Matters”); and

(2)           Seven (7) Days in the case of all other proposals.

4.12(B)  Except in the case of Article 4.12(A)(1), any Party may by notice delivered to all Parties within three (3) Days of receipt of Operator’s notice request that the proposal be decided at a meeting rather than by notice. In such an event, that proposal shall be decided at a meeting duly called for that purpose.

4.12(C)  Except as provided in Article 10, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.

4.12(D)  If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

4.13        EFFECT OF VOTE

All decisions taken by the Operating Committee pursuant to this Article 4, shall be conclusive and binding on all the Parties, except in the following cases:

4.13(A)  If pursuant to this Article 4, a Joint Operation, other than an operation to fulfill the Minimum Work Obligations, has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party shall have the right for the appropriate period specified below to propose in accordance with Article 7, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

(1)           For proposals related to Urgent Operational Matters, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 4.12(A)(1) has expired or after receipt of Operator’s notice given pursuant to Article 4.13(D), as applicable.

(2)           For proposals to develop a Discovery, such right shall be exercisable for ten (10) Days after the date the Operating Committee was required to consider such proposal at a meeting called pursuant to Article 4.6 or a vote by notice pursuant to Article 4.12.

(3)           For all other proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 4.6 or Article 4.12.

4.13(B)  If a Party voted against any proposal that was approved by the Operating Committee and that could be conducted as an Exclusive Operation pursuant to Article 7, then such Party shall have the right not to participate in the operation contemplated by such approval. Any such Party wishing to exercise its right of non-consent must give notice of non-consent to all other Parties within five (5) Days (or twenty four (24) hours for Urgent Operational Matters) following Operating Committee approval of such proposal. If a Party exercises its right of non-consent, the Parties who were not entitled to give or did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation under Article 7; provided, however, that any such Party who was not entitled to give or did not give notice of non-consent may, by notice provided to the other Parties within five (5) Days (or twenty four (24) hours for Urgent Operational Matters) following the notice of non-consent given by any non-consenting Party, require that the Operating Committee vote again on the proposal in question. Only the Parties that were not entitled to or have not exercised their right of non-consent with respect to the contemplated operation shall participate in such second vote of the Operating Committee, with voting rights proportional to their respective Participating Interest. If the Operating Committee approves again the contemplated operation, any Party that voted against the contemplated operation in such second vote may elect to be a Non-Consenting Party with respect to such operation, by notice of non-consent provided to all other Parties within five (5) Days (or twenty four (24) hours for Urgent Operational Matters) following the Operating Committee’s second approval of such contemplated operation.

4.13(C)  If the Consenting Parties to an Exclusive Operation under Article 4.13(A) concur, then the Operating Committee may, at any time, pursuant to this Article 4, reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action.

4.13(D)   Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking or plugging of a well, has been approved and commenced, such operation shall not be discontinued without the consent of the Operating Committee; provided, however, that such operation may be discontinued, if:

(1)           an impenetrable substance or other condition in the hole is encountered, which in the reasonable judgment of Operator, causes the continuation of such operation to be impractical; or

(2)            other circumstances occur, which in the reasonable judgment of Operator, cause the continuation of such operation to be unwarranted and after notice the Operating Committee within the period required under Article 4.12(A)(1) approves discontinuing such operation.

On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being discontinued under this Article, and any Party shall have the right to propose in accordance with Article 7 an Exclusive Operation to continue such operation.

ARTICLE 5 - OPERATOR

5.1          DESIGNATION OF OPERATOR AND ENGAGEMENT OF TECHNICAL OPERATIONS MANAGER

5.1(A)     BPZ E&P is designated as Operator, accepts the rights, duties and obligations of Operator, and agrees to act as such in accordance with the provisions of the Contract and this Agreement.

5.1(B)      Operator shall enter into the Operating Services Agreement under which Operator will delegate to Technical Operations Manager, and Technical Operations Manager will assume the rights, duties and obligations of Operator under this Agreement with respect to, types of Joint Operations that are technical and operational in nature. The types of Joint Operations that are technical and operational include, without limitation, the following:

(1)           Acquisition and processing of G&G Data, including sources, specifications and standards;

(2)           Interpretation of G&G Data, including preparation of regional evaluation studies of country, basin, and block scale of related petroleum systems, definition of exploration targets, prospects and leads, and analysis of exploration risk and reserve potential;

(3)           Designing, drilling, Deepening, Sidetracking, Testing, Completing, Plugging Back, Recompleting, and Reworking of wells, including with respect to well location and depth, well data and information, production tests and completion intervals;

(4)           Interpretation and analysis of well data and information (including petrophysical evaluation), integration of well data and information with G&G Data, preparation of maps, economic evaluations;

(5)           Preparation of Appraisal Plans and Development Plans;

(6)           Engineering, construction, installation, operation, maintenance and repair of platforms, and processing, treatment, compression, gathering, storage, handling, transportation, and other, equipment and facilities;

(7)           Production, handling, separation, storage, loading and transportation of Hydrocarbons upstream of the delivery point;

(8)           Trading of data;

(9)           Procurement of services, equipment, materials and supplies necessary to perform the types of Joint Operations set out in Article 5.1(B)(1)-(8);

(10)         In accordance with Article 6, preparation of the portions of the proposed Work Programs and Budgets and proposed AFEs that relate to the types of Joint Operations and Exclusive Operations delegated to Technical Operations Manager, cooperation with Operator to integrate such portions with the portions of the proposed Work Programs and Budgets that relate to the types of Joint Operations retained by Operator, and submission jointly with Operator of the integrated proposed Work Programs and Budgets to the Operating Committee; and

(11)         Any additional type of Joint Operation that the Parties unanimously agree is technical and operational, but not administrative, regulatory, governmental, or community issues.

5.1(C)      If there is a Dispute among the Parties as to whether a specified type of Joint Operation is technical and operational then any Party may refer the Dispute to an independent expert pursuant to Article 18.3 for determination of whether in accordance with petroleum industry practices generally followed in the international petroleum industry such specified type of Joint Operation is technical and operational, but not administrative, regulatory, governmental, or community issues. If the expert determines that such specified type of Joint Operation is technical and operational, but not administrative, regulatory, governmental, or community issues, then the specified type of Joint Operation shall be deemed to be included in this Article 5.1(B).

5.1(D)     To the extent that Technical Operations Manager is required to charge a margin in connection with the contracted operations under the Operating Services Agreement, Newco shall despite Article 3.3(C) fully bear and pay for such margin and other costs related to the margin.

5.2          RIGHTS AND DUTIES OF OPERATOR

5.2(A)     Subject to the provisions of this Agreement and the Operating Services Agreement, Operator shall have all of the rights, functions and duties of Operator under this Agreement and the Contract, shall have charge of Joint Operations and shall conduct all Joint Operations. Operator may employ independent contractors and agents, including Affiliates of Operator, Non-Operators, or Affiliates of a Non-Operator, in such Joint Operations.

5.2(B)      In the conduct of Joint Operations the Operator shall:

(1)           Perform Joint Operations in accordance with the Contract, the Laws/Regulations, and this Agreement, and consistent with approved Work Programs and Budgets (and if applicable approved AFEs), and the decisions of the Operating Committee not in conflict with this Agreement;

(2)           Conduct Joint Operations in a diligent, safe, and efficient manner in accordance with good and prudent petroleum industry practices and field conservation principles generally followed by the international petroleum industry under similar circumstances;

(3)           Exercise due care with respect to the receipt, payment and accounting of funds in accordance with good and prudent practices generally followed by the international petroleum industry under similar circumstances;

(4)           Charge to the Joint Account in accordance with this Agreement and the Accounting Procedure any damage, loss, cost, or liability arising out of, incident to, or resulting from Joint Operations;

(5)           Subject to Article 5.6 and the Accounting Procedure, neither gain a profit nor suffer a loss as a result of being the Operator, provided that Operator may rely upon Operating Committee approval of specific accounting practices not in conflict with the Accounting Procedure;

(6)           Perform the duties for the Operating Committee set out in Article 4, and prepare and submit to the Operating Committee in a timely manner proposed Work Programs and Budgets (and if applicable AFEs), Appraisal Plans, Development Plans and Decommissioning plans, as provided in Article 6;

(7)           Acquire all permits, consents, approvals, and surface or other rights that may be required for or in connection with the conduct of Joint Operations;

(8)           Upon receipt of reasonable advance notice, permit representatives of any Party to have at all reasonable times during normal business hours and at such Party’s own risk and cost reasonable access to Joint Operations, to observe Joint Operations, to inspect Joint Property, to conduct HSE audits, and to conduct financial audits and to observe taking of inventory as provided in the Accounting Procedure;

(9)           Undertake to maintain the Contract in full force and effect consistent with good and prudent petroleum industry practices generally followed by the international petroleum industry under similar circumstances. Operator shall timely pay and discharge all costs and liabilities incurred in connection with Joint Operations and use its reasonable endeavors to keep the Joint Property free from all liens, charges, and Encumbrances arising out of Joint Operations;

(10)         Pay in cash, and/or make available in kind, to the Government on behalf of the Parties, in accordance with the Contract and the Laws, all periodic payments, royalties, any domestic supply obligations, taxes, fees and other payments relating to Joint Operations but excluding any taxes measured by the incomes of the Parties;

(11)         Carry out the obligations of Operator under the Contract, including preparing and furnishing such reports, records and information as may be required under the Contract;

(12)         Have, in accordance with the decisions of the Operating Committee, the right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Contract and Joint Operations. Operator shall notify the other Parties as soon as possible of the time, place, and agenda of such meetings. Subject to the Contract and any necessary Government approvals, Non-Operators shall have the right to attend any meetings with the Government with respect to such matters, and may participate to the extent permitted by the Government. Nothing contained in this Agreement shall restrict any Party from holding discussions with the Government with respect to any matter peculiar to its particular business interests arising under the Contract or this Agreement, but in such event such Party shall promptly advise the Parties, if possible before and in any event promptly after such discussions; provided that such Party shall not be required to divulge to the other Parties any proprietary information involved in such discussions or any matters not affecting the other Parties;

(13)         Subject to Article 9.3 and any decisions of the Operating Committee, assess (to the extent lawful) alternatives for the disposition of Natural Gas from a Discovery;

(14)         In case of an emergency (including a significant fire, explosion, Natural Gas release, Crude Oil release, or sabotage; incident involving loss of life, serious injury to an employee, contractor, or third party, or serious property damage; strikes and riots; or evacuations of Operator personnel): (i) take all necessary and proper measures for the protection of life, health, the environment and property; and (ii) as soon as reasonably practicable, report to Non-Operators the details of such event and any measures Operator has taken or plans to take in response thereto;

(15)         Establish and implement under Article 5.12 an HSE Plan, which complies with the Contract, Laws/Regulations relating to HSE, this Agreement, good and prudent petroleum industry practices and field conservation principles as are generally followed in the international petroleum industry under similar circumstances and decisions of the Operating Committee;

(16)         Establish and implement anti-bribery and anti-corruption policies and procedures consistent with Article 19.1;

(17)         Prior to appointing or engaging any independent contractor (other than Technical Operations Manager under the Operating Services Agreement) conduct appropriate and proportionate due diligence concerning relevant criteria, including such contractor’s ability to perform the proposed work properly, on time, within budgeted cost, and in compliance with applicable legal and contractual requirements;

(18)         Include in its contracts with independent contractors (including any Party and Affiliates of any Party) and to the extent practical and lawful, provisions that:

(a)           Permit Operator, on behalf of the Parties, to enforce contractual warranties and indemnities against such contractors and their sub-contractors, and to recover from such contractors and sub-contractors losses and damages suffered by the Parties that are recoverable under their contracts;

(b)           Require such contractors to obtain and maintain insurance required by Article 5.7(G);

(c)           Require such contractors to comply with applicable Laws, including registration to do business, immigration, import/export, local preference, national content, tax withholding and payment, and the HSE Plan; and

(d)           Require such contractors to establish and implement reasonable and proportionate anti-bribery and anti-corruption programs consistent with the undertakings contemplated by Article 19.1.

For clarity, it is acknowledged and agreed that Section 5.2(B)(18)(c) shall not apply to the Operating Services Agreement.

5.3          PERSONNEL OF OPERATOR

5.3(A)     Operator shall engage and/or retain only such employees, Secondees, contractors, consultants and agents as are reasonably necessary to conduct Joint Operations.

5.3(B)      Subject to the Contract, this Agreement and the Operating Services Agreement, Operator shall determine the number of its employees, Secondees, contractors, consultants and agents, the selection of such persons, the hours of work and (except for Secondees) their compensation.

5.3(C)     Newco shall have the right to propose Secondment for any of the following positions: [             ], [             ], and [             ]. No Secondment may be implemented except (i) by Newco for the positions set out above, or in situations requiring particular expertise or involving projects of a technical, operational or economically challenging nature; and (ii) in the manner set out in Articles 5.3(C)(1) to (7).

(1)           Any Non-Operator may propose Secondment to Operator for a designated purpose related to Joint Operations. Any proposal for Secondment must include the following data concerning the Secondment:

(a)           Designated purpose and scope of Secondment, including duties, responsibilities, and deliverables;

(b)           Duration of the Secondment;

(c)           Number of Secondees and minimum expertise, qualifications, and experience required;

(d)           Work location and position within Operator’s organization of each Secondee; and

(e)                                  Estimated costs of the Secondment.

(2)                                  If a proposed Secondment meets the requirements of Article 5.3(C)(1), Operator shall as soon as reasonably practicable approve (such approval not to be unreasonably withheld) or reject any Secondment proposed by a Non-Operator. Without prejudice to the Operator’s right to conduct Joint Operations under this Agreement, the Contract and the Operating Services Agreement, Operator shall consider such Secondment proposal in light of the: (i) expertise and experience required for the relevant Joint Operations; (ii) expertise and experience of Operator’s personnel; and (iii) potential benefits of such Secondment to the conduct of Joint Operations.

(3)                                  Any proposal for one or more Secondment positions approved by Operator is subject to: (i) the Operating Committee’s authorization of an appropriate budget for such Secondment positions; and (ii) the relevant Non-Operator continuing to make available to Operator Secondees qualified to fulfill the designated purpose and scope of such Secondment.

(4)                                  As to each approved and authorized Secondment position, Operator shall request the relevant Non-Operator to nominate, by a specified date, qualified personnel to be the Secondee for such position. Such Non-Operator may nominate for each Secondment position one or more proposed Secondees, whom such Non-Operator considers reasonably qualified to fulfill the designated purpose and scope of such position.

(5)                                  Following the deadline for submitting nominations, Operator shall consider the expertise and experience of each such nominee in light of the expertise and experience required for the approved and authorized Secondment position, and shall select from the nominees the best qualified person, unless Operatorreasonably demonstrates that no nominee is qualified to fulfill the designated purpose and scope of such Secondment.

(6)                                  Operator shall have the right to terminate the Secondment for cause under the Secondment Agreement provided for under Article 5.3(D).

(7)                                  Although each Secondee shall report to and be directed by Operator each Secondee shall remain at all times the employee of the Party (or its Affiliate) nominating such Secondee.

5.3(D)                Operator and the Non-Operator that employs, or whose Affiliate employs, the Secondee shall enter into a separate Secondment Agreement relating to such Secondment consistent with this Article 5.3.

5.3(E)                  Operator shall charge to the Joint Account the costs related to Secondment and Secondees that are within the approved Work Program and Budget.

5.3(F)                 If a Secondee acting as a Senior Supervisory Personnel of Operator or its respective Affiliates engages in Gross Negligence and/or Willful Misconduct that proximately causes the Parties to incur damage, loss, cost, or liability for claims, demands or causes of action referred to in Article 5.6(A), then all such damages, losses, costs, and liabilities shall be allocated to the Non-Operator that employs or whose Affiliate employs such Secondee, in an equivalent manner and to the same extent liability for Gross Negligence and/or Willful Misconduct is allocated to Operator under Article 5.6.

5.4                               INFORMATION SUPPLIED BY OPERATOR

5.4(A)               Subject to the Operating Services Agreement, Operator shall provide the other Parties in a timely manner with copies of the following information, data and reports relating to Joint Operations (to the extent charged to the Joint Account) in digitized format and if not available in digitized format then in hard-copy as they are currently produced or compiled from the Joint Operations:

(1)                                  All logs or surveys;

(2)                                  Proposed well design and any revisions for each well;

(3)                                  Daily drilling reports;

(4)                                  All Tests and core data and analysis reports;

(5)                                  Final well recap report;

(6)                                  Plugging reports;

(7)                                  Seismic sections and if applicable shot point location maps;

(8)                                  Final, and if requested by any Party intermediate, geological and geophysical maps, interpretations and reports;

(9)                                  Engineering studiesand monthly and annual progress reports on development operations, which progress reports shall at least set out the then current development schedule, the status of each such development operation from inception to date, its cumulative costs to date and the cumulative commitments undertaken;

(10)                            Daily production reports, weekly production summary and production activity reports, and monthly reports on well, reservoir, field and infrastructure performance;

(11)                            Reservoir studies, annual reserve estimates, and annual forecasts of production capability, infrastructure capactiy, and scheduled outages, provided that Operator makes no representations about the accuracy of its identification of reserves and that each party retains full responsibility for making its own assessment of reserves for internal and reporting purposes;

(12)                            Before filing with the Government, copies of all material reports relating to Joint Operations or the Contract required, or anticipated, to be furnished by Operator to the Government, and copies of such reports as filed;

(13)                            As reasonably requested by a Party, other material studies and reports relating to Joint Operations;

(14)                            Data, reports forecasts and schedules under agreements provided for in Articles 9.2 and 9.3;

(15)                            Copies of accounting information and reports to be furnished under Article 6.7 and the Accounting Procedure;

(16)                            Monthly and annual HSE key performance data and reports;

(17)                            Such additional information as a Party may reasonably request, provided that the preparation of such information will not unduly burden the personnel of Operator, that the requesting Party or Parties pay the costs of preparation of such information, and that only Parties who pay such costs will receive such additional information; and

(18)                            Other reports as directed by the Operating Committee.

5.4(B)                 Operator shall give the other Parties access at all reasonable times during normal business hours to all information, data and reports (other than information, data and reports provided to the Parties under Article 5.4.A) acquired in the conduct of Joint Operations and for which a Party may reasonably request. Any Party may make copies of such other data at its sole expense.

5.5                               SETTLEMENT OF CLAIMS AND LAWSUITS

5.5(A)               Operator shall promptly notify the Parties of any and all material claims or suits and such other claims and suits as the Operating Committee may direct which arise out of Joint Operations or relate in any way to Joint Operations. Operator shall represent the Parties and defend or oppose the claim or suit. Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits which are contemplated in the approved annual Work Program and Budget, or which, if not contemplated by the approved annual Work Program and Budget, are for an amount not to exceed the equivalent of U.S. dollars fifty thousand (U.S. $50,000) exclusive of legal fees. Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the above stated amount, which are not included in the approved annual Work Program and Budget. Each Party shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defense of such claims or suits.

5.5(B)                Any Party shall promptly notify the other Parties of any claim made against it by a third party which arises out of or may affect the Joint Operations, and such Party shall defend or settle the same in accordance with any directions given by the Operating Committee. Those costs, expenses and damages, which are incurred pursuant to such defense or settlement and which are attributable to Joint Operations, shall be reimbursed by Operator to such Party and charged to the Joint Account.

5.5(C)                 Notwithstanding Article 5.5(A) and Article 5.5(B), each Party shall have the right to participate in any such suit, prosecution, defense or settlement conducted in accordance with Article 5.5(A) and Article 5.5(B) at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

5.6                               LIMITATION ON LIABILITY OF OPERATOR AND TOM INDEMNITEES

5.6(A)               Except as set out in Article 5.6(C):

(1)                                  No Operator Indemnitees or TOM Indemnitees shall bear (except as a Party to the extent of its Participating Interest share) any damage, loss, cost, expense or liability resulting from performing (or failing to perform) its duties, obligations and functions under this Agreement, and Operator Indemnitees are hereby released from liability to the other Parties and among them under this Agreement and the Operating Services Agreement, as applicable, for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, the negligence (whether sole, joint or concurrent), Gross Negligence and/or Willful Misconduct, strict liability or other legal fault of any Operator Indemnitee or the TOM Indemnitees.

(2)                                  The Parties shall in proportion to their Participating Interests defend and indemnify Operator Indemnitees from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any person or entity, which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, the negligence (whether sole, joint or concurrent), Gross Negligence and/or Willful Misconduct, strict liability or other legal fault of any Operator Indemnitee or TOM Indemnitees.

5.6(B)                 Nothing in this Article 5.6 shall be deemed to relieve Operator from its obligation to perform its duties, obligations and functions under this Agreement, or the Party designated as Operator from its Participating Interest share of any damage, loss, cost, expense or liability arising out of, incident to or resulting from Joint Operations.

5.6(C)                 Notwithstanding Article 5.6(A), if any Senior Supervisory Personnel of Operator or its Affiliates engage in Gross Negligence and/or Willful Misconduct that proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Articles 5.6(A), then, in addition to its Participating Interest share, Operator alone shall bear the first U.S. dollars ten million (U.S. $10,000,000) of such damages, losses, costs, expenses and liabilities.

Notwithstanding the foregoing, under no circumstances shall any Operator Indemnitee or TOM Indemnitee (except as a Party to the extent of its Participating Interest) bear any Consequential Loss or Environmental Loss.

5.7                               INSURANCE OBTAINED BY OPERATOR

5.7(A)               Operator shall procure and maintain or cause to be procured and maintained for the Joint Account all insurance in the types and amounts required by the Contract and Laws/Regulations.

5.7(B)                 Operator shall procure and maintain any additional insurance, at reasonable rates, as the Operating Committee may from time to time require. In the event that such further insurance is, in Operator’s reasonable opinion, unavailable or available only at an unreasonable cost, Operator shall promptly notify the Parties in order to allow the Operating Committee to reconsider such further insurance.

5.7(C)                 Each Party will be provided the opportunity to underwrite any or all of the insurance to be obtained by Operator under Articles 5.7.A and 5.7.B, through such Party’s Affiliate insurance company or, if direct insurance is not so permitted, through reinsurance policies to such Party’s Affiliate insurance company, and each such Party shall furnish to Operator details of the proposed insurance. If Operator in its discretion is satisfied with the security and creditworthiness of such insurance or reinsurance arrangements, and that the premiums for such insurance or reinsurance will not be significantly higher than market rate and will be recoverable under the Contract, then Operator shall procure such insurance or reinsurance from such Party.

5.7(D)                Subject to the Contract and applicable Laws/Regulations, any Party may elect not to participate in the insurance to be procured under Article 5.7(B) provided such Party:

(1)                                  Promptly notifies Operator to that effect;

(2)                                  Does not interfere with Operator’s negotiations for such insurance; and

(3)                                  Provides to the Operator before the relevant operations begin (and at least annually during the continuance of such operations) a current certificate of adequate coverage or other evidence of financial responsibility which fully covers such non-participating Party’s Participating Interest share of the risks that would be covered by the insurance procured under Article 5.7(B), and which the Operating Committee may determine to be acceptable. No such determination of acceptability shall in any way absolve a non-participating Party from its obligation to meet each cash call or billing (except, under Article 5.7(E), regarding the costs of the insurance policy in which such Party has elected not to participate) including any cash call or billing with respect to damages and losses and/or the costs of remedying the same in accordance with the terms of this Agreement, the Contract and applicable Laws/Regulations. If such non-participating Party obtains other insurance, such insurance shall contain

(a)                                  a waiver of subrogation in favor of all the other Parties, Operator and their insurers but only with respect to their interests under this Agreement;

(b)                                 provide that thirty (30) Days written notice be given to Operator prior to any material change in, or cancellation of, such insurance policy;

(c)                                  be primary to, and receive no contribution from, any other insurance maintained by or on behalf of, or benefiting Operator or the other Parties; and

(d)                                 contain adequate territorial extensions and coverage in the location of the Joint Operations; and

(4)                                  is responsible for all deductibles, coinsurance payments, self-insured exposures, and uninsured or underinsured exposures relating to its interests under this Agreement.

5.7(E)                  The cost of insurance in which all the Parties are participating shall be for the Joint Account and the cost of insurance in which fewer than all the Parties are participating shall be charged to the Parties participating in proportion to their respective Participating Interests. Subject to the preceding sentence, the cost of insurance with respect to an Exclusive Operation shall be charged to the Consenting Parties.

5.7(F)                  Operator shall, with respect to all insurance obtained pursuant to this Article 5.7:

(1)                                 use reasonable endeavors to procure or cause to be procured such insurance prior to or concurrent with, the commencement of relevant operations and maintain or cause to be maintained such insurance during the term of the relevant operations or any longer term required under the Contract or applicable Laws/Regulations;

(2)                                 promptly inform the participating Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when the same are issued;

(3)                                 arrange for the participating Parties, according to their respective Participating Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favor of all the Parties but only to the extent of their interests under this Agreement;

(4)                                 use reasonable endeavors to ensure that each policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy and that all rights of the insured shall revert to the Parties not in default or bankruptcy; and

(5)                                 duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Participating Interests.

5.7(G)                 Operator shall use reasonable efforts to require all contractors performing work with respect to Joint Operations to:

(1)                                 obtain and maintain any and all insurance in the types and amounts required by any applicable Laws/Regulations or any decision of the Operating Committee;

(2)                                  name the Parties as additional insureds on such contractors’ insurance policies and obtain from their insurers waivers of all rights of recourse against the Parties and their insurers; and

(3)                                  provide Operator with certificates evidencing such insurance prior to the commencement of their services.

5.8                               COMMINGLING OF FUNDS

5.8(A)                Operator may not commingle with such Party’s own funds or any funds for operations and activities not related to the Contract, the monies that Operator receives from or for the Joint Account pursuant to this Agreement. However, Operator reserves the right to make future proposals to the Operating Committee with respect to the commingling of funds to achieve financial efficiency.

5.8(B)                The Operating Committee may decide that monies Operator receives for the Joint Account shall be deposited in an interest-bearing account.

5.8(C)                 Interest earned shall be allocated among the Parties on an equitable basis taking into account the date of the funding by each Party and its share of the Joint Account monies. Operator shall apply such earned interest to the next succeeding cash call or, if directed by the Operating Committee, pay it to the Parties.

5.9                               RESIGNATION OF OPERATOR

Subject to Article 5.11, Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty (120) Days prior to the effective date of such resignation.

5.10                        REMOVAL OF OPERATOR

5.10(A)         Subject to Article 5.11, Operator shall be removed upon receipt of notice from any Non-Operator if:

(1)                                 An order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of Operator;

(2)                                  Operator decides to dissolve, liquidate, wind up, or otherwise terminate its existence;

(3)                                  Operator becomes insolvent, bankrupt or makes an assignment for the benefit of creditors; or

(4)                                  A receiver is appointed for a substantial part of Operator’s assets.

5.10(B)       Subject to Article 5.11, Operator may be removed by the decision of the Non-Operators if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from the Non-Operators detailing the alleged breach or the alleged failure to diligently pursue the cure to completion. Any decision of the Non-Operators to give notice of breach to

Operator or to remove Operator under this Article 5.10(B) shall be made by an affirmative vote of one hundred percent (100%) of the Non-Operators excluding the vote of any Party which is an Affiliate of the Operator, if any. However, if Operator disputes such alleged commission of or failure to cure a material breach in accordance with Article 18.2 and Operator continues to perform its obligations under this Agremeent (except with respect to the alleged material breach), then Operator shall not be removed and no successor Operator may be appointed pending final adjudication or settlement of such dispute.

5.10(C)           If Operator together with any Affiliate of Operator becomes the holder of a Participating Interest of less than twenty-five percent (25%), then Operator shall be required to promptly notify the other Parties. The Operating Committee shall then vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 5.11.

5.11                        APPOINTMENT OF SUCCESSOR

When a change of Operator occurs pursuant to Article 5.9 or Article 5.10:

5.11(A)     The Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article 4.9. However, no Party may be appointed successor Operator against its will.

5.11(B)      If an Operator is removed, other than in the case of Article 5.10(C), neither Operator nor any Affiliate of Operator shall have the right to vote for itself on the appointment of a successor Operator, nor be considered as a candidate for the successor Operator.

5.11(C)     A resigning or removed Operator shall be compensated out of the Joint Account for its reasonable expenses directly related to its resignation or removal, except in the case of Article 5.10(B).

5.11(D)      The resigning or removed Operator and the successor Operator shall arrange for the taking of an inventory of all Joint Property and Hydrocarbons, and an audit of the books and records of the removed Operator. Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee. The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

5.11(E)      The resignation or removal of Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary Government approvals.

5.11(F)      Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator. The former Operator shall transfer to the successor Operator custody of all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Area and to Joint Operations. Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date.

5.12                        HEALTH, SAFETY AND ENVIRONMENT (“HSE”)

5.12(A)         Operator shall in the conduct of Joint Operations:

(1)                                  Prepare and establish an HSE Plan designed to achieve safe and reliable conduct of operations and activities, to avoid significant and unintended impact on the safety and health of people, on property, and on the environment, and to comply with Laws relating to HSE;

(2)                                  Carry out the HSE Plan in conformance with the Laws/Regulations relating to HSE and in a manner consistent with standards and procedures generally followed in the international petroleum industry under similar circumstances;

(3)                                     Plan and conduct Joint Operations consistent with the HSE Plan; and

(4)                                     Design and operate Joint Property consistent with the HSE Plan.

5.12(B)      The Operating Committee shall at least annually review and approve the HSE Plan, the implementation of the HSE Plan, and the effectiveness of the Plan.

5.12(C)       In the conduct of Joint Operations, Operator shall establish and implement a program for regular HSE assessments. The purpose of such assessments is to periodically review HSE systems and procedures, including actual practice and performance, to verify that the HSE Plan is in place and fulfills the requirements of Article 5.12(A), that the HSE Plan is being properly implemented and that the HSE Plan, as carried out, is effective. Operator shall, at a minimum, conduct such an assessment before entering into significant new Joint Operations and before undertaking any major changes to existing Joint Operations. Upon reasonable notice given to Operator, any Party shall have the right to participate in such HSE assessments.

5.12(D)      Operator shall require its contractors, consultants and agents undertaking activities for the Joint Account to manage HSE risks in a manner consistent with the HSE Plan.

5.12(E)       Operator shall establish and enforce rules consistent with those generally followed in the international petroleum industry under similar circumstances that, at a minimum, prohibit within the Contract Area the misuse of prescribed drugs and the possession, use, distribution, or sale of any of the following:

(1)                                     Firearms, explosives, or other weapons without the prior written approval of senior management of Operator;

(2)                                     Alcoholic beverages without the prior written approval of senior management of Operator; and

(3)                                     Illicit or non-prescribed controlled substances.

5.12(F)        Without prejudice to a Party’s rights under Article 5.2(B)(8), with reasonable advance notice, Operator shall permit at all reasonable times during normal business hours each Non-Operator (at its own risk and cost) to conduct an audit of the HSE Plan, its implementation and effectiveness. Where there are two or more Non-Operators, the

Non-Operators shall make a reasonable effort to conduct joint or simultaneous HSE audits in a manner that will result in a minimum of inconvenience to Operator.

ARTICLE 6 - WORK PROGRAMS AND BUDGETS

6.1                               PREPARATION AND APPROVAL

6.1(A)           If not previously approved, Operator and Technical Operations Manager shall as soon as possible jointly prepare and deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the remainder of the current Calendar Year and, if appropriate, for the following Calendar Year. Within thirty (30) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget. At least sixty (60) Days prior to the annual submittal date pursuant to the Contract, Operatorand Technical Operations Manager shall deliver to the Parties a proposed annual Work Program and Budget detailing the Joint Operations Operator and Technical Operations Manager propose to be performed and the estimated costs forecast to be charged to the Joint Account during the following Calendar Year. Within fifteen (15) Days of such delivery the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

6.1(B)            During the preparation of the proposed Work Programs and Budgets, Appraisal Plans and Development Plans contemplated in this Article 6, Operator and Technical Operations Manager shall consult with the Operating Committee, the appropriate subcommittees, and each other regarding the contents of such Work Programs and Budgets, Appraisal Plans, and Development Plans. The Technical Operations Manager shall be responsible for the preparation and the presentation of the proposed Work Programs and Budgets that relate to the types of operations delegated to it under Article 5(1)B and the Operator shall be responsible for the preparation and the presentation of all other matters. For sake of clarity Operator and Technical Operations Manager shall consult and cooperate with each other in the preparation and the presentation of Work Programs and Budgets.

6.1(C)                 Each annual Work Program and Budget shall with respect to the applicable Calendar Year contain inter alia:

(1)                                 An itemized list of the operations and activities to be conducted, described in sufficient detail to afford ready identification of the nature, scope, location, timing, and duration of each such operation and activity, including:

(a)                             designating whether such line item is intended to satisfy the Minimum Work Obligations of the Contract, the commitments of a previously approved appraisal Work Program and Budget, and/or the commitments of a previously approved Development Plan; and

(b)                            specifying whether such line item is firm or contingent and the conditions under which the Operating Committee may decide to make a contingent line item firm;

(2)           An estimate of the costs corresponding to each such line item enumerated in sufficient detail to be readily tracked and charged under the Accounting Procedure and consistent with the Contract;

(3)           An estimate of funds to be expended by Calendar Quarter;

(4)           During the Exploration Period, a forecast of annual operations and activities and corresponding estimated costs through the end of the Exploration Period;

(5)           Information with respect to the estimated manpower requirements of Operator and costs and Operator’s allocation procedures under the Accounting Procedure;

(6)           Reasonable and necessary supporting information; and

(7)           Any additional information and detail as the Operating Committee may deem suitable.

6.1(D)   Within fifteen (15) Days of such delivery, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify (if appropriate), and either approve or reject the proposed Work Program and Budget (including any agreed modifications) under Article 4.9; provided that no Work Program and Budget may provide for Appraisal Operations that exceed the scope of, or conflict with, any previously approved Appraisal Plan, and/or provide for Development Operations that exceed the scope of, or conflict with, any previously approved Development Plan, unless such previously approved plans, programs, and budgets are amended at or before the adoption of the annual Work Program and Budget.

6.1(E)    Any Joint Operations that cannot be efficiently completed within a single Calendar Year may be proposed in a multi-year Work Program and Budget. Upon approval by the Operating Committee, such multi-year Work Program and Budget shall, subject only to revisions approved by the Operating Committee afterwards: (i) remain in effect as between the Parties (and the associated cost estimate shall be a binding pro-rata obligation of each Party) through the completion of such Joint Operations; and (ii) be reflected in each annual Work Program and Budget. If the Contract requires that Work Programs and Budgets be submitted to the Government for approval, such multi-year Work Program and Budget shall be submitted to the Government either in a single request for a multi-year approval or as part of the annual approval process, under the Contract.

6.1(F)    Approval of a Work Program and Budget by the Operating Committee shall authorize Operator to submit such Work Program and Budget to the Government for approval (if required) under the Contract. If the Government requests changes to such Work Program and Budget as a condition to granting its approval under the Contract, Operator shall promptly notify the Parties of the Government’s proposed changes and shall submit a revised Work Program and Budget to the Operating Committee for further consideration.

6.1(G)    If a Work Program and Budget is not approved by the Operating Committee at least two (2) Business Days before the last date for Government approval under the Contract,

Operator may submit to the Government a Work Program and Budget for the applicable Calendar Year, setting out those Joint Operations, which are:

(1)          consistent with the scope of, and not in conflict with, the Minimum Work Obligations of the Contract, the commitments of a previously approved appraisal Work Program and Budget, and/or the commitments of a previously approved Development Plan; and

(2)          reasonably necessary to keep the Contract in full force and effect, to satisfy the Minimum Work Obligations of the Contract, to meet the commitments of a previously approved appraisal Work Program and Budget, and to meet the commitments of a previously approved Development Plan, that in each case are required to be carried out during the relevant Calendar Year. In determining the Joint Operations that are reasonably necessary for the purposes of the preceding sentence:

(a)          with respect to types of Joint Operations delegated to Technical Operations Manager under the Operating Services Agreement, Technical Operations Manager shall choose between those competing proposals; and

(b)          with respect to types of Joint Operations not delegated to Technical Operations Manager under the Operating Services Agreement, Operator shall choose between those competing proposals.

In this event, the Operating Committee shall be deemed to have approved such Work Program and Budget. Operator shall be reimbursed by the Parties for its Participating Interest share of costs deemed approved under this Article 6.1(G).

6.1(H)   A Party may at any time, by notice to the other Parties, propose that a Work Program and Budget be amended. To the extent that such amendment is approved by the Operating Committee, the relevant Work Program and Budget shall, subject to obtaining any requisite Government approval under the Contract, be deemed amended accordingly; provided that, any such amendment shall not deauthorize or invalidate any commitment or expenditure already made by Operator in accordance with any previous authorization given under this Agreement.

6.1(I)     If a Work Program and Budget, as proposed, revised and/or amended, is approved by the Operating Committee and satisfies the requirements of the Contract, including (if required) being approved, or deemed to be approved, by the Government, Operator shall, subject to complying with Articles 6.7 and 6.8, be authorized to conduct the Joint Operations set out in such approved Work Program and Budget.

6.2                         EXPLORATION AND APPRAISAL

6.2(A)   Subject to Article 6.7, approval of any Work Program and Budget that includes:

(1)           An Exploration Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing an Exploration Well.

(2)           An Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing such Appraisal Well.

6.2(B)   Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Article 4.12(A)(1) by notifying all other Parties. Any such proposal shall include an AFE for such Completion costs.

6.2(C)   If a Discovery is made, Operator shall deliver any notice of Discovery required under the Contract and shall as soon as possible submit to the Parties a report containing available details concerning the Discovery and Operator’s recommendation as to whether the Discovery merits appraisal.

6.2(D)   If the Operating Committee determines that the Discovery merits appraisal, Operator shall within forty-five (45) Days, deliver to the Parties a proposed Appraisal Plan for such Discovery, which shall in addition to the information required under Article 6.1(C) contain:

(1)             A delineation of the proposed Appraisal Area; and

(2)             Any other information concerning the proposed Appraisal Operations requested by a Party,

together with the proposed appraisal Work Program and Budget (or a multi-year appraisal Work Program and Budget under Article 6.1(E) to carry out the first Calendar Year of the Appraisal Plan, and provisional Work Programs and Budgets to carry out the remainder of the Appraisal Plan.

6.2(E)    Within fifteen (15) Days after receipt of the the proposed Appraisal Plan and associated proposed appraisal Work Program and Budget, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify (if appropriate) and then either approve or reject the proposed Appraisal Plan (including any proposed modifications) and the first annual (or multi-year) appraisal Work Program and Budget.

6.2(F)    If Operating Committee approves the Appraisal Plan and the associated appraisal Work Program and Budget, Operator shall, as soon as possible, take such steps as may be required under the Contract to secure approval of such Appraisal Plan and the associated appraisal Work Program and Budget for the first Calendar Year by the Government. In the event the Government requires changes in the appraisal Work Program and Budget for the first Calendar Year as a condition to granting its approval under the Contract, then Operator shall promptly notify the Parties of the Government’s proposed changes and may submit a revised Appraisal Plan and associated appraisal Work Program and Budget for the first Calendar Yearto the Operating Committee for further consideration.

6.2(G)    If the Appraisal Plan is approved by the Government, the associated appraisal Work Program and Budget for the first Calendar Year shall be deemed to be incorporated into and form part of the then current annual Work Program and Budget.

6.3                         DEVELOPMENT

6.3(A)   If the Operating Committee determines that a Discovery may be a Commercial Discovery, Operator shall, as soon as practicable after such determination, deliver to the Parties a proposed Development Plan for such Discovery, which shall in addition to the information required under Article 6.1(C) contain, inter alia:

(1)          A delineation of the proposed Exploitation Area; and

(2)          An estimated date for the commencement of production;

(3)          A production forecast of estimated production of each type of Hydrocarbon to be produced by Calendar Year for the estimated productive life of the Commercial Discovery;

(4)          A description of all material facilities to be constructed as Joint Property;

(5)          An estimated decommissioning Work Program and Budget; and

(6)          Any other information related to development operations and production operations requested by the Operating Committee;

together with the proposed development Work Program and Budget (or a multi-year development Work Program and Budget under Article 6.1(E) for the first Calendar Year of the Development Plan, and work schedule for the remainder of the Development Plan.

6.3(B)    As soon as practicable after receipt of the proposed Development Plan and associated proposed development Work Program and Budget, each Party shall furnish to Operator and the other Parties any comments, suggestions, or proposed amendments it may have for the proposed Development Plan.

Within sixty (60) Days after receipt of the proposed Development Plan and associated proposed development Work Program and Budget, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify (if appropriate) and then either approve or reject the proposed Development Plan (including any proposed modifications) and the associated first annual (or multi-year) Work Program and Budget.

6.3(C)    If the Operating Committee determines that the Discovery is a Commercial Discovery and approves the corresponding Development Plan, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Contract and take such other steps as may be required under the Contract to secure approval of the Development Plan and associated development Work Program and Budget for the first Calendar Year by the Government. In the event the Government requires changes in the Development Plan and associated development Work Program and Budget for the first Calendar Year, then Operator shall promptly notify the Parties of the Government’s proposed changes and may submit a revised Development Plan and associated development Work Program and Budget for the first Calendar Year to the Operating Committee for further consideration.

6.3(D)   If the Development Plan is approved by the Government, the associated development Work Program and Budget for the first Calendar Year shall be incorporated into and form part of the then current annual Work Program and Budget. Operator shall periodically review the Development Plan and development Work Program and Budget and propose amendments as may be prudent, and the Operating Committee shall consider, modify (if necessary), and approve or reject those proposed amendments under Article 4.9.

6.4                         PRODUCTION

6.4(A)   At least one hundred eighty (180) Days before first commercial production, Operator shall deliver to the Parties a proposed production Work Program and Budget that shall in addition to the information required under Article 6.1(C) contain the projected production schedule for the remainder of the Calendar Year in which first commercial production begins and, if fewer than six (6) Months remain in the current Calendar Year, for the next Calendar Year. At least sixty (60) Days prior to the annual submittal date pursuant to the Contract, Operator shall deliver to the Parties a proposed production Work Program and Budget that shall in addition to the information required under Article 6.1(C) contain the projected production schedule for the next Calendar Year and if required under the Contract and/or this Agreement Decommissioning plans including estimated costs of Decommissioning.

6.4(B)   Within thirty (30) Days after receipt of the proposed production Work Program and Budget, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify (if appropriate) and then either approve or reject the proposed production Work Program and Budget.

6.4(C)   If the Operating Committee approves the production Work Program and Budget, Operator shall, as soon as possible, take such steps as may be required under the Contract to secure approval of such production Work Program and Budget by the Government. Approval of a production Work Program and Budget by the Operating Committee shall authorize Operator to submit such Work Program and Budget to the Government for approval (if required) under the Contract. If the Government requests changes to such production Work Program and Budget Year as a condition to granting its approval under the Contract, then Operator shall promptly notify the Parties of the Government’s proposed changes and shall submit a revised production Work Program and Budget to the Operating Committee for further consideration.

6.4(D)   If a production Work Program and Budget is not approved by the Operating Committee before the date by which approval is required under the Contract, Operator may submit to the Government a Work Program and Budget for the applicable Calendar Year, setting out those Joint Operations that are:

(1)           consistent with the scope of, and not in conflict with, the commitments of a previously approved Development Plan; and

(2)           necessary to keep the Contract in full force and effect and meet the commitments of a previously approved Development Plan that are required to be carried out during the relevant Calendar Year.

6.5                         DECOMMISSIONING

6.5(A)   Operator shall deliver an estimated Decommissioning Work Program and Budget with the delivery of each draft Development Plan under Article 6.3(A). At least one hundred and eighty (180) Days before the end of the Calendar Year that immediately precedes the Calendar Year in which Operator forecasts it will begin making cash calls for Decommissioning, Operator shall deliver to the Parties a revised draft Decommissioning Work Program and Budget along with reasonable and necessary supporting information.

6.5(B)   Within thirty (30) Days after receipt of the proposed Decommissioning Work Program and Budget, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify (if appropriate), and then either approve or reject the proposed Decommissioning Work Program and Budget.

6.5(C)   If the Operating Committee approves the Decommissioning Work Program and Budget, Operator shall, as soon as possible, take such steps as may be required under the Contract to secure approval of such Decommissioning Work Program and Budget by the Government. If the Government requests changes to such Decommissioning Work Program and Budget Year as a condition to granting its approval under the Contract, then Operator shall promptly notify the Parties of the Government’s proposed changes and may submit a revised Decommissioning Work Program and Budget to the Operating Committee for further consideration. Approval of a Decommissioning Work Program and Budget by the Operating Committee shall authorize Operator to submit such Work Program and Budget to the Government for approval (if required) under the Contract.

6.5(D)   If a Decommissioning Work Program and Budget is not approved by the Operating Committee before the date by which approval is required under the Contract, Operator may submit to the Government a Work Program and Budget for the applicable Calendar Year, setting out those Joint Operations that are necessary to keep the Contract in full force and effect and meet the commitments of a previously approved Development Plan that are required to be carried out during the relevant Calendar Year.

6.6                         CONTRACT AWARDS

Subject to the Contract, Operator shall award each contract for Joint Operations on the following basis (the amounts stated are in thousands of U.S. dollars):

Procedure A	Procedure B	Procedure C
0 to 500	>500 to 2,000	> 2,000

Procedure A

6.6(A)   Operator shall award the contract to the best qualified contractor as determined by cost, quality and ability to perform the contract properly, on time, within budgeted cost, and in compliance with applicable legal and contractual requirements, without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of Operator exceeding U.S. dollars one hundred thousand (U.S. $100,000), Operator shall obtain the approval of the Operating Committee.

Procedure B

6.6(B)   Operator shall:

(1)           Provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

(2)           Add to the tender list any entity whom a Party reasonably requests to be added within seven (7) Days of receipt of such list;

(3)           Complete the tendering process within a reasonable period of time;

(4)           Inform the Parties prior to awarding the contract, of the entities to whom the contract will be awarded, provided that before awarding contracts to Affiliates of Operator, which exceed U.S. dollars one hundred thousand (U.S. $100,000), Operator shall obtain the approval of the Operating Committee;

(5)           Circulate to the Parties a competitive bid analysis stating the reasons for the choice made; and

(6)           Upon the request of a Party, provide such Party with a copy of the final version of the contract.

Procedure C

6.6(C)   Operator shall:

(1)           Provide the Parties with a list of the entities whom Operator proposes to invite to tender for the contract;

(2)           Add to such list any entity whom a Party reasonably requests to be added within seven (7) Days of receipt of the tender list;

(3)           Prepare and dispatch the tender documents to the entities on the tender list and other Parties;

(4)           After the expiration of the period allowed for tendering, consider and analyze the details of all bids received;

(5)           Prepare and circulate to the Parties a competitive bid analysis, stating the recommendation of Operator as to the entity to whom the contract should be awarded, the reasons for the recommendation, and the technical, commercial and contractual terms to be agreed upon;

(6)           obtain the approval of the Operating Committee to the recommended bid, including bid assessment and award criteria; and

(7)           upon the request of a Party, provide such Party with a copy of the final version of the contract.

6.7                         AUTHORIZATION FOR EXPENDITURE (“AFE”) PROCEDURE

6.7(A)   Prior to incurring any commitment or expenditure for a Joint Operation which commitment or expenditure is estimated to be in excess of U.S. dollars one hundred thousand (U.S. $100,000) for any line item in an approved Work Program and Budget, Operator shall send to each Party an AFE containing Operator’s best estimate of the total funds required to carry out such work, the estimated timing of commitments and/or expenditures, and any other necessary supportive information.

6.7(B)    Any AFE for work subject to the AFE procedure in Article 6.7(A), that when aggregated with all other commitments and expenditures with respect to the corresponding line item(s) of an approved Work Program and Budget, are less than the limits set out in Article 6.8(A), shall be for informational purposes only. Before incurring any commitments or making any expenditures for work subject to the AFE procedure in Article 6.7(A) that when aggregated with all other commitments and expenditures with respect to the corresponding line item(s) of an approved Work Program and Budget, are more than the limits set out in Article 6.8(A), Operator shall submit a supplemental AFE for such corresponding to the line item(s) for approval by the Operating Committee. A Party may vote to disapprove a supplemental AFE issued under this Article only if (i) the proposed terms of any third party contract described in the supplemental AFE do not approximate fair market terms; or (ii) in such Party’s good faith opinion, any material technical specifications contained in the supplemental AFE that are not in the approved Work Program and Budget are imprudent or are not supported by the known data about the formations being drilled.

A Party’s vote shall be considered a vote to approve the supplemental AFE unless the Party specifically describes one or more of the two reasons listed above as the basis for its vote of disapproval. If the Operating Committee approves a supplemental AFE for an expenditure or commitment within the applicable time period under Article 4.12(A), the Work Program and Budget shall, subject to obtaining any necessary consent required under the Contract, be deemed to be revised accordingly and Operator shall be authorized to enter into such commitment or incur such expenditure and conduct the corresponding Joint Operation under this Agreement; provided that no revised Work Program and Budget may provide for Appraisal Operations that exceed the scope of, or conflict with, any previously approved Appraisal Plan, and/or provide for Development Operations that exceed the scope of, or conflict with, any previously approved Development Plan, unless such previously approved plans, programs and budgets are amended at or before the adoption of the supplemental AFE. If the Operating

Committee fails to approve a supplemental AFE for a commitment or expenditure within the applicable time period, the corresponding Joint Operation shall be deemed rejected. Operator shall promptly notify the Parties if the proposed Joint Operation has been rejected, and, subject to Article 7, any Party may afterwards propose to conduct the operation as an Exclusive Operation under Article 7. If a Joint Operation is rejected under this Article 6.7(B) or an operation is approved for differing amounts than those provided for in the applicable line items of the approved Work Program and Budget, the Work Program and Budget shall, subject to obtaining any necessary consent required under the Contract, be deemed to be revised accordingly; provided that no revised Work Program and Budget may provide for Appraisal Operations that exceed the scope of, or conflict with, any previously approved Appraisal Plan, and/or provide for Development Operations that exceed the scope of, or conflict with, any previously approved Development Plan, unless such previously approved plans, programs and budgets are amended at or before the adoption of the supplemental AFE.

6.7(C)   Each AFE furnished by Operator shall:

(1)           Identify the corresponding Joint Operation by specific reference to the applicable line items in the Work Program and Budget;

(2)           Describe the Joint Operation in detail;

(3)           Contain Operator’s best estimate of the total commitments and expenditures required to carry out such Joint Operation;

(4)           Outline the proposed work schedule;

(5)           Provide a forecast schedule of commitments and expenditures, if known; and

(6)           Be accompanied by such other supporting information as is necessary for an informed decision, or as may be requested by a Party.

6.8                         OVEREXPENDITURES OF WORK PROGRAMS AND BUDGETS

6.8(A)   For commitments and expenditures with respect to any line item of an approved Work Program and Budget, Operator shall be entitled to incur in connection with the corresponding Joint operation without further approval of the Operating Committee a combined over-commitment and over-expenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that the cumulative total of all over-commitments and over-expenditures for a Calendar Year shall not exceed five percent (5%) of the total annual Work Program and Budget in question.

6.8(B)    At such time Operator reasonably estimates that the total amount of the commitments and expenditures actually incurred plus the commitments to be incurred with respect to such line item exceeds the limits of Article 6.8(A), Operator shall furnish to the Operating Committee a reasonably detailed estimate of the total commitments and expenditures required to carry out the Joint Operation corresponding to such line item, together with supporting information.

(1)          Within thirty (30) Days after receipt of such proposal, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify (if appropriate), and then either approve or reject the proposed revised Work Program and Budget (including any agreed modifications); provided that no revised Work Program and Budget may provide for Appraisal Operations that exceed the scope of, or conflict with, any previously approved Appraisal Plan, and/or provide for Development Operations that exceed the scope of, or conflict with, any previously approved Development Plan, unless such previously approved plans, programs, and budgets are amended at or before the adoption of the revised Work Program and Budget.

(2)          If the Operating Committee approves the revised Work Program and Budget, Operator shall, as soon as possible, take such steps as may be required under the Contract to secure approval of such revised Work Program and Budget by the Government. If the Government requires changes to such revised Work Program and Budget Year as a condition to granting its approval under the Contract, then Operator shall resubmit the proposed changes to the revised Work Program and Budget to the Operating Committee for further consideration.

6.8(C)   Pending approval of the Operating Committee (and the Government, if applicable) to any such over-commitment or over-expenditure Operator:

(1)             shall not be authorized and shall not make any commitment with respect to such line item; and

(2)             shall use all reasonable endeavors to mitigate any overexpenditure with respect to such line item.

Operator shall promptly give notice of the amounts of over-commitments and over-expenditures when actually incurred.

6.8(D)   The requirements contained in this Article 6 shall be without prejudice to the rights and duties of Operator to make immediate expenditures, incur commitments and/or take actions for emergencies under Article 5.2(B)(14); provided that Operator shall promptly report the particulars of the emergency to the Parties, together with the future actions it intends to take and its estimate of the cost of expenditures and commitments incurred or to be incurred. As soon as practicable, Operator shall submit any necessary budget revision concerning such emergencies to the Operating Committee for approval and incorporation into the relevant Work Program and Budget.

ARTICLE 7 - OPERATIONS BY LESS THAN ALL PARTIES

7.1                         LIMITATION ON APPLICABILITY

7.1(A)   No operations may be conducted in furtherance of the Contract except as Joint Operations under Article 5 or as Exclusive Operations under this Article 7. No Exclusive Operation shall be conducted (other than the tie-in of Exclusive Operation facilities with existing production facilities pursuant to Article 7.9), which conflicts with a previously approved Joint Operation, or with a previously approved Exclusive Operation.

7.1(B)    Operations which are required to fulfill the Minimum Work Obligations, except exploration activities pledged pursuant to Article 11.3, must be proposed and conducted as Joint Operations under Article 5 and may not be proposed or conducted as Exclusive Operations under this Article 7. Except for Exclusive Operations relating to Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompletions or Reworking of a well originally drilled to fulfill the Minimum Work Obligations or the Carry Obligations, except exploration activities pledged pursuant to Article 11.3, no Exclusive Operations may be proposed or conducted until (a) the Minimum Work Obligationsare fulfilled and (b) the earlier of the date the Carry Obligations are fulfilled and April 1, 2014.

7.1(C)    No Party may propose or conduct an Exclusive Operation under this Article 7, unless and until such Party has properly exercised its right to propose an Exclusive Operation pursuant to Article 4.13, or is entitled to conduct an Exclusive Operation pursuant to Article 10.

7.1(D)   Any operation that may be proposed and conducted as a Joint Operation, other than operations pursuant to an approved Development Plan or included in a Minimum Work Program, may be proposed and conducted as an Exclusive Operation, subject to the terms of this Article 7.

7.2                         PROCEDURE TO PROPOSE EXCLUSIVE OPERATIONS

7.2(A)   Subject to Article 7.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties, other than Non-Consenting Parties who have relinquished their rights to participate in such operation pursuant to Article 7.4(B) or Article 7.4(F) and have no option to reinstate such rights under Article 7.4(C). Such notice shall specify that such operation is proposed as an Exclusive Operation, and shall include the work to be performed, the location, the objectives, and estimated cost of such operation.

7.2(B)    Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

(1)          For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework related to Urgent Operational Matters, any such Party wishing to exercise such right must so notify Operator and the proposing Party within twenty-four (24) hours after receipt of the notice proposing the Exclusive Operation.

(2)          For proposals to develop a Discovery, any Party wishing to exercise such right must so notify Operator and the Party proposing to develop within sixty (60) Days after receipt of the notice proposing the Exclusive Operation.

(3)          For all other proposals, any such Party wishing to exercise such right must so notify Operator and the proposing Party within ten (10) Days after receipt of the notice proposing the Exclusive Operation;

7.2(C)    Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

7.2(D)    If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation. Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

7.2(E)    If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

(1)           Immediately after the expiration of the applicable notice period set out in Article 7.2(B), Operator shall notify all Parties of the names of the Consenting Parties and the recommendation of the proposing Party as to whether the Consenting Parties should proceed with the Exclusive Operation.

(2)           Concurrently, Operator shall request the Consenting Parties to specify the Participating Interest each Consenting Party is willing to bear in the Exclusive Operation.

(3)           Within twenty-four (24) hours after receipt of such notice, each Consenting Party shall respond to Operator stating that it is willing to bear a Participating Interest in such Exclusive Operation equal to:

(a)           Only its Participating Interest as stated in Article 3.2(A);

(b)           A fraction, the numerator of which is such Consenting Party’s Participating Interest as stated in Article 3.2(A) and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3.2(A); or

(c)           The total of its Participating Interest as contemplated by Article 7.2(E)(3)(b) plus all or any part of the difference between one hundred percent (100%) and the total of the Participating Interests subscribed by the other Consenting Parties. Any portion of such difference subscribed for by more than one Party shall be distributed to each subscriber on a pro-rata basis.

(4)           Any Consenting Party failing to advise Operator within the response period set out above shall be deemed to have elected to bear the Participating Interest set out in Article 7.2(E)(3)(b) as to the Exclusive Operation.

(5)           If within the response period set out above, the Consenting Parties subscribe less than one hundred percent (100%) of the Participating Interest in the Exclusive Operation, the Party proposing such Exclusive Operation shall be deemed to have withdrawn its proposal for the Exclusive Operation, unless within twenty-four (24) hours of the expiry of the response period set out in Article 7.2(E)(3), the proposing Party notifies the other Consenting Parties that the proposing Party shall bear the unsubscribed Participating Interest.

(6)           If one hundred percent (100%) subscription to the proposed Exclusive Operation is obtained, Operator a shall promptly notify the Consenting Parties of their Participating Interests in the Exclusive Operation.

(7)           As soon as any Exclusive Operation is fully subscribed pursuant to Article 7.2(E)(6) Operator (subject to Article 7.10(D)), shall commence such Exclusive Operation as promptly as practicable and conduct it with due diligence in accordance with this Agreement.

(8)           If such Exclusive Operation has not been commenced within ninety (90) Days or five (5) Days if a drilling rig is standing by on location (excluding any extension specifically agreed by all Parties or allowed by the force majeure provisions of Article 16 after the date of the notice given by Operator under Article 7.2(E)(6), the right to conduct such Exclusive Operation shall terminate. If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with Article 4, as if no proposal to conduct an Exclusive Operation had been previously made.

7.3                         RESPONSIBILITY FOR EXCLUSIVE OPERATIONS

7.3(A)           The Consenting Parties shall bear in accordance with the Participating Interests agreed under Article 7.2(E) the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non-Consenting Parties from any and all costs and liabilities incurred incident to such Exclusive Operation (including Consequential Loss and Environmental Loss) but excluding costs and liabilities for which the Operator or Technical Operations Manager is solely responsible under Article 5.6 and shall keep the Area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation.

7.3(B)    Notwithstanding Article 7.3(A), each Party shall continue to bear its Participating Interest share of the cost and liability incident to the operations in which it participated, including plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

7.4                         CONSEQUENCES OF EXCLUSIVE OPERATIONS

7.4(A)    With regard to any Exclusive Operation, for so long as a Non-Consenting Party has the option under Article 7.4(C) to reinstate the rights it relinquished under Article 7.4(B), such Non-Consenting Party shall be entitled to have access concurrently with the Consenting Parties to all data and other information relating to such Exclusive Operation other than data obtained in an Exclusive Operation for the purpose of acquiring G & G Data. If a Non-Consenting Party desires to receive and acquire the right to use such G & G Data, then such Non-Consenting Party shall have the right to do so by paying to the Consenting Parties its Participating Interest share as set out in Article 3.2(A) of the cost incurred in obtaining such G & G Data.

7.4(B)    Subject to Article 7.4(C), each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to exclusively own, in proportion to their respective Participating Interests in any Exclusive Operation:

(1)           All of each such Non-Consenting Party’s right:

(a)           to participate in further operations to drill, Deepen, Recomplete, Rework, Sidetrack, Test in the well, or Deepened or Sidetracked portion of a well, in which the Exclusive Operation was conducted; and

(b)           under the Contract to take and dispose of Hydrocarbons produced and saved from the well, or from a Deepened or Sidetracked portion of a well, in which the Exclusive Operation was conducted; and

(2)           All of each such Non-Consenting Party’s right to:

(a)           participate in any Discovery made during such Exclusive Operation;

(b)           participate in any Discovery appraised under an Appraisal Plan conducted in the course of such Exclusive Operation; and

(c)           take and dispose of Hydrocarbons produced and saved from any Appraisal Well or Development Well drilled during such Exclusive Operation.

7.4(C)    A Non-Consenting Party shall have only the following options to reinstate the rights it relinquished pursuant to Article 7.4(B):

(1)           If the Consenting Parties decide to appraise a Discovery made in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non-Consenting Party the approved appraisal program. For fifteen (15) Days (or twenty four (24) hours for Urgent Operational Matters) from receipt of such appraisal program, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such appraisal program. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the expense and liability of such appraisal program, to pay the lump sum amount as set out in Article 7.5(A) and to pay the Cash Premium set out in Article 7.5(B);

(2)           If the Consenting Parties decide to develop a Discovery made or appraised in the course of an Exclusive Operation, the Consenting Parties shall submit to the Non-Consenting Parties a Development Plan substantially in the form intended to be submitted to the Government under the Contract. For thirty (30) Days from receipt of such Development Plan or such lesser period of time prescribed by the Contract, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such Development Plan. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to (i) bear its Participating Interest share of the liability and expense of such Development Plan and such future operating and producing costs; and (ii) to pay the lump sum amount as set out in Article 7.5(A); and (iii) to pay, at the choice of the Non-Consenting Party exercising such option, either the Cash Premium set out in Article 7.5 (B) or the In Kind Premium set out in Article 7.5(C);

(3)           When the Consenting Parties initiate first commercial production from a Discovery developed as an Exclusive Operation, the Consenting Parties shall submit to the Non-Consenting Parties the Development Plan approved under the Contract together with a detailed statement of the costs incurred implementing the Development Plan for such Discovery. For thirty (30) Days from the date of first commercial production, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such Development. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to (i) bear its Participating Interest share of the liability and expense of future Development, operating and producing costs; and (ii) to pay the lump sum amount as set out in Article 7.5(A) and (iii) to pay, at the choice of the Non-Consenting Party exercising such option, either the Cash Premium set out in Article 7.5(B) or the In Kind Premium set out in Article 7.5(C);

(4)           If the Consenting Parties decide to Deepen, Complete, Sidetrack, Plug Back or Recomplete an Exclusive Well and such further operation was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non-Consenting Parties the approved AFE for such further operation. For fifteen (15) Days (or twenty four (24) hours for Urgent Operational Matters) from receipt of such AFE, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such operation. The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such further operation, to pay the lump sum amount as set out in Article 7.5(A) and to pay the Cash Premium set out in Article 7.5(B);

A Non-Consenting Party shall not be entitled to reinstate its rights in any other type of operation.

7.4(D)   If a Non-Consenting Party does not properly and in a timely manner exercise such option to reinstate, including paying in a timely manner in accordance with Article 7.5 all amounts due to the Consenting Parties, such Non-Consenting Party shall have forfeited the options as set out in Article 7.4(C) and the right to participate in the proposed program, unless such program, plan or operation is materially modified or expanded (in which case a new notice and option shall be given to such Non-Consenting Party under Article 7.4(C)).

7.4(E)    A Non-Consenting Party that wishes to exercise its option under Article 7.4(C) shall notify the Consenting Parties that it agrees to bear its share of the liability and expense of such appraisal program, Development Plan or further operation, as the case may be, and to reimburse the amounts set out in Articles 7.5(A) and 7.5(B) that such Non-

Consenting Party had not previously paid. A Non-Consenting Party shall become a Consenting Party with regard to an Exclusive Operation at such time as the Non-Consenting Party gives notice pursuant to Article 7.4(C); provided that such Non-Consenting Party shall in no way be deemed to be entitled to any lump sum amount Cash Premium paid incident to such Exclusive Operation. The Participating Interest of such Non-Consenting Party in such Exclusive Operation shall be its Participating Interest set out in Article 3.2(A). The Consenting Parties shall contribute to the Participating Interest of the Non-Consenting Party in proportion to the incremental Participating Interest that each agreed to bear under Article 7.2(E). If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation pursuant to Article 5.

7.4(F)    Subject to the Contract, if after the expiry of the period in which a Non-Consenting Party may exercise its option to participate in a Development Plan the Consenting Parties desire to proceed, then the Party proposed by the Consenting Parties to act as operator for such development, shall give notice to the Government under the appropriate provision of the Contract requesting a meeting to advise the Government that the Consenting Parties consider the Discovery to be a Commercial Discovery. Following such meeting such proposed operator for such development shall apply for a Field Exploitation Area (if applicable in the Contract). Unless the Development Plan is materially modified or expanded prior to the commencement of operations under such plan (in which case a new notice and option shall be given to the Non-Consenting Parties under Article 7.4(C)), each Non-Consenting Party to such Development Plan shall:

(1)           If the Contract so allows, elect not to apply for an Field Exploitation Area covering such development and forfeit all interest in such Field Exploitation Area, or

(2)           If the Contract does not so allow, be deemed to have:

(a)           Elected not to apply for an Field Exploitation Area covering such development;

(b)           Forfeited all economic interest in such Field Exploitation Area;

(c)           Assumed a fiduciary duty to exercise its legal interest in such Field Exploitation Area for the benefit of the Consenting Parties.

In either case such Non-Consenting Party shall be deemed to have withdrawn from this Agreement to the extent it relates to such Field Exploitation Area, even if the Development Plan is modified or expanded subsequent to the commencement of operations under such Development Plan and shall be further deemed to have forfeited any right to participate in the construction and ownership of facilities outside such Field Exploitation Area designated solely for the use of such Field Exploitation Area.

7.5                         PREMIUM TO PARTICIPATE IN EXCLUSIVE OPERATIONS

7.5(A)    Within thirty (30) Days of the exercise of its option under Article 7.4(C), each such Non-Consenting Party shall pay in immediately available funds to the Consenting Parties that took the risk of such Exclusive Operations (in proportion to the incremental Participating Interest that each agreed to bear under Article 7.2(E) in such Exclusive Operation in which such Non-Consenting Party is reinstating its rights) a lump sum amount payable in the currency designated by such Consenting Parties. Such lump sum amount shall be equal to such Non-Consenting Party’s Participating Interest share of all liabilities and expenses, including overhead, that were incurred in every Exclusive Operation relating to the Discovery, or well, as the case may be, in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

7.5(B)    In addition, if a Cash Premium is due, then within thirty (30) Days of the exercise of its option under Article 7.4(C) each such Non-Consenting Party shall pay in immediately available funds, in the currency designated by the Consenting Parties who took the risk of such Exclusive Operations, to the Consenting Parties (in proportion to Participating Interests that each agreed to bear under Article 7.2(E) in such Exclusive Operations in which such Non-Consenting Party is reinstating its rights) a Cash Premium equal to the total of:

(1)           Two Hundred percent (200%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operations relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well which made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party; plus

(2)           Two Hundred percent (200%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operations relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well which made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

7.5(C)    In addition, if an In Kind Premium is due, each Non-Consenting Party exercising its option under Article 7.4(C), shall be deemed to grant to the Consenting Parties, and the Consenting Parties, in proportion to their Participating Interests, shall be deemed to accept an In Kind Premium, until such time as the In Kind Premium has been fully satisfied. The In Kind Premium shall be the right to own, take in kind and separately dispose of Hydrocarbons produced out of one hundred percent (100%) of the Non-Consenting Party’s Entitlement to future production from the Field Exploitation Area for the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B); provided that if under the Contract and/or

Laws/Regulations the Non-Consenting Party would be liable for the payment of royalties, taxes or other governmental charges attributable such Entitlement, then the percentage of such Non-Consenting Party’s Entitlement allocated to satisfaction of the In-Kind Premium shall be reduced to the extent necessary to enable such Non-Consenting Party to pay such royalties, taxes and other governmental charges when due. The value in U.S. Dollars of the In Kind Premium shall equal a total of:

(1)           Two Hundred percent (200%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses, including overhead, that were incurred in any Exclusive Operations relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal Well(s) which delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party; plus

(2)           Three Hundred percent (300%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operations relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Development Well(s) and facilities used to develop and/or produce the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

7.5(D)    The In Kind Premium shall be deemed fully satisfied when the aggregate value (determined in U.S. Dollars in accordance with Article 7.5(E) below) of the Hydrocarbons received by the Consenting Parties as In Kind Premium equals the sum of the amounts calculated in U.S. Dollars pursuant to Article 7.5(C)). After such satisfaction the Consenting Parties’ right to receive such In Kind Premium shall terminate, and such Non-Consenting Party shall own, take and dispose of its Entitlement from such Field Exploitation Area. Production from other fields standing by in the Contract Area, outside such Field Exploitation Area shall not be used to satisfy the In Kind Premium. Any obligation of the Non-Consenting Party to satisfy the In Kind Premium shall terminate with the cessation of production from the Field Exploitation Area (or well, as the case may be) which the In Kind Premium encumbers, and in such event, no cash payment, in lieu of production, shall be due from the Non-Consenting Party for the unsatisfied balance of the In Kind Premium.

7.5(E)    Within ninety (90) Days after the Completion of any Exclusive Operation, the Operator shall furnish to each Non-Consenting Party that has granted an In Kind Premium in respect of such Exclusive Operation an inventory of the equipment in and connected to the well, and an itemized statement of the cost of such Exclusive Operation, including equipping the well for production. Each Calendar Quarter during the period of satisfying an In Kind Premium, Operator shall furnish to the Non-Consenting Parties that have granted such In Kind Premium an itemized statement of all costs and liabilities incurred in the Exclusive Operation(s), establishing the value of such In Kind Premium together with a statement of the quantity of Hydrocarbons produced to satisfy such In Kind

Premium and the amount of proceeds realized from the sale of such production during the preceding Calendar Quarter.

7.5(F)    For the purpose of determining satisfaction of the In Kind Premium, the value of the Hydrocarbons received by a Consenting Party as In Kind Premium shall be the weighted average price which such Consenting Party receives from the sale of such Hydrocarbons to non-affiliated purchasers, in arms-length transactions. For sales to Affiliates, the price so used shall be the price at which Hydrocarbons of a similar grade, gravity and quality (adjusted for differentials in accordance with regularly established practice) were sold generally on world markets, during the particular period of sale, in free and fair arms-length transactions, with due adjustments being made for differing geographical locations. Notwithstanding the fact that royalty or any other payment obligation to the Government is based on an “official” or “Government” stated price, the price used for calculation of the satisfaction of the In Kind shall be the price determined in accordance with this Article 7.5(E).

(1)           In determining the quantity of Hydrocarbons produced for purposes of the In Kind Premium, the Consenting Parties shall use the quantity fiscalized and upon which Royalties are paid to PeruPetro and, if unavailable, industry accepted methods such as but not limited to metering or periodic well tests.

(2)           During the period of time Consenting Parties are entitled to an In Kind Premium, such Consenting Parties shall be responsible for the payment of all royalties, charges, taxes, and all other burdens established by Contract directly related to such In Kind Premium.

(3)           Any amount realized from the sale or other disposition of equipment, which was acquired in connection with an Exclusive Operation, shall be credited against the satisfaction of the In Kind Premium.

(4)           On satisfaction of the In Kind Premium, the right of such Non-Consenting Party to own, take In Kind and separately dispose of its Entitlement granted under Article 7.5(C), shall be reinstated automatically as of 7:00 a.m. on the Day following the Day on which such satisfaction occurs.

(5)           Notwithstanding anything contained herein to the contrary, the Non-Consenting Party electing to reinstate its Participating Interest in accordance with Article 7.4 and 7.5 may prepay all or a portion of any amounts owing in respect of the In Kind Premium in cash at any time.

7.6                         ORDER OF PREFERENCE OF OPERATIONS

7.6(A)    Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days, or twenty-four (24) hours for Urgent Operational Matters, from receipt of the proposal for the Exclusive Operation, to deliver to all Parties entitled to participate in the proposed operation such Party’s alternative proposal. Such alternative proposal shall contain the information required under Article 7.2(A).

7.6(B)    Each Party receiving such proposals shall elect by delivery of notice to Operator within the appropriate response period set out in Article 7.2(B) to participate in one of the competing proposals. Any Party not notifying Operator and the proposing Parties within the response period shall be deemed to have voted against the proposal.

7.6(C)    The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals. In the case of a tie vote, then

(1)           with respect to Joint Operations delegated to Technical Operations Manager under the Operating Services Agreement Technical Operations Manager shall choose between those competing proposals; and

(2)           with respect to Joint operations not delegated to Technical Operations Manager under the Operating Services Agreement Operator shall choose between those competing proposals.

Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days of the end of the response period, or twenty-four (24) hours for Urgent Operational Matters.

7.6(D)    Each Party shall then have two (2) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of such notice to elect by delivery of notice to Operator and the proposing Parties whether such Party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Article 7.4(B). Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

7.7                         STAND-BY COSTS

7.7(A)    When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party’s notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Article 7.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed. Stand by costs incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating Interests, regardless of whether such Exclusive Operation is actually conducted.

7.7(B)    If a further operation in a well or related to Urgent Operational Matters is proposed while the drilling rig to be utilized is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Article 7.2(B)(1) within which to respond by notifying Operator that such Party agrees to bear all stand by costs and other costs incurred during such extended response period. Operator may require such Party to pay the estimated stand by costs in advance as a condition to extending the response period. If more than one Party requests such additional time to respond to the notice, stand by costs shall be allocated between such Parties on a Day-to-Day basis in proportion to their Participating Interests.

7.8                         USE OF PROPERTY

7.8(A)    When applicable, the Parties participating in an Exclusive Operation under this Agreement shall be permitted to use, at their own risk but free of cost, all casing, tubing and other equipment in the well that is not needed for operations by the owners of the wellbore, but the ownership of all such equipment shall remain unchanged. On abandonment of a well in which operations with differing participation have been conducted, the Parties abandoning the well shall account for all equipment in the well to the Parties owning such equipment by tendering to them their respective Participating Interest shares of the value of such equipment less the cost of salvage.

7.8(B)    No Party (whether owning interests in the platform or not) shall be permitted to use spare slots in a platform constructed pursuant to this Agreement without the prior written consent of all platform owners, which shall not be unreasonably withheld, for purposes of (i) drilling Exploration Wells and/or Appraisal Wells and running tests in the Contract Area and (ii) running production from such wells in the event they are successful (except production resulting from initial well tests).

7.8(C)    No Party may drill Development Wells from the platform without the prior written consent of all platform owners, which shall not be unreasonably withheld. If all owners of the platform participate in the drilling of a well, then no fee shall be payable under this Article 7.8 (C). Otherwise, each time a well is drilled from a platform, the Consenting Parties in the well shall pay to the owners of the platform until all wells drilled by such Parties have been plugged and abandoned a monthly fee equal to (1) that portion of the total cost of the platform (including costs of material, fabrication, transportation and installation), divided by the number of months of useful life established for the platform under the tax law of the host country, that one well slot bears to the total number of slots on the platform plus (2) that proportionate part of the monthly cost of operating, maintaining and financing the platform that the well drilled under this Article 7.8(C) bears to the total number of wells served by such platform. Consenting Parties who have paid to drill a well from a platform under this Article 7.8(C) shall be entitled to Deepen or Sidetrack that well for no additional charge if done prior to moving the drilling rig off of location.

7.8(D)    Spare capacity in equipment that is constructed pursuant to this Agreement and used for processing or transporting oil and gas after it has passed through primary separators and dehydrators (including without limitation treatment facilities, gas processing plants and pipelines) shall be available for use by any Party for Hydrocarbons production from the Area on the terms set forth below. All Parties desiring to use such equipment shall nominate capacity in such equipment on a monthly basis by notice to Operator at least ten (10) days prior to the beginning of each month. Operator may nominate capacity for the owners of the equipment if they so elect. If at any time the capacity nominated exceeds the total capacity of the equipment, the capacity of the equipment shall be allocated in the following priority: (1) first, to the owners of the equipment up to their respective Participating Interest shares of total capacity, (2) second, to the owners of the equipment desiring to use capacity in excess of their Participating Interest shares, in proportion to the Participating Interest of each such Party and (3) third, to Parties not owning interests in the equipment, in proportion to their Participating Interests in the Agreement. Owners of the equipment shall be entitled to use up to their Participating Interest share of total capacity without payment of a fee under this Article 7.8(D). Otherwise, each Party using equipment pursuant to this Article 7.8(D) shall pay to the owners of the equipment monthly throughout the period of use an arm’s-length fee based upon third party charges for similar services in the vicinity of the Area. If no arm’s-length rates for such services are available, then the Party desiring to use equipment pursuant to this Article 7.8(D) shall pay to the owners of the equipment a monthly fee equal to (1) that portion of the total cost of the equipment, divided by the number of months of useful life established for such equipment under the tax law of the host country, that the capacity made available to such Party on a fee basis under this Article 7.8(D) bears to the total capacity of the equipment plus (2) that portion of the monthly cost of maintaining, operating and financing the equipment that the capacity made available to such Party on a fee basis under this Article 7.8(D) bears to the total capacity of the equipment.

7.8(E)    Payment for the use of equipment under Articles 7.8(B), (C) or (D) shall not result in an acquisition of any additional interest in the equipment or platform by the paying Parties. However, such payments shall be included in the costs which the paying Parties are entitled to recoup under Article 7.5.

7.8(F)    Parties electing to use spare capacity in equipment pursuant to Articles 7.8(B), (C) or (D) shall indemnify the owners of the equipment or platform against any and all costs and liabilities incurred as a result of such use (including any Consequential Loss and Environmental Loss), but excluding costs and liabilities for which the Operator or Technical Operations Manager are solely responsible under Article 5.6.

7.9                         SPECIAL CONSIDERATION

If, during the tie-in of Exclusive Operation facilities with the existing production facilities of another operation, the production of Hydrocarbons from such other pre-existing operations is temporarily lessened as a result, then the Consenting Parties shall compensate the parties to such existing operation for such loss of production in the following manner. Operator shall determine the amount by which each Day’s production during the tie-in of Exclusive Operation facilities falls below the previous month’s average daily production from the existing production facilities of such operation. The so-determined amount of lost production shall be recovered by all Parties who experienced such loss in proportion to their respective Participating Interest. Upon completion of the tie-in, such lost production shall be recovered in full by Operator deducting up to one hundred percent (100%) of the production from the

Exclusive Operation, prior to the Consenting Parties being entitled to receive any such production.

7.10        CONDUCT OF EXCLUSIVE OPERATIONS

7.10(A)

Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Contract.

7.10(B)

The computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

7.10(C)

Operator shall maintain separate books, financial records and accounts for Exclusive Operations, which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure. Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such Exclusive Operations.

7.10(D)

Operator, if it is conducting an Exclusive Operation for the Consenting Parties, regardless of whether it is participating in that Exclusive Operation, shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Exclusive Operations conducted by it.

ARTICLE 8 - DEFAULT

8.1          DEFAULT AND NOTICE

8.1(A)

Any Party that fails to pay when due its Participating Interest share of Joint Account expenses, including cash advances and interest, as well as any Carry Obligation, or fails to obtain and maintain any Security required of such Party under the Contract or this Agreement, shall be in default under this Agreement (a “Defaulting Party”). Operator, or any non-defaulting Party in the case Operator is the Defaulting Party, shall promptly give written notice of such default to the Defaulting Party and each of the non-defaulting Parties (the “Default Notice”). The amount not paid by the Defaulting Party shall bear interest from the date due until paid in full at the Agreed Interest Rate.

8.1(B)

For the purposes of this Article 8, “Default Period” means the period beginning five (5) Business Days from the date that the Default Notice is issued in accordance with this Article 8.1 and ending when all the Defaulting Party’s defaults pursuant to this Article 8.1 have been remedied in full.

8.2          OPERATING COMMITTEE MEETINGS AND DATA

8.2(A)

During the Default Period the Defaulting Party shall not be entitled to call or attend Operating Committee or subcommittee meetings or to vote on any matter coming before the Operating Committee or any subcommittee.

8.2(B)

Unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party during the Default Period shall be equal to the ratio that such non-defaulting Party’s Participating Interest bears to the total Participating Interests of the non-defaulting Parties. Any matters requiring a unanimous vote of the Parties shall not require the vote of the Defaulting Party. The Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during that period.

8.2(C)	In addition, during the Default Period the Defaulting Party shall have no right to:

	(1)	Access any data or information relating to any operations under this Agreement;

	(2)	Consent to or reject data trades between the Parties and third parties, nor access any data received in such data trades;

	(3)	Receive its Entitlement in accordance with Article 8.4;

	(4)	Transfer (as defined in Article 12.1) all or part of its Participating Interest, except to non-defaulting Parties in accordance with this Article 8;

	(5)	Consent to or reject any Transfer (as defined in Article 12.1) or otherwise exercise any other rights in respect of Transfers under this Article 8 or under Article 12;

	(6)	Withdraw from this Agreement under Article 13; or

	(7)	Take assignment of any portion of another Party’s Participating Interest in the event such other Party is either in default or withdrawing from this Agreement and the Contract.

8.3          ALLOCATION OF DEFAULTED ACCOUNTS

8.3(A)	The Party providing the Default Notice pursuant to Article 8.1 shall include in the Default Notice to each non-defaulting Party a statement of:

(1) the sum of money that the non-defaulting Party shall pay as its portion of the Amount in Default; and

(2)

if the Defaulting Party has failed to obtain or maintain any Security required of such Party in order to maintain the Contract in full force and effect, the type and amount of the Security the non-defaulting Parties shall post or the funds they shall pay in order to allow Operator, or (if Operator is in default) the notifying Party, to post and maintain such Security.

Unless otherwise agreed, the obligations for which the Defaulting Party is in default shall be satisfied by the non-defaulting Parties in proportion to the ratio that each non-

defaulting Party’s Participating Interest bears to the Participating Interests of all non-defaulting Parties. For the purposes of this Article 8:

“Amount in Default” means the Defaulting Party’s share of Joint Account expenses which the Defaulting Party has failed to pay when due pursuant to the terms of this Agreement and the Carry Agreement (but excluding any interest owed on such amount); and

“Total Amount in Default” means the following amounts: (i) the Amount in Default; (ii) third-party costs of obtaining, maintaining, cancelling or releasing any Security incurred by the non-defaulting Parties or the funds paid by such Parties in order to allow Operator to obtain or maintain Security, in accordance with Article 8.3(A)(2); plus (iii) any interest at the Agreed Interest Rate accrued on the amount (i) from the date this amount is due by the Defaulting Party until paid in full by the Defaulting Party and on the amount (ii) from the date this amount is incurred by the non-defaulting Parties until paid in full by the Defaulting Party.

8.3(B)

If the Defaulting Party remedies its default in full before the Default Period commences, the notifying Party shall promptly notify each non-defaulting Party pursuant to the provisions contemplated in Article 17, and the non-defaulting Parties shall be relieved of their obligations under Article 8.3(A). Otherwise, each non-defaulting Party shall satisfy its obligations under Article 8.3(A)(1) before the Default Period commences and its obligations under Article 8.3(A)(2) within ten (10) Days following the Default Notice. If any non-defaulting Party fails to satisfy such obligations in a timely manner, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article 8. The non-defaulting Parties shall be entitled to receive their respective shares of the Total Amount in Default payable by such Defaulting Party pursuant to this Article 8.

8.3(C)

If Operator is a Defaulting Party, then all payments otherwise payable to Operator for Joint Account costs pursuant to this Agreement shall be made to the notifying Party instead until the default is cured or a successor Operator appointed. The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorized to make such payments under the terms of this Agreement. The notifying Party shall be entitled to bill or cash call the other Parties in accordance with the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available. When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period. The notifying Party shall not be liable for damages, losses, costs, expenses or liabilities arising as a result of its actions under this Article 8.3(C) except to the extent Operator would be liable under Article 5.6.

8.4          REMEDIES

8.4(A)

During the Default Period, the Defaulting Party shall not have a right to its Entitlement, which shall vest in and be the property of the non-defaulting Parties. Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorized to sell such Entitlement in an arm’s-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party as part of the Total Amount in Default (in payment first of the interest and then of the principal) and apply such net proceeds toward the establishment of a reserve fund, as defined under Article 8.4(C), if applicable, until the Total Amount in Default is recovered and such reserve fund is established. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties. When making sales under this Article 8.4(A), the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

8.4(B)

If Operator disposes of any Joint Property or if any other credit or adjustment is made to the Joint Account during the Default Period, Operator (or the notifying Party, if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party’s Participating Interest share of the proceeds of such disposal, credit or adjustment against as part of the Total Amount in Default (in payment first of the interest and then of the principal), and toward the establishment of a reserve fund under Article 8.4(C), if applicable until all such amounts are paid and the reserve fund under Article 8.4(C) is fully funded. Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

8.4(C)

The non-defaulting Parties shall be entitled to apply the net proceeds received under Articles 8.4(A) and 8.4(B) toward the creation of a reserve fund (“Reserve Fund”) in an amount equal to the Defaulting Party’s Participating Interest share of (i) the estimated cost to abandon any wells and other property in which the Defaulting Party participated, (ii) the estimated cost of severance benefits for local employees upon cessation of operations and (iii) any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations. Upon the conclusion of the Default Period, all amounts held in such reserve fund shall be returned to the Party previously in Default.

8.4(D)

Each Party grants to each of the other Parties the right and option to acquire (the “Buy-Out Option”) all of its Participating Interest for a value (the “Appraised Value”) as determined in this Article 8.4(D) in the event that such Party becomes a Defaulting Party and fails to fully remedy all its defaults by the ninetieth (90th) Day following the date of the Default Notice. If a Defaulting Party fails to remedy its default by the ninetieth (90th) Day following the date of the Default Notice, then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, each non-defaulting Party may, but shall not be obligated to, exercise such

Buy-Out Option by notice to the Defaulting Party and each non-defaulting Party (the “Option Notice”). The Defaulting Party shall be obligated to transfer, pursuant to Article 13.6, effective on the date of the Option Notice, its Participating Interest to the non-defaulting Parties having exercised the Buy-Out Option (each, an “Acquiring Party”). If, within ninety (90) Days after the Buy-Out Option is first exercised by an Acquiring Party, other non-defaulting Parties become an Acquiring Party, each Acquiring Party shall acquire a proportion of the Participating Interest of the Defaulting Party equal to the ratio of its own Participating Interest to the total Participating Interests of all Acquiring Parties and pay such proportion of the Appraised Value (as defined below), unless they otherwise agree. Each Acquiring Party shall specify in its Option Notice a value for the Defaulting Party’s Participating Interest. Within five (5) Days of the Option Notice, the Defaulting Party shall (i) notify the Acquiring Parties that it accepts, with respect to each Acquiring Party, the value specified by such Acquiring Party in its Option Notice (in which case this value is, with respect to such Acquiring Party, the “Appraised Value”); or (ii) refer the Dispute to an independent expert pursuant to Article 18.3 for determination of the value of its Participating Interest (in which case the value determined by such expert shall be deemed the “Appraised Value”). If the Defaulting Party fails to so notify the Acquiring Parties, then the Defaulting Party shall be deemed to have accepted, with respect to each Acquiring Party, such Acquiring Party’s proposed value as the Appraised Value.

If the valuation of the Defaulting Party’s Participating Interest is referred to an expert, such expert shall determine the Appraised Value which shall be equal to the fair market value of the Defaulting Party’s Participating Interest, less the following: (i) the Total Amount in Default; (ii) all costs, including the costs of the expert, to obtain such valuation; and (iii) Ten percent (10%) of the fair market value of the Defaulting Party’s Participating Interest.

The Appraised Value shall be paid to the Defaulting Party in four (4) installments, each equal to 25% of the Appraised Value as follows:

(1)

the first installment shall be due and payable to the Defaulting Party within 15 Days after the date on which the Defaulting Party’s Participating Interest is effectively transferred to the Acquiring Parties (the “Transfer Date”);

	(2)	the second installment shall be due and payable to the Defaulting Party within 180 Days after the Transfer Date;

	(3)	the third installment shall be due and payable to the Defaulting Party within 365 Days after the Transfer Date; and

	(4)	the fourth installment shall be due and payable to the Defaulting Party within 545 Days after the Transfer Date.

8.4(E)

In addition to the other remedies available to the non-defaulting Parties under this Article 8 and any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, in the event a Defaulting Party fails to remedy its default within thirty (30) Days of the Default Notice, the non-Defaulting Parties may

elect to enforce a mortgage and security interest on the Defaulting Party’s Participating Interest as set forth below, subject to the Contract and the Laws/Regulations.

(1)

Each Party grants to each of the other Parties, in pro rata shares based on their relative Participating Interests, a mortgage and security interest on its Participating Interest, whether now owned or hereafter acquired, together with all products and proceeds derived from that Participating Interest (collectively, the “Collateral”) as security for (i) the payment of all amounts owing by such Party (including interest and costs of collection) under this Agreement; and (ii) any Security which such Party is required to provide under the Contract.

(2)

Should a Defaulting Party fail to remedy its default by the thirtieth (30th) Day following the date of the Default Notice, then, each non-defaulting Party shall have the option, exercisable at any time thereafter during the Default Period, to foreclose its mortgage and security interest against its prorata share of the Collateral by any means permitted under the Contract and the Laws/Regulations and to sell all or any part of that Collateral in public or private sale after providing the Defaulting Party and other creditors with any notice required by the Contract or the Laws/Regulations, and subject to the provisions of Article 12. Except as may be prohibited by the Contract or the Laws/Regulations, the non-defaulting Party that forecloses its mortgage and security interest shall be entitled to become the purchaser of the Collateral sold and shall have the right to credit toward the purchase price the amount to which it is entitled under Article 8.4. Any deficiency in the amounts received by the foreclosing party shall remain a debt due by the Defaulting Party. The foreclosure of mortgages and security interests by one non-defaulting Party shall neither affect the amounts owed by the Defaulting Party to the other non-defaulting Parties nor in any way limit the rights or remedies available to them. Each Party agrees that, should it become a Defaulting Party, it waives the benefit of any appraisal, valuation, stay, extension or redemption law and any other debtor protection law that otherwise could be invoked to prevent or hinder the enforcement of the mortgage and security interest granted above.

(3)

Each Party agrees to execute such memoranda, financing statements and other documents, and make such filings and registrations, as may be reasonably necessary to perfect, validate and provide notice of the mortgages and security interests granted by this Article 8.4(E).

8.4(F)

For purposes of Articles 8.4(D) and 8.4(E) the Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any act required to be done by the Laws/Regulations and any other applicable laws in order to render the transfer of its Participating Interest legally valid, including obtaining all governmental consents and approvals, and shall execute any document and take such other actions as may be necessary in order to effect a prompt and valid transfer. The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on its assigned Participating Interests. In the event all Government approvals are not timely obtained, the Defaulting Party shall hold the assigned Participating Interest in trust for the non-defaulting Parties who are entitled to receive it. Each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents of the Government. Actions under this power of attorney may be taken by any Party individually without the joinder of the others. This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest. If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail.

8.4(G)

The non-defaulting Parties shall be entitled to recover from the Defaulting Party the Total Amount in Default, including interest at the Agreed Interest Rate, all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

8.4(H)

The rights and remedies granted to the non-defaulting Parties in this Agreement shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties, whether at law, in equity or otherwise. Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

8.5          SURVIVAL

The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender of the Contract, Decommissioning of Joint Operations and termination of this Agreement.

8.6          NO RIGHT OF SET OFF

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required. Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article 8, such defaulting Party hereby waives any right to raise by way of set off or invoke as a defense, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against the other Parties, whether such claim arises under this Agreement or otherwise. Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties hereunder are reasonable and appropriate in the circumstances.

ARTICLE 9 - DISPOSITION OF PRODUCTION

9.1          RIGHT AND OBLIGATION TO TAKE IN KIND

Except as otherwise provided in this Article 9 or in Article 8, each Party shall have the right and obligation to own, take in kind and separately dispose of its Entitlement.

9.2          DISPOSITION OF LIQUID HYDROCARBONS

9.2(A)

If Liquid Hydrocarbons is to be produced from a Field Exploitation Area, the Parties shall in good faith, and not less than three (3) months prior to first delivery of Liquid Hydrocarbons, negotiate and conclude the terms of an agreement to cover the lifting of Liquid Hydrocarbons produced under the Contract. This lifting agreement shall, to the extent consistent with the Contract, make provision for:

(1)

Passing at a specific delivery point title and risk of loss of Liquid Hydrocarbons to the Parties participating in the Field Exploitation Area in proportion to their Participating Interests, or as the participating Parties may otherwise agree;

(2)

Operator’s regular periodic advice to the Parties of estimates of total available production for succeeding periods, information concerning gravities and qualities of each grade of Liquid Hydrocarbons and each Party’s share for as far ahead as is necessary for Operator and the Parties to plan lifting arrangements. Such advice shall also cover for each grade of Liquid Hydrocarbons total available production and deliveries for the preceding period, inventory and overlifts and underlifts;

(3)

Each Party’s nomination to Operator for acceptance of its share of total available production for the succeeding period. Such nominations shall in any one period be for each Party’s entire share of available production during that period subject to operational tolerances and agreed minimum economic cargo sizes or as the Parties may otherwise agree;

	(4)	Timely mitigation of the effects of overlifts and underlifts and any related re-allocation of the Parties share of production under the Contract;

	(5)	If offshore loading or a shore terminal for vessel loading is involved, risks regarding acceptability of tankers, demurrage and (if applicable) availability of berths;

(6)

Distribution to the Parties of available grades, gravities and qualities of Liquid Hydrocarbons to ensure, to the extent Parties take delivery of their Entitlements as they accrue, that each Party shall receive in each period Entitlements of grades, gravities and qualities of Liquid Hydrocarbons from each Field Exploitation Area in which it participates similar to the grades, gravities and qualities of Liquid Hydrocarbons received by each other Party from that Field Exploitation Area in that period;

	(7)	To the extent that distribution of Entitlements on such basis is impracticable due to availability of facilities and minimum cargo sizes, a method of making periodic adjustments; and

(8)

The option and the right of the other Parties to sell an Entitlement which a Party fails to nominate for acceptance pursuant to (3) above, or of which a Party fails to take delivery, in accordance with applicable agreed procedures; provided that such failure either constitutes a breach of any Party’s obligations under the terms of the Contract, or is likely to result in the curtailment or shut-in of production. Such sales shall be made only to the limited extent necessary to avoid disruption in Joint Operations. Operator shall give all Parties as much notice as is practicable of such situation and that a sale option has arisen. Any sale shall be of the un-nominated or undelivered Entitlement as the case may be and for reasonable periods of time as are consistent with the minimum needs of the industry and in no event to exceed twelve (12) months. The right of sale shall be revocable at will subject to any prior contractual commitments. Payment terms for production sold under this option shall be established in the lifting agreement.

9.2(B)

If a lifting agreement has not been entered into by the date of first delivery of Liquid Hydrocarbons, the Parties shall nonetheless be obligated to take and separately dispose of such Liquid Hydrocarbons as provided in Article 9.1 and be bound by the principles set forth in this Article 9.2 until a lifting agreement has been entered into.

9.3          SEPARATE AGREEMENT FOR NATURAL GAS

9.3(A)

Unless prohibited by the Laws/Regulations, the Natural Gas production from the Area shall be disposed of jointly by the Parties through the unanimous execution of a multiparty Natural Gas disposition agreement, and the Parties hereby agree to dispose of Natural Gas produced under the Contract on a multiparty basis to a common purchaser or purchasers. The multiparty Natural Gas disposition agreement will, subject to the Contract, make provision for:

	(1)	the terms of sale or disposition of Natural Gas on a multiparty basis;

(2)

the Parties’ rights and obligations with respect to the disposition of Natural Gas on a multiparty basis, including arrangements for the purpose of conducting marketing studies, designing and constructing necessary facilities, investigating financing opportunities, and negotiating sales agreements;

	(3)	the managerial structure for making decisions governing the multiparty disposal venture;

	(4)	the scope and duration of the multiparty disposal venture;

	(5)	the extent, if any, to which the costs of the multiparty disposal venture are chargeable to the Joint Account;

(6)

the obligation of the Parties to participate in all Natural Gas infrastructure necessary for such multiparty Natural Gas disposal, and the multiparty disposition venture governing only such Natural Gas infrastructure as is necessary to deliver Natural Gas to the point where fiscal calculations are made for the purposes of the Contract;

(7)	the extent to which a Party will have, or will be permitted to hold itself out as having, the authority to create any obligation on behalf of the multiparty disposal venture;

(8)	confirmation that the relationship among the Parties will be contractual only and will not be construed as creating a partnership or other recognized association; and

(9)	confirmation that formation of the multiparty disposal venture will not create any rights in any persons not a party thereto.

ARTICLE 10 - DECOMMISSIONING

10.1        ABANDONMENT OF WELLS DRILLED AS JOINT OPERATIONS

10.1(A)	A decision to plug and abandon any well which has been drilled as a Joint Operation shall require the approval of the Operating Committee.

10.1(B)

Should any Party fail to reply within the period prescribed in Article 4.12(A)(1) or Article 4.12(A)(2), whichever is applicable, after delivery of notice of Operator’s proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

10.1(C)

If the Operating Committee approves a decision to plug and abandon an Exploration Well or Appraisal Well, subject to Laws/Regulations any Party voting against such decision may propose, within the time periods allowed by Article 4.13(A), to conduct an alternate Exclusive Operation in the wellbore. If no Exclusive Operation is timely proposed, or if an Exclusive Operation is timely proposed but is not commenced within the applicable time periods under Article 7.2, such well shall be plugged and abandoned, and such Party voting against such decision to plug and abandon shall be deemed to have consented to the proposed abandonment.

10.1(D)

Any well plugged and abandoned under this Agreement shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the Parties who participated in the cost of drilling such well.

10.1(E)	Notwithstanding anything to the contrary in this Article 10.1 or elsewhere in this Agreement:

(1)

If the Operating Committee approves a decision to plug and abandon a well from which Hydrocarbons have been produced and sold, any Party voting against the decision may propose, within five (5) days after the time specified in Article 4.6 or Article 4.12 has expired, to take over the entire well as an Exclusive Operation.

Any Party originally participating in the well shall be entitled to participate in the operation of the well as an Exclusive Operation by response notice within ten (10) Days after receipt of the notice proposing the Exclusive Operation. The Consenting Parties shall be entitled to continue producing only from the Zone open to production at the time they assumed responsibility for the well and shall not be entitled to drill a substitute well in the event that the well taken over becomes impaired or fails.

(2)

Each Non-Consenting Party shall be deemed to have relinquished free of cost to the Consenting Parties in proportion to their Participating Interests all of its interest in the wellbore of a produced well and related equipment in accordance with Article 7.4(B). The Consenting Parties shall thereafter bear all cost and liability of plugging and abandoning such well in accordance with applicable regulations, to the extent the Parties are or become obligated to contribute to such costs and liabilities, and shall indemnify the Non-Consenting Parties against all such costs and liabilities.

(3)

Subject to Article 7.10(D), Operator shall continue to operate a produced well for the account of the Consenting Parties at the rates and charges contemplated by this Agreement, plus any additional cost and charges which may arise as the result of the separate allocation of interest in such well.

10.2        ABANDONMENT OF EXCLUSIVE OPERATIONS

This Article 10 shall apply mutatis mutandis to the abandonment of an Exclusive Well or any well in which an Exclusive Operation has been conducted (in which event all Parties having the right to conduct further operations in such well shall be notified and have the opportunity to conduct Exclusive Operations in the well in accordance with the provisions of this Article 10).

10.3        ABANDONMENT SECURITY

If under the terms of the Contract or applicable law, the Parties are or become obliged to pay or contribute to the cost of ceasing operations, then the following provisions shall apply:

10.3(A)

During preparation of a Development Plan, the Parties shall negotiate and agree upon the terms of a security agreement, which security agreement shall be completed and executed by all Parties participating in such Development Plan prior to application for a Field Exploitation Area. The security agreement shall incorporate the following principles:

(1)

Security shall be provided by each such Party for each Calendar Year commencing with the Calendar Year in which the Discounted Net Value equals one hundred and fifty percent (150%) of the Discounted Net Cost.

(2)

The amount of Security required to be provided by each such Party in any Calendar Year (including Security previously provided which will still be current throughout such Calendar Year) shall be equal to the amount by which the Discounted Net Cost exceeds the Discounted Net Value.

“Discounted Net Cost” means that portion of each Party’s anticipated before tax cost of ceasing operations in accordance with applicable law, which remains after deduction of salvage value. Such portion should be calculated at the anticipated time of ceasing operations and discounted at the Discount Rate to December 31 of the Calendar Year in question.

“Discounted Net Value” means the value of each Party’s estimated Entitlement which remains after payment of estimated liabilities and expenses required to win, save and transport such production to the delivery point and after deduction of estimated applicable taxes, royalties, imposts and levies on such production. Such Entitlement shall be calculated using estimated market prices and including taxes on income, discounted at the Discount Rate to December 31 of the Calendar Year in question. No account shall be taken of tax allowances expected to be available in respect of the costs of ceasing operations.

“Discount Rate” means the rate per annum equal to the three (3) months term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits applicable to the date falling thirty (30) Business Days prior to the start of a Calendar Year as published by The Wall Street Journal or if not published then by the Financial Times of London.

10.3(B)	Failure to provide Security shall constitute default under this Agreement.

ARTICLE 11 - SURRENDER, EXTENSIONS AND RENEWALS

11.1        SURRENDER

11.1(A)

If the Contract requires the Parties to surrender any portion of the Area, Operator shall advise the Operating Committee of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender. Prior to the end of such period, the Operating Committee shall determine pursuant to Article 4 the size and shape of the surrendered area, consistent with the requirements of the Contract. The Parties shall execute any and all documents and take such other actions as may be necessary to effect the surrender. Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Hydrocarbons are subsequently discovered under the surrendered area.

11.1(B)	A surrender of all or any part of the Area, which is not required by the Contract, shall require the unanimous consent of the Parties.

11.2        EXTENSION OF THE TERM

11.2(A)

A proposal by any Party to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract, or a proposal to extend the term of the Contract, shall be brought before the Operating Committee pursuant to Article 4.

11.2(B)

Any Party shall have the right to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract or to extend the term of the Contract, regardless of the level of support in the Operating Committee. If any Party or Parties take such action, any Party not wishing to extend shall have a right to withdraw, subject to the requirements of Article 13.

11.3        PRESERVING OPERATION

11.3(A)

The Parties acknowledge and agree that any Party wishing to exercise the option under Article 4.3(b) of the Contract to preserve certain parts of the Contract Area may bring a proposal to do so before the Operating Committee pursuant to Article 4 and if not approved by the Operating Committee such operation may be proposed and conducted as an Exclusive Operation under Article 7.

ARTICLE 12 - TRANSFER OF INTEREST OR RIGHTS

12.1        OBLIGATIONS

12.1(A)	Subject to the requirements of the Contract,

(1)	any Transfer (except Transfers pursuant to Article 7, Article 8 or Article 13) shall be effective only if it satisfies the terms and conditions of Article 12.2; and

(2)	a Party subject to a Change in Control must satisfy the terms and conditions of Article 12.3.

Should a Transfer subject to this Article or a Change in Control occur without satisfaction (in all material respects) by the transferor or the Party subject to the Change in Control, as applicable, of the requirements hereof, then each other Party shall be entitled to enforce specific performance of the terms of this Article, in addition to any other remedies (including damages) to which it may be entitled. Each Party agrees that monetary damages alone would not be an adequate remedy for the breach of any Party’s obligations under this Article.

12.1(B)	For purposes of this Agreement:

“Cash Transfer” means any Transfer where the sole consideration (other than the assumption of obligations relating to the transferred Participating Interest) takes the form of cash, cash equivalents, promissory notes or retained interests (such as production payments) in the Participating Interest being transferred; and

“Cash Value” means the portion of the total monetary value (expressed in U.S. dollars) of the consideration being offered by the proposed transferee (including any cash, other assets, and tax savings to the transferor from a non-cash deal) that reasonably should be allocated to the Participating Interest subject to the proposed Transfer or Change in Control.

“Change in Control” means any direct or indirect change in Control of a Party (whether through merger, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees, in which the market value of the Party’s Participating Interest represents more than twenty-five percent (25%) of the aggregate market value of the assets of such Party and its Affiliates that are subject to the change in Control, except that a transaction involving the merger, reorganization or takeover of the ultimate parent of any Party shall not constitute a Change of Control for the purposes hereof. For the purposes of this definition, market value shall be determined based upon the amount in cash a willing buyer would pay a willing seller in an arm’s length transaction.

“Encumbrance” means a mortgage, lien, pledge, charge or other encumbrance. “Encumber” and other derivatives shall be construed accordingly.

“Transfer” means any sale, assignment, Encumbrance or other disposition by a Party of any rights or obligations derived from the Contract or this Agreement (including its Participating Interest), other than its Entitlement and its rights to any credits, refunds or payments under this Agreement, and excluding any direct or indirect change in Control of a Party.

12.2        TRANSFER

12.2(A)

Except in the case of a Party transferring all of its Participating Interest, no Transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than twenty percent (20%) or any interest other than a Participating Interest in the Contract and this Agreement.

12.2(B)

Subject to the terms of Articles 5.10 and 5.11, the Party serving as Operator shall remain Operator following Transfer of a portion of its Participating Interest. In the event of a Transfer of all of its Participating Interest, except to an Affiliate, the Party serving as Operator shall be deemed to have resigned as Operator, effective on the date the Transfer becomes effective under this Article 12, in which event a successor Operator shall be appointed in accordance with Article 5.11. If Operator transfers all of its Participating Interest to an Affiliate, that Affiliate shall automatically become the successor Operator, provided that the transferring Operator shall remain liable for its Affiliate’s performance of its obligations.

12.2(C)

Both the transferee, and, notwithstanding the Transfer, the transferring Party, shall be liable to the other Parties for the transferring Party’s Participating Interest share of any obligations (financial or otherwise) which have vested, matured or accrued under the provisions of the Contract or this Agreement prior to such Transfer. Such obligations, shall include any proposed expenditure approved by the Operating Committee prior to the transferring Party notifying the other Parties of its proposed Transfer and shall also include costs of plugging and abandoning wells or portions of wells and decommissioning facilities in which the transferring Party participated (or with respect to which it was required to bear a share of the costs pursuant to this sentence) to the extent such costs are payable by the Parties under the Contract.

12.2(D)

A transferee shall have no rights in the Contract or this Agreement (except any notice and cure rights or similar rights that may be provided to a Lien Holder (as defined in Article 12.2(E)) by separate instrument signed by all Parties) unless and until:

(1)

it expressly undertakes in an instrument reasonably satisfactory to the other Parties to perform the obligations of the transferor under the Contract and this Agreement in respect of the Participating Interest being transferred and obtains any necessary Government approval for the Transfer and furnishes any guarantees required by the Government or the Contract on or before the applicable deadlines; and

(2)

except in the case of a Transfer to an Affiliate, each Party has consented in writing to such Transfer, which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of each Party its financial capability to perform its payment obligations under the Contract and this Agreement.

(3)

No consent shall be required under this Article 12.2(D) for a Transfer to an Affiliate if the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Affiliate’s performance of its obligations.

12.2(E)

Nothing contained in this Article 12 shall prevent a Party from Encumbering all or any undivided share of its Participating Interest to a third party (a “Lien Holder”) for the purpose of security relating to finance, provided that:

	(1)	such Party shall remain liable for all obligations relating to such interest;

	(2)	the Encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement;

	(3)	such Party shall ensure that any Encumbrance shall be expressed to be without prejudice to the provisions of this Agreement.

12.2(F)

Any Transfer of all or a portion of a Party’s Participating Interest, other than a Transfer to an entity that is the ultimate parent of the Party in question or is a one hundred percent (100%) owned Affiliate (directly or indirectly) of that ultimate parent company or the granting of an Encumbrance as provided in Article 12.2(E), shall be subject to the following procedure.

(1)

Once the final terms and conditions of a Transfer have been fully negotiated, the transferor shall disclose all such final terms and conditions as are relevant to the acquisition of the Participating Interest (and, if applicable, the determination of the Cash Value of the Participating Interest) in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Each other Party shall have the right to acquire the Participating Interest subject to the proposed Transfer from the transferor on the terms and conditions described in Article 12.2(F)(3) if, within thirty (30) Days of the transferor’s notice, such Party delivers to all other Parties a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to Articles 12.2(F)(3) and 12.2(F)(4), where applicable). If no Party delivers such counter-notification, the Transfer to the proposed transferee may be made, subject to the other provisions of this Article 12, under terms and conditions no more favorable to the transferee than those set forth in the notice to the Parties, provided that the Transfer shall be concluded within one hundred and eighty (180) Days from the date of the notice plus such additional period as may be required to secure governmental approvals. No Party shall have a right under this Article 12.2(F) to acquire any asset other than a Participating Interest, nor may any Party be required to acquire any asset other than a Participating Interest, regardless of whether other properties are included in the Transfer.

(2)

If more than one Party counter-notifies that it intends to acquire the Participating Interest subject to the proposed Transfer, then each such Party shall acquire a proportion of the Participating Interest to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)

In the event of a Cash Transfer that does not involve other properties as part of a wider transaction, each other Party shall have a right to acquire the Participating Interest subject to the proposed Transfer on the same final terms and conditions as were negotiated with the proposed transferee. In the event of a Transfer that is not a Cash Transfer or involves other properties included in a wider transaction (package deal), the transferor shall include in its notification to the other Parties a statement of the Cash Value of the Participating Interest subject to the proposed Transfer, and each other Party shall have a right to acquire such Participating Interest on the same final terms and conditions as were negotiated with the proposed transferee except that it shall pay the Cash Value in immediately available funds at the closing of the Transfer in lieu of the consideration payable in the third party offer, and the terms and conditions of the applicable instruments shall be modified as necessary to reflect the acquisition of a Participating Interest for cash. In the case of a package sale, no Party may acquire the Participating Interest subject to the proposed package sale unless and until the completion of the wider transaction (as modified by the exclusion of properties subject to preemptive rights or excluded for other reasons) with the package sale transferee. If for any reason the package sale terminates without completion, the other Parties’ rights to acquire the Participating Interest subject to the proposed package sale shall also terminate.

(4)

For purposes of Article 12.2(F)(3), the Cash Value proposed by the transferor in its notice shall be conclusively deemed correct unless any Party (each a “Disagreeing Party”) gives notice to the transferor with a copy to the other Parties within ten (10) Days of receipt of the transferor’s notice stating that it does not agree with the transferor’s statement of the Cash Value, stating the

Cash Value it believes is correct, and providing any supporting information that it believes is helpful. In such event, the transferor and the Disagreeing Parties shall have fifteen (15) Days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) Day period, either the transferor or any Disagreeing Party shall be entitled to refer the matter to an independent expert as provided in Article 18.3 for determination of the Cash Value.

(5)

If the determination of the Cash Value is referred to an independent expert and the value submitted by the transferor is no more than five percent (5%) above the Cash Value determined by the independent expert, the transferor’s value shall be used for the Cash Value and the Disagreeing Parties shall pay all costs of the expert. If the value submitted by the transferor is more than five percent (5%) above the Cash Value determined by the independent expert, the independent expert’s value shall be used for the Cash Value and the transferor shall pay all costs of the expert. Subject to the independent expert’s value being final and binding in accordance with Article 18.3, the Cash Value determined by the procedure shall be final and binding on all Parties.

(6)

Once the Cash Value is determined under Article 12.2(F)(4) or (5), Operator shall provide notice of such Cash Value to all Parties and the transferor shall be obligated to sell and the Parties which provided notice of their intention to purchase the transferor’s Participating Interest pursuant to Article 12.2(F)(1) shall be obligated to buy the Participating Interest at said value.

12.3		CHANGE IN CONTROL

12.3(A)

A Party subject to a Change in Control shall obtain any necessary Government approval with respect to the Change in Control and furnish any replacement Security required by the Government or the Contract on or before the applicable deadlines.

12.3(B)

A Party subject to a Change in Control shall provide evidence reasonably satisfactory to the other Parties that following the Change in Control such Party shall continue to have the financial capability to satisfy its payment obligations under the Contract and this Agreement. Should the Party that is subject to the Change in Control fail to provide such evidence, any other Party, by notice to such Party, may require such Party to provide Security satisfactory to the other Parties with respect to its Participating Interest share of any obligations or liabilities which the Parties may reasonably be expected to incur under the Contract and this Agreement during the then-current Exploration or Exploitation Period or phase of the Contract.

12.3(C)

Any Change in Control of a Party, other than one which results in ongoing Control by an Affiliate, shall be subject to the following procedure. For purposes of this Article 12.3, the term “acquired Party” shall refer to the Party that is subject to a Change in Control and the term “acquirer” shall refer to the Party or third party proposing to acquire Control in a Change in Control.

(1)

Once the final terms and conditions of a Change in Control have been fully negotiated, the acquired Party shall disclose all such final terms and conditions as are relevant to the acquisition of such Party’s Participating Interest and the determination of the Cash Value of that Participating Interest in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Each other Party shall have the right to acquire the acquired Party’s Participating Interest on the terms and conditions described in Article 12.3(C)(3) if, within thirty (30) Days of the acquired Party’s notice, such Party delivers to all other Parties a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to Articles 12.3(C)(3) and 12.3(C)(4), where applicable). If no Party delivers such counter-notification, the Change in Control may proceed without further notice, subject to the other provisions of this Article 12, under terms and conditions no more favorable to the acquirer than those set forth in the notice to the Parties, provided that the Change in Control shall be concluded within one hundred and eighty (180) Days from the date of the notice plus such additional period as may be required to secure governmental approvals. No Party shall have a right under this Article 12.3(C) to acquire any asset other than a Participating Interest, nor may any Party be required to acquire any asset other than a Participating Interest, regardless of whether other properties are subject to the Change in Control.

(2)

If more than one Party counter-notifies that it intends to acquire the Participating Interest subject to the proposed Change in Control, then each such Party shall acquire a proportion of that Participating Interest equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)

The acquired Party shall include in its notification to the other Parties a statement of the Cash Value of the Participating Interest subject to the proposed Change in Control, and each other Party shall have a right to acquire such Participating Interest for the Cash Value, on the final terms and conditions negotiated with the proposed acquiror that are relevant to the acquisition of a Participating Interest for cash. No Party may acquire the acquired Party’s Participating Interest pursuant to this Article 12.3(C) unless and until completion of the Change in Control. If for any reason the Change in Control agreement terminates without completion, the other Parties’ rights to acquire the Participating Interest subject to the proposed Change in Control shall also terminate.

(4)

For purposes of Article 12.3(C)(3), the Cash Value proposed by the acquired Party in its notice shall be conclusively deemed correct unless any Party (each a “Disagreeing Party”) gives notice to the acquired Party with a copy to the other Parties within ten (10) Days of receipt of the acquired Party’s notice stating that it does not agree with the acquired Party’s statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful. In such event, the acquired Party and the Disagreeing Parties shall have fifteen (15) Days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) Day period, either the acquired Party or any Disagreeing Party shall be entitled to refer the matter to an independent expert as provided in Article 18.3 for determination of the Cash Value.

(5)

If the determination of Cash Value is referred to an independent expert, and the value submitted by the acquired Party is no more than five percent (5%) above the Cash Value determined by the independent expert, the acquired Party’s value shall be used for the Cash Value and the Disagreeing Parties shall pay all costs of the expert. If the value submitted by the acquired Party is more than five percent (5%) above the Cash Value determined by the independent expert, the independent expert’s value shall be used for the Cash Value and the acquired Party shall pay all costs of the expert. Subject to the independent expert’s value being final and binding in accordance with Article 18.3, the Cash Value determined by the procedure shall be final and binding on all Parties.

(6)

Once the Cash Value is determined under Article 12.3(C)(4) or (5), Operator shall provide notice of such Cash Value to all Parties and the acquired Party shall be obligated to sell and the Parties which provided notice of their intention to purchase the acquired Party’s Participating Interest pursuant to Article 12.3(C)(1) shall be obligated to buy the Participating Interest at said value.

ARTICLE 13 - WITHDRAWAL FROM AGREEMENT

13.1        RIGHT OF WITHDRAWAL

13.1(A)

Subject to the provisions of this Article 13 and the Contract, any Party not in default may withdraw from this Agreement and the Contract by giving notice to all other Parties stating its decision to withdraw only after fulfillment of the Minimum Work Obligations. Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 13.7.

13.1(B)

The effective date of withdrawal for a withdrawing Party shall be the end of the calendar month following the calendar month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 13.9.

13.2        COMPLETE WITHDRAWAL

13.2(A)

Within thirty (30) Days of receipt of each withdrawing Party’s notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Contract. Should all Parties give notice of withdrawal, the Parties shall proceed to abandon the Area and terminate the Contract and this Agreement subject to and in accordance with the provisions of the Contract. If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Contract and this Agreement on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interest to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Article 13.6.

13.2(B)

Any Party withdrawing under Article 11.2(B) or under this Article 13 shall withdraw from the entirety of the Contract Area, including all Field Exploitation Areas and all Discoveries made prior to such withdrawal, and thus abandon to the other Parties not joining in its withdrawal all its rights to the production generated by operations after the effective date of such withdrawal and all rights in associated Joint Property.

13.3        RIGHTS OF A WITHDRAWING PARTY

A withdrawing Party shall have the right to receive its Entitlement of Hydrocarbons produced through the effective date of its withdrawal. The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal. After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

13.4        OBLIGATIONS AND LIABILITIES OF A WITHDRAWING PARTY

13.4(A)	A withdrawing Party shall, following its notification of withdrawal, remain liable only for its share of the following:

(1)

Costs of Joint Operations, and Exclusive Operations in which it has agreed to participate, that were approved by the Operating Committee or Consenting Parties as part of a Work Program and Budget or AFE prior to such Party’s notification of withdrawal, regardless of when they are actually incurred;

(2)

Any Minimum Work Obligations for the current period or phase of the Contract, and for any subsequent period or phase which has been approved pursuant to Article 11.2 and with respect to which such Party has failed to timely withdraw under Article 13.4(B);

	(3)	Emergency expenditures as described in Articles 5.2(B)(14) and 13.5;

(4)

All other obligations and liabilities of the Parties or Consenting Parties, as applicable, with respect to acts or omissions under this Agreement prior to the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

	(5)	In the case of a partially withdrawing Party, any costs and liabilities with respect to Field Exploitation Areas, Commercial Discoveries and Discoveries from which it has not withdrawn.

The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs pursuant to

Article 13.4(A)(1)), to the extent such costs of plugging and abandoning are payable by the Parties under the Contract. Any liens, charges and other encumbrances which the withdrawing Party placed on such Party’s Participating Interest prior to its withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense, prior to its withdrawal. A Party’s withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Article 13 merely because they are not identified or identifiable at the time of withdrawal.

13.4(B)

Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 13.4(A)(2) or 13.4(A)(3)) if it sends notification of its withdrawal within five (5) Days (or within twenty-four (24) hours if the drilling rig to be used in such operation is standing by on the Area) of the Operating Committee vote approving such operation or expenditure. Likewise, a Party voting against voluntarily entering into or extending of an Exploration Period or Exploitation Period or any phase of the Contract or voluntarily extending the Contract shall not be liable for the Minimum Work Obligations associated therewith provided that it sends notification of its withdrawal within the earlier of thirty (30) Days following such vote pursuant to Article 11.2, or fifteen (15) Days prior to the due date for notice of extension under the Contract.

13.5        EMERGENCY

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs prior to the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Participating Interest share of the costs of such emergency, regardless of when they are actually incurred.

13.6        ASSIGNMENT

A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise. The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

13.7        APPROVALS

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments. The non-withdrawing Parties shall use reasonable efforts to assist the withdrawing Party in obtaining such approvals. Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party. If the Government does not approve a Party’s withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent or (2) hold its Participating Interest in trust for the sole and exclusive benefit of the non-

withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.

13.8                      SECURITY

13.8(A) A Party withdrawing from this Agreement and the Contract pursuant to Article 11.2(B) or this Article 13 shall prior to the date of withdrawal provide Security satisfactory to the other Parties to satisfy any obligations or liabilities which were approved or accrued prior to notice of withdrawal, but which become due after its withdrawal, including, without limitation, Security to cover the costs of Decommissioning, if applicable.

13.8(B) Failure to provide Security shall constitute default under this Agreement.

13.9                      WITHDRAWAL OR ABANDONMENT BY ALL PARTIES

In the event all Parties decide to withdraw, then subject to the Contract the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of applicable law and to facilitate the sale, disposition or Decommisioning of property or interests held by the Joint Account.

ARTICLE 14 - RELATIONSHIP OF PARTIES AND TAX

14.1                      RELATIONSHIP OF PARTIES

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create a mining or other partnership, or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall act in good faith and shall deal fairly with each other but shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2                      TAX

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract and under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including, but not limited to, deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the Laws / Regulations of the Government or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

ARTICLE 15 - CONFIDENTIAL INFORMATION AND PROPRIETARY TECHNOLOGY

15.1                      VENTURE INFORMATION

15.1(A) Except as otherwise provided in this Article 15 or in Article 5.4(A) each Party will be entitled to receive all Venture Information related to operations in which such party is a participant. “Venture Information” means any information and results developed or acquired as a result of Joint Operations and shall be Joint Property, unless provided otherwise in accordance with this Agreement and the Contract. Each Party shall have the right to use all Venture Information it receives without accounting to any other Party, subject to any applicable patents and any limitations set forth in this Agreement and the Contract. For purposes of this Article 15, such right to use shall include, the rights to copy and prepare derivative works but not to license, distribute, and/or sell.

15.1(B) Each Party may, subject to any applicable restrictions and limitations set forth in the Contract, extend the right to use Venture Information to each of its Affiliates which are obligated to terms not less restrictive that this Article 15.

15.1(C) The acquisition or development of Venture Information under terms other than as specified in this Article 15 shall require the approval of the Operating Committee. The request for approval submitted by a Party shall be accompanied by a description of, and summary of the use and disclosure restrictions which would be applicable to, the Venture Information, and any such Party will be obligated to use all reasonable efforts to arrange for rights to use which are not less restrictive than specified in this Article 15.

15.1(D) All Venture Information received by a Party under this Agreement is received on an “as is” basis without warranties, express or implied, of any kind. Any use of such Venture Information by a Party shall be at such Party’s sole risk.

15.2                      CONFIDENTIAL INFORMATION

15.2(A) Subject to the provisions of the Contract, the Parties agree that all information and data acquired or obtained by any Party in respect of Joint Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of the Contract to any person or entity not a Party to this Agreement, except:

(1)                                  To an Affiliate, provided such Affiliate maintains confidentiality as provided in this Article 15;

(2)                                  To a governmental agency or other entity when required by the Contract;

(3)                                  To the extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(4)                                  To prospective or actual contractors, consultants and attorneys employed by any Party where disclosure of such data or information is essential to such contractor’s, consultant’s or attorney’s work;

(5)                                  To a bona fide prospective transferee of a Party’s Participating Interest (including an entity with whom a Party or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(6)                                  To a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(7)                                  To the extent such data and information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Article 19.3;

(8)                                  To its respective employees for the purposes of Joint Operations or Exclusive Operations as the case may be, subject to each Party taking customary precautions to ensure such data and information is kept confidential;

(9)                                  Any data or information which, through no fault of a Party, becomes a part of the public domain.

15.2(B) Disclosure as pursuant to Articles 15.1(A)(4), (5), and (6) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the data and information strictly confidential during the term of the Contract and to use the information for the sole purpose described in Articles 15.2(A)(4), (5), and (6) whichever is applicable, with respect to the disclosing Party.

15.3                      CONTINUING OBLIGATIONS

Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 15 and any disputes shall be resolved in accordance with Article 18.

15.4                      PROPRIETARY TECHNOLOGY

Nothing in this Agreement shall require a Party to divulge proprietary technology to the other Parties; provided that where the cost of development of proprietary technology has been charged to the Joint Account, such proprietary technology shall be disclosed to all Parties bearing a portion of such cost and may be used by any such Party or its Affiliates in other operations.

15.5                      TRADES

Notwithstanding the foregoing provisions of this Article 15, Operator may, with approval of the Operating Committee, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded. Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.

ARTICLE 16 - FORCE MAJEURE

16.1                      OBLIGATIONS

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish Security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure, and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner, but shall not be obligated to settle any labor dispute except on terms acceptable to it and all such disputes shall be handled within the sole discretion of the affected Party.

ARTICLE 17 - NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement, shall be in writing, in English or Spanish and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission (or which the recipient acknowledges), and addressed to such Parties as designated below. Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Parties are listed below as a matter of convenience only. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. The second or any responsive notice shall be deemed delivered when received. “Received” for purposes of this Article 17 shall mean actual delivery of the notice to the address of the Party to be notified specified in accordance with this Article 17. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

BPZ Exploracion & Produccion S.R.L.	With copy to:
Av. El Derby 055	BPZ Exploracion & Produccion S.R.L.
Urb. Lima Polo and Hunt Club	Two Westlake Building
Edificio Cronos - Torre 1, int 402	580 Westlake Park Blvd., Suite 525
Santiago de Surco — Lima, Peru	Houston, Texas 77079 USA
Attn: Chief Operating Officer	Attn: Chief Operating Officer
Tel: +511 708-0808	Tel: +1 (281) 556-6200
Fax: +511 708-0801, or 708-0802	Fax: +1 (281) 556-6377

Newco	With copy to:
Av. Jorge Chavez 154	Pacific Rubiales Energy
Piso 8, Oficina 801 y 802	Carrera 11A No. 94-45
Lima D.C. Perú	Torre OXO, Piso 9
Attn: Chief Operating Officer	Bogotá D.C. Colombia
Tel: +51 1 612-4747	Attn: Chief Operating Officer
Fax: +51 1 421-2678	Tel: +57 1 756-0080
Fax: +57 1 756-0203

ARTICLE 18 - APPLICABLE LAW AND DISPUTE RESOLUTION

18.1                      APPLICABLE LAW

The substantive laws of England and Wales, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes.

18.2                      DISPUTE RESOLUTION

18.2(A) Notification. A Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Article 18.

18.2(B) Negotiations. The parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives. A “Senior Executive” means any individual who has authority to negotiate the settlement of the Dispute for a Party. Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a Senior

Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney. Notwithstanding the above, any Party may initiate arbitration proceedings pursuant to Article 18.2(C) concerning such Dispute, prior to initiating or completing the dispute resolution procedures in this Article 18.2(B).

18.2(C) Arbitration. Any Dispute not finally resolved by alternative dispute resolution procedures set forth in Articles 18.2(B) within ninety (90) Days after Notice of Dispute shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes. Arbitration proceedings may be commenced pursuant to this Article 18.2(C) prior to initiating or completing the Dispute resolution procedures in Articles 18.2(B).

(1)                                  Rules. The arbitration shall be conducted in accordance with Rules of Arbitration of the International Chamber of Commerce (ICC), as then in effect, (the “Rules”):

(2)                                  Number of Arbitrators. The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within thirty (30) Days after the commencement of the arbitration. For greater certainty, for purposes of this Article 18.2(C), the commencement of the arbitration means the date on which the claimant’s request or demand for arbitration is received by the other parties to the Dispute.

(3)                                  Method of Appointment of the Arbitrators.

(a)                                  If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute within thirty (30) Days after the commencement of the arbitration.

(b)                                 If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within thirty (30) Days of the commencement of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute.

(4)                                  Consolidation. If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

(5)                                  Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, NY.

(6)                                  Language. The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language. Any foreign-language documents presented at such arbitration shall be accompanied by an English translation thereof.

(7)                                  Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(8)                                  Notice. All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Article 17.

(9)                                  Interest. The award shall include interest, as determined by the arbitral tribunal, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall be awarded at the Agreed Interest Rate.

(10)                            Currency of Award. The arbitral award shall be made and payable in U.S dollars, free of any tax or other deduction.

(11)                            Exemplary Damages. The Parties waive their rights to claim or recover from each other, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

18.2(D) Confidentiality. All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article 15.2) to the extent necessary to enforce this Article 18 or any arbitration award, to enforce other rights of a Party, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

18.3                      EXPERT DETERMINATION

For any Dispute referred to an expert for determination under Articles 5.1, 8.4, 12.2 or 12.3, the Parties hereby agree that such expert determination shall be conducted expeditiously by an expert selected unanimously by the parties to the Dispute. The expert is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other parties to the Dispute written notice of the request for such determination. If the parties to the Dispute are unable to agree upon an expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the parties to the Dispute, the International Centre for Expertise of the International Chamber of Commerce (ICC) shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise. The expert, once appointed, shall have no ex parte communications with any of the parties to the Dispute concerning the expert determination or the underlying Dispute. All Parties agree to cooperate fully in the expeditious conduct of such expert determination and to provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing his final decision, the expert shall issue a draft report and allow the parties to the Dispute to comment on it. The expert shall endeavor to resolve the Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in Dispute. The expert’s decision shall be final and binding on the parties to the Dispute unless challenged in an arbitration pursuant to Article 18.2(C) within sixty (60) Days of the date the expert’s final decision is received by the parties to the Dispute. In such arbitration (i) the expert determination on the specific matter under Articles 5.1, 8.4, 12.2 or 12.3 shall be entitled to a rebuttable presumption of correctness; and (ii) the expert shall not (without the written consent of the parties to the Dispute) be appointed to act as an arbitrator or as adviser to the parties to the Dispute.

ARTICLE 19 - GENERAL PROVISIONS

19.1                      WARRANTIES AS TO NO PAYMENTS, GIFTS AND LOANS

19.1(A) Each Party with regard to the operations and activities under this Agreement (i) warrants that such party and its Affiliates and their respective directors, officers, employees and personnel have not made, offered, or authorized, and (ii) covenants that such Party and its Affiliates and their respective directors, officers, employees and personnel will not make, offer, or authorize any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any Public Official, any political party, political party official or candidate for office, where such payment, gift, promise or advantage would violate such warranty, or such covenant, or the Anti-Bribery Laws and Obligations applicable to such Party.

19.1(B) Each Party shall as soon as possible notify the other Parties of any investigation or proceeding initiated by a governmental authority relating to an alleged violation of applicable Anti-Bribery Laws and Obligations by such Party, or its Affiliates, or any of their directors, officers, employees, personnel, or any service providers of such Party or its Affiliates, concerning operations and activities under this Agreement. Such Party shall use reasonable efforts to keep the other Parties informed as to the progress and disposition of such investigation or proceeding, except that such Party shall not be obligated to disclose to the other Parties any information that would be considered legally privileged.

19.1(C) Each Party shall indemnify the other Parties for any damages, losses, penalties, costs (including reasonable legal costs and attorneys’ fees), and liabilities arising from or related to the events underlying:

(1)                                    such Party’s admission of allegations made by a governmental authority concerning operations and/or activities under this Agreement that such Party or its Affiliates or their directors, officers, employees and personnel have violated Anti-Bribery Laws and Obligations applicable to such Party; or

(2)                                  the final adjudication concerning operations and/or activities under this Agreement that such Party or its Affiliates or their directors, officers, employees and personnel have violated Anti-Bribery Laws and Obligations applicable to such Party; or

(3)                                  a final arbitral award determining that such Party materially breached its warranty and/or covenant set out in Article 19.1(A), based on such Party’s settlement of claims (without admission of allegations) made by a governmental authority concerning operations and/or activities under this Agreement that such Party or its Affiliates or their directors, officers, employees and personnel have violated Anti-Bribery Laws and Obligations applicable to such Party.

Such indemnity obligation shall survive termination or expiration of this Agreement.

19.1(D) Each Party shall concerning matters that are the subject of this Agreement:

(1)                                  Devise and maintain adequate internal controls concerning such Party’s undertakings under Article 19.1(A);

(2)                                  Establish and prepare its books and records in accordance with generally accepted accounting practices applicable to such Party;

(3)                                  Properly record and report such Party’s transactions in a manner that accurately and fairly reflects in reasonable detail such Party’s assets and liabilities;

(4)                                  Retain such books and records for a period of at least six (6) Calendar Years; and

(5)                                  Comply with the laws applicable to such Party.

19.1(E) Each Party must be able to rely on the adequacy of the other Parties’ system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other information concerning operations and activities under this Agreement.

19.1(F) Each Party shall promptly respond in reasonable detail to any reasonable request from any other Party concerning a notice sent by such Party under Article 19.1(B) and shall furnish applicable documentary support for such Party’s response, including showing such Party’s compliance with the undertakings set out in Article 19.1(A) and Article 19.1(D), except that such Party shall not be obligated to disclose to the other Parties any information that would be considered legally privileged.

19.2        CONFLICTS OF INTEREST

19.2(A) Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

19.2(B) The provisions of the preceding paragraph shall not apply to:

(1)                                  Operator performance which is in accordance with Laws/Regulations or policies of the Government pertaining to local preference; or

(2)                                  Operator acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement.

Unless otherwise agreed, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to any Party.

19.3                      PUBLIC ANNOUNCEMENTS

19.3(A) Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that, no public announcement or statement shall be issued or made unless prior to its release all the Parties have been furnished with a copy of such statement or announcement and at least two non-affiliated Parties holding fifty percent (50%), or more, of the Participating Interests have approved the announcement, such approvals not to be unreasonably withheld. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

19.3(B) If a Party wishes to issue or make any material public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless prior to its release, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of at least two (2) Parties which are not Affiliates holding fifty percent (50%) or more of the residual Participating Interests (excluding the Participating Interest of the Party wishing to make an announcement or statement), such approvals not to be unreasonably withheld; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Articles 15.2(A)(3) and (7).

19.4                      SUCCESSORS AND ASSIGNS

Subject to the limitations on transfer contained in Article 12, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties.

19.5                      WAIVER

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

19.6        NO THIRD PARTY BENEFICIARIES

Except as provided under Article 5.6(B), the interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to persons not a party to that contract, including rights solely by virtue of the Contracts (Rights of Third Parties) Act 1999. Despite the foregoing sentence, this Agreement may be amended without the consent of any Operator Indemnitee or TOM Indemnitee.

19.7        SEVERANCE OF INVALID PROVISIONS

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

19.8        MODIFICATIONS

Except as is provided in Articles 11.2(B) and 19.7, there shall be no modification of this Agreement or the Contract except by written consent of all Parties.

19.9        PRECEDENCE

In the event of any conflict between this document and the Contract, the Contract shall take precedence over this document.

19.10      HEADINGS

The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

19.11      SINGULAR AND PLURAL

Reference to the singular includes a reference to the plural and vice versa.

19.12      GENDER

Reference to any gender includes a reference to all other genders.

19.13      COUNTERPART EXECUTION

This Agreement may be executed in two original counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart. The exchange of complete copies of this Agreement and signed execution pages by facsimile or electronic transmission will constitute effective execution and delivery of this agreement as to the Parties and may be used in lieu of the original agreement for all purposes. Signatures of the authorized signatories of the Parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for all purposes.

19.14      JOINT PREPARATION

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

19.15      ENTIRETY

This Agreement, including any attachments, constitutes the entire agreement of the Parties, supersedes all prior representations, understandings and negotiations of the Parties relating to the subject matter of this Agreement, and except as set out in Article 19.8, may not be modified except by a written amendment signed by all Parties.

IN WITNESS of their agreement each Party has caused Its duly authorized representative to sign this instrument on the date indicated below such representative’s signature.

BPZ Exploracion & Produccion SRL		BPZ Norte Oil SRL

By:	/s/ Luis Rafael Zoeger Nuñez	By:	/s/ Luis Rafael Zoeger Nuñez
Name: Luis Rafael Zoeger Nuñez		Name: Luis Rafael Zoeger Nuñez
Title: General Manager		Title: General Manager

[Signature Page to Joint Operating Agreement]

ATTACHMENT A - ACCOUNTING PROCEDURE

SECTION I. GENERAL PROVISIONS

1.1           Purpose.

1.1.1        The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement, which reflect the costs of Joint Operations to the end that no Party shall gain or lose in relation to other Parties.

1.1.2        The Parties agree, however, that if the methods prove unfair or inequitable to Operator or Non-Operators, the Parties shall meet and in good faith endeavor to agree on changes in methods deemed necessary to correct any unfairness or inequity.

1.2           Conflict with Agreement.

In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement to which this Accounting Procedure is attached, the provisions of the Agreement shall prevail.

1.3           Definitions.

The definitions contained in Article I of the Agreement to which this Accounting Procedure is attached shall apply to this Accounting Procedure and have the same meanings when used herein. Certain terms used herein are defined as follows:

“Accrual Basis” means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the cost is incurred or the right to the benefit arises, regardless of when invoiced, paid, or received.

“Country of Operations” means the Republic of Peru.

“Exclusive Operation Account” means the account maintained by Operator for any Exclusive Operation.

“Material” means machinery, equipment, inventory and supplies acquired and held for use in Joint Operations.

1.4           Joint Account Records and Currency Exchange.

1.4.1        Operator shall at all times maintain and keep true and correct records of the production and disposition of all liquid and gaseous Hydrocarbons, and of all costs and expenditures under the Agreement, as well as other data necessary or proper for the settlement of accounts between the Parties in connection with their rights and obligations under the Agreement and to enable Parties to comply with their respective applicable income tax and other laws.

1.4.2        Operator shall maintain accounting records pertaining to Joint Operations in accordance with generally accepted accounting practices used in the Country of Operations and in the international petroleum industry and any applicable statutory obligations of the

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Country of Operations as well as the provisions of the Contract and the Agreement. In the event of conflict the statutory requirements shall take precedence over the provisions of the Contract and this Agreement, which shall take precedence over the generally accepted accounting practices of the petroleum industry.

1.4.3        The Joint Account records shall be maintained by Operator in the English and/or Spanish language and in United States of America (“U.S.”) currency and in such other language and currency as may be required by Laws/Regulations or the Contract. Conversions of currency shall be recorded at the rate actually experienced in that conversion. For the purpose of currency translation the applicable exchange rate for expenditures and receipts incurred in any month shall be calculated and recorded at the arithmetic average of the buying and selling exchange rates at the close of each Business Day of the month preceding the current accounting period as published by SuperIntendencia de Banca y Seguros or if not published by Citibank, then by Chase Bank Manhattan Bank N.A.

1.4.4        Any currency exchange gains or losses shall be credited or-charged to the Joint Account, except as otherwise specified in this Accounting Procedure.

1.4.5        This Accounting Procedure shall apply, mutatis mutandis, to any Exclusive Operations in the same manner that it applies to Joint Operations; provided, however, that the charges and credits applicable to Consenting Parties shall be maintained separately as an Exclusive Operation Account. For the purpose of determining and calculating the remuneration of the Consenting Parties, including the premiums for any Exclusive Operation, the costs and expenditures shall be expressed in U.S. currency (irrespective of the currency in which the expenditure was incurred).

1.4.6        The Accrual Basis for accounting shall be used in preparing accounts concerning the Joint Operations.

1.5           Statements and Billings.

1.5.1        Unless otherwise agreed by the Parties, Operator shall submit monthly to each Party,

(i)    within 25 Days during the period prior to Newco being formally a party to the Contract; or

(ii)   within 15 Days after Newco formally becomes a party to the Contract.

after each month, statements of the costs and expenditures incurred during such month, indicating by appropriate classification the nature thereof, the corresponding budget category, and the portion of such costs charged to each of the Parties.

These statements, as a minimum, shall contain the following information:

•              advances of funds setting forth the currencies received from each Party,

•              the share of each Party in total expenditures,

•              the accrued expenditures,

•              the current account balance of each Party,

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•              summary of costs, credits, and expenditures on a current month, year-to-date or other periodic basis, as agreed by the Parties (such expenditures shall be grouped by the major work categories designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement so as to facilitate comparison of actual expenditures against that Work Program and Budget), and

•              details of unusual charges and credits in excess of U.S. dollars one hundred thousand ($100,000).

1.5.2        Operator shall, upon request, furnish a description of the accounting classifications used by it.

1.5.3        Amounts included in the statements and billings shall be expressed in U.S. currency and reconciled to the currencies advanced.

1.5.4        Each Party shall be responsible for preparing its own accounting records, financial reports, and tax reports to meet the requirements of the Country of Operations and of all other countries to which it may be subject. Operator, to the extent that the information is reasonably available from the Joint Account records, shall provide Non-Operators in a timely manner with the necessary statements and documents to facilitate the discharge of such responsibility.

1.6           Payments and Advances.

1.6.1        Upon approval of any Work Program and Budget, if Operator so requests, each Non-Operator shall advance its share of estimated cash requirements for the succeeding month’s operations. Each such cash call shall be equal to the Operator’s estimate of the money to be spent in the currencies required to perform its duties under the approved Work Program and Budget during the month concerned. For informational purposes the cash call shall contain an estimate of the funds required for each of the succeeding two (2) months detailed by the major work categories designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement.

1.6.2        Each such cash call, detailed by the major Work Program and Budget categories designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement shall be made in writing and delivered to all Non-Operators not less than fifteen (15) Days before the payment due date. The due date for payment of such cash calls shall be set by Operator but shall be no sooner than the first Business Day of the month for which the advances are required. All advances and payments shall be made exclusive of bank and other charges. Any charges related to transfer or receipt of advances or payments from a Non-Operator shall be borne by that Non-Operator.

1.6.3        Each Non-Operator shall wire transfer its share of the full amount of each such cash call to Operator on or before the due date, in the currencies requested or any other currencies acceptable to Operator and at a bank designated by Operator. If currency

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provided by a Non-Operator is other than the requested currency, then the entire cost of converting to the requested currency shall be charged to that Non-Operator.

1.6.4        Notwithstanding the provisions of Section 1.6.2, should Operator be required to pay before receipt of the next cash call any sums of money for the Joint Operations included in an approved Work Program and Budget which were unforeseen at the time of providing the Non-Operators with said estimates of its requirements, Operator may make a written request to the Non-Operators for special advances covering the Non-Operators’ share of such payments. Each Non-Operator shall make its respective special advance within ten (10) Days after receipt of such notice.

1.6.5        If a Non-Operator’s advances exceed its share of cash expenditures, the next succeeding cash call requirement, after such determination, shall be reduced accordingly. However, if the amount of such excess is greater than the amount of the next month’s estimated cash requirements for such Non-Operator, the Non-Operator may request a refund of the difference, which refund shall be made by Operator within ten (10) Days after receipt of the Non-Operator’s request provided that such amount is greater than one hundred fifty thousand U.S. dollars (U.S.$150,000).

1.6.6        If Non-Operator’s advances are less than its share of cash expenditures, the deficiency shall, at Operator’s option, be added to subsequent cash advance requirements or be paid by Non-Operator within ten (10) Days following the receipt of Operator’s billing to Non-Operator for such deficiency.

1.6.7        If, under the provisions of the Agreement, Operator is required to segregate funds received from the Parties, any interest received on such funds shall be applied against the next succeeding cash call or, if directed by the Operating Committee, distributed each Calendar Quarter. The interest, if any, thus received shall be allocated to the Parties on an equitable basis taking into consideration the date of funding by each Party to the account in proportion to the total funding into the account. A monthly statement summarizing receipts, disbursements, transfers to each joint bank account and beginning and ending balances thereof shall be provided by Operator to the Parties.

1.6.8        If Operator requires a separate advance billing or does not request Non-Operators to advance their share of estimated cash requirements, each Non-Operator shall pay its share of cash expenditures within ten (10) Days following receipt of Operator’s billing.

1.6.9        Payments of advances or billings shall be made on or before the due date. If these payments are not received by the due date the unpaid balance shall bear and accrue interest from the due date until the payment is received by Operator at the Agreed Interest Rate. For the purpose of determining the unpaid balance and interest owed, Operator shall translate to U.S. currency all amounts owed in other currencies using the currency exchange rate readily available to Operator at the close of the last Business Day prior to the due date for the unpaid balance as quoted by the applicable authority identified in Section 1.4.3 of this Section I.

1.6.10      Subject to Government regulation, Operator shall have the right, at any time and from time to time, to convert the funds advanced or any part thereof to other currencies,

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other than PEN (Peruvian Nuevo Sol), to the extent that such currencies are then required for operations. If this is the case the Operator shall advise each participant of such adjustments as an attachment in the monthly statements. The cost of any such conversion shall be charged to the Joint Account.

1.6.11      Operator shall endeavor to maintain funds held for the Joint Account in bank accounts at a level consistent with that required for the prudent conduct of Joint Operations.

1.6.12      Bank Accounts:

If permitted by law and the Agreement, Operator shall open and maintain separate earning bank accounts for each currency (Soles and U.S. Currency) in order to hold funds of the Parties for Joint Operations. Operator shall inform the Non-Operator the name and address of the bank and the account number. Thereafter, the Operator shall notify any changes to the Non-Operators.

1.7           Adjustments.

Payments of any advances or billings shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any Calendar Year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of such Calendar Year, unless within the said twenty-four (24) month period a Non-Operator takes written exception to and makes claim on Operator for adjustment. Failure on the part of a Non-Operator to make claim on Operator for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or the making of claims for adjustment thereon, except to the extent that the Operator prevented a Non-Operator from making such claim. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of the Material as provided in Section VI. Operator shall be allowed to make adjustments to the Joint Account after such twenty-four (24) month period if these adjustments result from audit exceptions outside of this Agreement, third party claims, or Government requirements. Any such adjustments shall be subject to audit within the time period specified in Section 1.8.1.

1.8           Audits.

1.8.1       A Non-Operator, upon at least sixty (60) Days advance notice in writing to Operator and all other Non-Operators, shall have the right to audit the Joint Accounts and records of Operator relating to the accounting hereunder for any Calendar Year within the twenty-four (24) month period following the end of such Calendar Year except as otherwise provided in Section 3.1. As provided in Article 4.2(B)(6) of the Agreement, Non-Operators shall have reasonable access to Operator’s personnel and to the facilities, warehouses, and offices directly or indirectly serving Joint Operations. The cost of each such audit shall be borne by Non-Operators conducting the audit. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner that will result in a minimum of

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inconvenience to the Operator. Non-Operators must take written exception to and make claim upon the Operator for all discrepancies disclosed by said audit within said twenty-four (24) month period.

Non-Operators may request information from the Operator prior to the commencement of the audit. Operator will provide the information readily available in electronic format or hard copy documents, if electronic format is not available. Operator will provide the information requested within 30 Days before commencement of the audit but in no event sooner than 30 Days after the written request.

1.8.2        Operator shall endeavor to produce information from its Affiliates reasonably necessary to support charges from those Affiliates to the Joint Account other than those charges referred to in Section 3.1. If an Affiliate considers such information confidential or proprietary or if such Affiliate will not allow the Non-Operators to audit its accounts, an independent auditor of the Affiliate shall be used to confirm the details and facts as required, provided such independent auditor is a recognized firm of public accountants. The auditing Non-Operator may instruct the auditor on the scope of such confirmation; however, the scope shall be subject to the approval of the Affiliate in question, such approval not to be unreasonably withheld. Should the auditor of the Affiliate decline to act in such capacity, or not be an internationally recognized independent firm of public accountants, the auditing Non-Operators shall select an internationally recognized independent firm of public accountants to carry out such confirmation, subject to the approval of the Affiliate in question, such approval not to be unreasonably withheld. The cost of such audit by the auditor or the independent firm of public accountants, as the case may be, shall be borne by the Non-Operators who requested such audit.

1.8.3        Any information obtained by a Non-Operator under the provisions of this Section 1.8 which does not relate directly to the Joint Operations shall be kept confidential and shall not be disclosed to any third party, except as would otherwise be permitted by Article 15.1(A)(3) and (9) of the Agreement.

1.8.4        In the event that the Operator is required by law or the Contract to employ a public accounting firm to audit the Joint Account and records of Operator relating to the accounting hereunder, the cost thereof shall be charged to the Joint Account, and a copy of the audit shall be furnished to each Party.

1.8.5        At the conclusion of each audit, the Parties shall endeavor to settle outstanding matters expeditiously. To this end the Parties conducting the audit will make a reasonable effort to prepare and distribute a written report to the Operator and all the Parties who participated in the audit as soon as possible and in any event within ninety (90) Days after the conclusion of each audit. The report shall include all claims, with supporting documentation, arising from such audit together with comments pertinent to the operation of the accounts and records. Operator shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than ninety (90) Days after receipt of the report. Should the Non-Operators consider that the report or reply requires further investigation of any item therein, the Non-Operators shall have the right to conduct further investigation in relation to such matter notwithstanding the

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provisions of Sections 1.7 and 1.8.1 that the period of twenty-four (24) months may have expired. However, conducting such further investigation shall not extend the twenty-four (24) month period for taking written exception to and making a claim upon the Operator for any other discrepancies disclosed by said audit. Such further investigations shall be commenced within thirty (30) Days and be concluded within sixty (60) Days after the receipt of such report or reply, as the case may be.

1.8.6        All adjustments resulting from an audit agreed between the Operator and the Non-Operator conducting the audit shall be reflected promptly in the Joint Account by the Operator and reported to the Non-Operator(s). If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Operating Committee, and, unless otherwise agreed by the Parties to the dispute, resolved in accordance with the provisions of Article 18 of the Agreement. If all the Parties to the dispute so agree, the adjustment(s) may be referred to an independent expert agreed to by the Parties to the dispute. At the election of the Parties to the dispute, the decision of the expert will be binding upon such Parties. Unless otherwise agreed, the cost of such expert will be shared equally by all Parties to the dispute.

1.9           Allocations.

If it becomes necessary to allocate any costs or expenditures to or between Joint Operations and any other operations, such allocation shall be made on an equitable basis. For informational purposes only, Operator shall furnish a description of its allocation procedures pertaining to these costs and expenditures along with each proposed Work Program and Budget.

SECTION II. DIRECT CHARGES

Operator shall charge the Joint Account with all costs and expenditures incurred in connection with Joint Operations in accordance with an approved Work Program and Budget or otherwise authorized by the provisions of the Agreement. It is also understood that charges for services normally provided by an operator such as those contemplated in Sections 2.7.2 and 2.7.3 which are provided by a Party’s Affiliate shall reflect the cost to the Affiliate, excluding profit, for performing such services, except as otherwise provided in Section 2.5.1, Section 2.6, and Section 2.7.1.

The costs and expenditures shall be recorded as required for the settlement of accounts between the Parties in connection with the rights and obligations under the Agreement and for purposes of complying with the tax laws of the Country of Operations and of such other countries to which any of the Parties may be subject. Without in any way limiting the generality of the foregoing, chargeable costs and expenditures shall include:

2.1           Licenses, Permits, Etc.

All costs, if any, attributable to the acquisition, maintenance, renewal or relinquishment of licenses, permits, contractual and/or surface rights acquired for Joint Operations and bonuses

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paid in accordance with the Contract when paid by Operator in accordance with the provisions of the Agreement.

2.2           Salaries, Wages and Related Costs.

Salaries, wages and related costs include everything constituting the employees’ total compensation, as well as the cost to Operator, of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses, and other customary allowances applicable to the salaries and wages chargeable hereunder, as well as the costs to Operator for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalization, retirement (accrued during the period of Joint Operations), severance payments required by the Laws / Regulations of the Country of Operations and accrued during the period of Joint Operations (additional severance payments in excess of those provided by the Laws / Regulations of the Country of Operations shall be chargeable to the Joint Account to the extent that they are in accordance with benefit policies of Operator, and other benefit plans of a like nature applicable to labor costs of Operator. Subject to the approval of the Operating Committee, these costs shall also include the Operator’s employee incentives program; for the avoidance of doubt, Operator’s employee incentives program shall include bonuses and stock options, stock appreciation rights and/or equivalents. Said incentives program shall be based on performance and its overall costs shall never represent more than 30% of the aggregate income of the employees (including said incentives program).

All costs associated with organizational restructuring (e.g., separation benefits, relocation costs, asset disposition costs) of Operator, or their Affiliates, other than those costs which are directly related to employees of Operator, who are directly engaged in Joint Operations on a full time basis, will require the approval of the Parties to be chargeable to the Joint Account.

Any costs associated with Country of Operations benefit plans which are not currently funded shall be accrued and not be paid by Non-Operators, unless otherwise approved by the Operating Committee, until the same are due and payable to the employee, upon withdrawal of a Party pursuant to the Agreement and then only by the withdrawing Party, or upon termination of the Agreement, whichever occurs first.

Expenditures or contributions made pursuant to assessments imposed by Government authorities for payments with respect to or on account of employees described in Section 2.2.1 and Section 2.2.2 shall be chargeable to the Joint Account.

2.2.1        The salaries, wages and related costs of employees of Operator and its Affiliates temporarily or permanently assigned in the Country of Operations to the extent they are directly engaged in Joint Operations shall be chargeable to the Joint Account.

2.2.2        The salaries, wages and related costs of employees of Operator and its Affiliates temporarily or permanently assigned outside the Country of Operations to the extent they are directly engaged in Joint Operations and not otherwise covered in Section 2.7.2 shall be chargeable to the Joint Account.

2.2.3        Costs for salaries, wages and related costs may be charged to the Joint Account on an actual basis or at a rate based upon the average cost in accordance with the usual

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practice of Operator. In determining the average cost, expatriate and national employees’ rates shall be calculated separately and reviewed at least annually.

2.2.4        Reasonable expenses related to the Joint Operations (including related travel costs) of those employees whose salaries and wages are chargeable to the Joint Account under Sections 2.2.1 and 2.2.2 of this Section II and for which expenses the employees are reimbursed under the usual practice of Operator shall be chargeable to the Joint Account.

2.2.5        If employees are engaged in other activities in addition to the Joint Operations, the cost of such employees shall be allocated on an equitable basis.

2.3           Employee Relocation Costs.

2.3.1        Except as provided in Section 2.3.3, Operator’s cost of employees’ relocation to or from an assignment with the Joint Operations, whether within or outside the Country of Operations and whether permanently or temporarily assigned to the Joint Operations, shall be chargeable to the Joint Account. If such employee works on other activities in addition to Joint Operations, such relocation costs shall be allocated on an equitable basis.

2.3.2        Such relocation costs shall include transportation of employees, families, personal and household effects of the employee and family, transit expenses, and all other related costs in accordance with Operator’s usual practice.

2.3.3        Relocation costs from an assignment with the Joint Operations to another location classified as a foreign location by Operator shall not be chargeable to the Joint Account unless such foreign location is the point of origin of the employee or unless otherwise agreed by the Operating Committee.

2.4           Offices, Camps, and Miscellaneous Facilities Subject to the approval of the Operating Committee in the agreed Work Program and Budget, costs of designing, planning, procuring, constructing, maintaining, leasing and salvaging any offices, sub-offices, camps, warehouses, housing, and other facilities of the Operator and/or Affiliates directly serving the Joint Operations. If such facilities serve operations in addition to the Joint Operations the costs shall be allocated to the properties served on an equitable basis.

2.5           Material.

Cost, net of discounts taken by Operator, of Material purchased or furnished by Operator. Such costs shall include, but are not limited to, export brokers’ fees, transportation charges, loading, unloading fees, export and import duties and license fees associated with the procurement of Material and in-transit losses, if any, not covered by insurance. So far as it is reasonably practical and consistent with efficient and economical operation, only such Material shall be purchased for, and the cost thereof charged to, the Joint Account as may be required for immediate use.

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2.5.1              Purchasing Fee.

When economical to do so, and required for the benefit of the Joint Operations, Operator may request its Affiliates to provide purchasing, expediting and traffic coordination services. Charges to the Joint Account for the provision of these purchasing services shall be based on the Affiliate’s standard purchasing fee currently set at two percent (2%) on the amount of each purchase order subject to a minimum fee of $200 and a maximum fee of $20,000 per purchase order.

The fee shall be reviewed periodically by Operator’s Affiliates, and future changes shall be made upward or downward as indicated by the Affiliate’s cost experience for providing these services. Any changes affecting the charges to the Joint Account shall be subject to notification by Operator and approval by the Parties. Such charges shall be in lieu of any charges for the same or similar services provided herein.

2.6                       Exclusively Owned Equipment and Facilities of Operator and Affiliates.

Charges for exclusively owned equipment, facilities, and utilities of Operator or any of its Affiliates at rates not to exceed the average commercial rates of non-affiliated third parties then prevailing for like equipment, facilities, and utilities for use in the area where the same are used hereunder. On request, Operator shall furnish Non-Operators a list of rates and the basis for application. Such rates shall be revised from time to time if found to be either excessive or insufficient, but not more than once every six months.

Exclusively owned drilling tools and other equipment lost in the hole or damaged beyond repair may be charged at replacement cost (for the condition of such tools or equipment) less depreciation plus transportation costs to deliver like equipment to the location where used.

2.7                       Services.

2.7.1               The charges for services provided by third parties, including the Affiliates of the respective Parties which have contracted with Operator to perform services that are normally provided by third parties, other than those services covered by Section 2.7.2 and Section 2.7.3, shall be charged to the Joint Account. Such charges for services by the Affiliates of the respective Parties shall not exceed those currently prevailing if performed by non-affiliated third parties, considering quality and availability of services.

2.7.2               The cost of services performed by Operator’s Affiliates technical and professional staffs not located within the Country of Operation and not otherwise covered under Section 2.2.2, shall be chargeable to the Joint Account. Such services shall be charged at cost in accordance with the rates and price lists established each year and provided to the Non-Operators as part of the annual Work Program and Budget. The individual rates shall include salaries and wages of such technical and professional personnel, lost time, governmental assessments, and employee benefits. Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, utilities, support staff, drafting, telephone and other communication expenses, computer support, supplies, depreciation, and other reasonable expenses. The Operator’s Affiliates shall follow a purchase or service order

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procedure for providing any such services to the effect that only services formally requested by the Operator can be rendered and that such services can only be charged in accordance with the terms and conditions of such request. The documentation supporting such charges to the Joint Account shall be available for audit by the Non-Operators, provided that no additional costs may be charged in respect of access to and use of, technical data, intellectual property and know-how of the Operator’s group of Affiliates.

2.7.3               The cost of services performed with the approval of Operator by the technical and professional staffs of the Non-Operators and the Affiliates of the respective Non-Operators, including the cost to such Affiliates and Non-Operators of their respective secondees, if any, shall be chargeable to the Joint Account. The individual rates shall include salaries and wages of such technical and professional personnel and secondees, lost time, governmental assessments, and employee benefits. Costs (other than for secondees) shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited, to rent, utilities, support staff, drafting, telephone and other communication expenses, computer support, supplies, depreciation, and other reasonable expenses.

2.7.4               The charges for such services under Section 2.7.2 and Section 2.7.3 shall not exceed those currently prevailing if performed by non-affiliated third parties, considering the quality and availability of such services. Examples of such services covered under Sections 2.7.2 and Section 2.7.3 include, but are not limited to, the following:

•                                Geologic Studies and Interpretation

•                                Seismic Data Processing

•                                Well Log Analysis, Correlation and Interpretation

•                                Laboratory Services

•                                Well Site Geology

•                                Project Engineering

•                                Source Rock Analysis

•                                Petrophysical Analysis

•                                Geochemical Analysis

•                                Drilling Supervision

•                                Development Evaluation

•                                Accounting, Legal and Professional Services

•                                Other Data Processing

2.5                       Insurance.

Premiums paid for insurance required by law or the Agreement to be carried for the benefit of the Joint Operations.

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2.6                                 Damages and Losses to Property.

2.6.1               All costs or expenditures necessary to replace or repair damages or losses to Joint Property incurred by fire, flood, storm, theft, accident, or any other cause shall be chargeable to the Joint Account. Operator shall furnish Non-Operators written notice of damages or losses incurred in excess of two hundred fifty thousand U.S. dollars (U.S.$250,000) as soon as practical after report of the same has been received by Operator.

2.6.2               Credits for settlements received from insurance carried for the benefit of Joint Operations and from others for losses or damages to Joint Property or Materials shall be chargeable to the Joint Account. Each Party shall be credited with its Participating Interest share thereof except where such receipts are derived from insurance purchased by Operator for less than all Parties in which event such proceeds shall be credited to those Parties for whom the insurance was purchased in the proportion of their respective contributions toward the insurance coverage.

2.6.3               Expenditures incurred in the settlement of all losses, claims, damages, judgments, and other similar expenses for the account of Joint Operations.

2.7                     Litigation, Dispute Resolution and Associated Legal Expenses.

The costs and expenses of litigation, dispute resolution and associated legal services necessary for the protection of the Joint Operations under this Agreement as follows:

2.7.1               Legal services, other than those provided by the Parties’ or their Affiliates’ employees, necessary or expedient for the protection of Joint Operations, and all costs and expenses of litigation, arbitration or other alternative dispute resolution procedures, including reasonable attorneys’ fees and expenses, together with all judgments obtained against the Parties or any of them arising from the Joint Operations.

2.7.2               If the Operating Committee agrees, litigation, arbitration or other alternative dispute resolution procedures resulting from actions or claims affecting the Joint Operations hereunder may be handled by the legal staff of one or any of the Parties or their respective Affiliates; and a charge commensurate with the reasonable costs of providing and furnishing such services rendered may be made by the Party or its Affiliates providing such service to Operator for the Joint Account.

2.8                       Taxes and Duties.

All taxes, duties, assessments and governmental charges, of every kind and nature, assessed or levied upon or in connection with the Joint Operations, other than any that are measured by or based upon the revenues, income and net worth of a Party.

If Operator or an Affiliate is subject to income or withholding tax as a result of services performed at cost for the operations under the Agreement shall be included in the price of such service, its charges for such services may be increased (grossed up) by the amount of such taxes incurred.

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2.9                       Ecological and Environmental.

Costs incurred with respect to the Joint Property as a result of statutory regulations for archaeological and geophysical surveys relative to identification and protection of cultural resources and/or other environmental or ecological surveys as may be required by any regulatory authority. Also, costs to provide or have available pollution containment and removal equipment plus costs of actual control, clean up and remediation resulting from responsibilities associated with Hydrocarbon contamination as required by all applicable laws and regulations.

2.10                 Decommissioning (Abandonment) and Reclamation.

Costs incurred for decommissioning (abandonment) and reclamation of the Joint Property, including costs required by the Government or other regulatory authorities of the Government or by the Contract.

2.11                 Other Expenditures.

Any other costs and expenditures incurred by Operator for the necessary and proper conduct of the Joint Operations in accordance with approved Work Programs and Budgets or as otherwise specified in the Agreement and not otherwise covered in this Section II or in Section III.

SECTION III. INDIRECT CHARGES

3.1                       Purpose.

Operator shall charge the Joint Account monthly for the cost of indirect services and related office costs of Operator and its Affiliates not otherwise provided in this Accounting Procedure. Indirect costs chargeable under this Section III represent the cost of general assistance and support services provided by Operator and its Affiliates. These costs are such that it is not practical to identify or associate them with specific projects but are for services, which provide the Joint Operations with needed and necessary resources that Operator requires and which provide a real benefit to Joint Operations. Examples of the type of costs which are included, but not limited to, in this charge are services and related office cost of personnel performing executive, administrative, accounting, computer services, employee relations, legal, purchasing, HSEQ, security, community relations, treasury and tax functions for the benefit of the joint Operations. No cost or expenditure included under Section II (including in particular but not limited to Sections 2.7.2 and 2.7.3) shall be included or duplicated under this Section III. The charges under Section III are not subject to audit under Sections 1.8.1 and 1.8.2 other than to verify that the overhead percentages are applied correctly to the expenditure basis.

3.2                       Amount.

3.2.1              The indirect charge under Section 3.1 for any month shall equal the greater of (a) the total amount of indirect charges for the period beginning at the start of the Calendar Year through the end of the period covered by Operator’s invoice (“Year-to-Date”) determined under Section 3.2.2, less indirect charges previously made under Section 3.1 for the Calendar Year in question, or (b) the amount of the minimum assessment

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determined under Section 3.2.3, calculated on an annualized basis (but reduced pro rata for periods of less than one year), less indirect charges previously made under Section 3.1 for the Calendar Year in question.

3.2.2                 Unless exceeded by the minimum assessment under Section 3.2.3, the aggregate Year-to-Date indirect charges shall be a percentage of the Year-to-Date expenditures, calculated on the following scale (U.S. dollars):

Annual Expenditures

$0 to $15,000,000 of expenditures	=	3%
$15,000,001 to$30,000,000 of expenditures	=	2%
Excess above $30,000,000 of expenditures	=	1%

3.2.3                        A minimum of U.S. $25,000.00 shall be assessed each month.

If Operator determines that the percentages set out above in Section 3.2.2. or the minimum amount set out in Section 3.2.3 are inadequate, then the Parties shall meet to agree on any modification (lower or higher).

3.3                                 Exclusions.

The expenditures used to calculate the monthly indirect charge shall not include the indirect charge (calculated either as a percentage of expenditures or as a minimum monthly charge), rentals on surface rights acquired and maintained for the Joint Account, guarantee deposits, pipeline tariffs, concession acquisition costs, bonuses paid in accordance with the Contract, royalties and taxes paid under the Contract, payments to third parties in settlement of claims, and other similar items.

Credits arising from any government subsidy payments, disposition of Material, and receipts from third parties for settlement of claims shall not be deducted from total expenditures in determining such indirect charge.

SECTION IV. ACQUISITION OF MATERIAL

4.1                                 Acquisitions.

Materials purchased for the Joint Account shall be charged at net cost paid by the Operator. The price of Materials purchased shall include, but shall not be limited to export broker’s fees, insurance, transportation charges, loading and unloading fees, import duties, license fees, and demurrage (retention charges) associated with the procurement of Materials, the purchasing fee provided for in Section 2.5.1, and applicable taxes, less all discounts taken for the avoidance of doubt, all discounts are for the benefit of the Joint Account.

4.2                                 Materials Furnished by Operator.

Materials required for operations shall be purchased for direct charge to the Joint Account whenever practicable, except the Operator may furnish such Materials from its stock under the following conditions:

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4.2.1                        New Materials (Condition “A”).

New Materials transferred from the warehouse or other properties of Operator shall be priced at net cost determined in accordance with Section 4.1 above as if Operator had purchased such new Material just prior to its transfer.

Such net costs shall in no event exceed the then current market price.

4.2.2                        Used Materials (Conditions “B” and “C”).

4.2.2.1          Material which is in sound and serviceable condition and suitable for use without repair or reconditioning shall be classified as Condition “B” and priced at seventy-five percent (75%) of such new purchase net cost at the time of transfer.

4.2.2.2          Materials not meeting the requirements of Section 4.2.2.1 above, but which can be made suitable for use after being repaired or reconditioned, shall be classified as Condition “C” and priced at fifty percent (50%) of such new purchase net cost at the time of transfer. The cost of reconditioning shall also be charged to the Joint Account provided the Condition “C” price, plus cost of reconditioning, does not exceed the Condition “B” price; and provided that Material so classified meets the requirements for Condition “B” Material upon being repaired or reconditioned.

4.2.2.3          Material which cannot be classified as Condition “B” or Condition “C”, shall be priced at a value commensurate with its use.

4.2.2.4          Tanks, derricks, buildings, and other items of Material involving erection costs, if transferred in knocked-down condition, shall be graded as to condition as provided in this Section 4.2.2 of Section IV, and priced on the basis of a knocked-down price of like new Material.

4.2.2.5 Material including drill pipe, casing and tubing, which is no longer useable for its original purpose but is useable for some other purpose, shall be graded as to condition as provided in this Section 4.2.2 of Section IV. Such Material shall be priced on the basis of the current price of items normally used for such other purpose if sold to third parties.

4.3                                 Premium Prices.

Whenever Material is not readily obtainable at prices specified in Sections 4.1 and 4.2 of this Section IV because of national emergencies, strikes or other unusual causes over which Operator has no control, Operator may charge the Joint Account for the required Material at Operator’s actual cost incurred procuring such Material, in making it suitable for use, and moving it to the Contract Area, provided that notice in writing, including a detailed description of the Material required and the required delivery date, is furnished to Non-Operators of the proposed charge at least thirty (30) Days (or such shorter period as may be specified by Operator) before the Material is projected to be needed for operations and prior to billing Non-Operators for such Material the cost of which exceeds one hundred thousand U.S. dollars (U.S.$100,000). Each Non-Operator shall have the right, by so electing and notifying Operator within ten (10) Days (or such shorter period as may be specified by Operator) after receiving

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notice from Operator, to furnish in kind all or part of its share of such Material per the terms of the notice which is suitable for use and acceptable to Operator both as to quality and time of delivery. Such acceptance by Operator shall not be unreasonably withheld. If the Material furnished is deemed unsuitable for use by Operator, all costs incurred in disposing of such Material or returning such Material to owner shall be borne by the Non-Operator furnishing the same unless otherwise agreed by the Parties. If a Non-Operator fails to properly submit an election notification within the designated period, Operator is not required to accept Material furnished in kind by that Non-Operator. If Operator fails to submit proper notification prior to billing Non-Operators for such Material, Operator shall only charge the Joint Account on the basis of the price allowed during a “normal” pricing period in effect at the time of movement.

4.4                                 Warranty of Material Furnished by Operator.

Operator does not warrant the condition or fitness for the purpose intended of the Material furnished. In case of defective Material credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

SECTION V. DISPOSAL OF MATERIALS

5.1                                 Disposal.

Operator shall be under no obligation to purchase the interest of Non-Operators in new or used surplus Materials. Operator shall have the right to dispose of Materials but shall advise and secure prior agreement of the Operating Committee of any proposed disposition of Materials having an original cost to the Joint Account of U.S. dollars two hundred fifty thousand (U.S.$250,000) or more. When Joint Operations are relieved of Material charged to the Joint Account, Operator shall advise each Non-Operator of the original cost of such Material to the Joint Account so that the Parties may eliminate such costs from their asset records. Credits for Material sold by Operator shall be made to the Joint Account in the month in which payment is received for the Material. Any Material sold or disposed of under this Section shall be on an “as is, where is” basis without guarantees or warranties of any kind or nature. Costs and expenditures incurred by Operator in the disposition of Materials shall be charged to the Joint Account.

5.2                                 Material Purchased by a Party or its Affiliate.

Proceeds received from Material purchased from the Joint Property by a Party or its Affiliate shall be credited by Operator to the Joint Account, with new Material valued in the same manner as new Material under Section 4.2.1 and used Material valued in the same manner as used Material under Section 4.2.2, unless otherwise agreed by the Operating Committee.

5.3                                 Division In Kind.

Division of Material in kind, if made between the Parties, shall be in proportion to their respective interests in such Material. Each Party will thereupon be charged individually with the value (determined in accordance with the procedure set forth in Section 5.2) of the Material received or receivable by it.

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5.4                                 Sales to Third Parties.

Proceeds received from Material purchased from the Joint Property by third parties shall be credited by Operator to the Joint Account at the net amount collected by Operator from the buyer. If the sales price is less than that determined in accordance with the procedure set forth in Section 5.2, then approval by the Operating Committee shall be required prior to the sale. Any claims by the buyer for defective materials or otherwise shall be charged back to the Joint Account if and when paid by the Operator.

SECTION VI. INVENTORIES

6.1                                 Periodic Inventories - Notice and Representation.

At reasonable intervals, but at least annually, inventories shall be taken by Operator of all Material held in warehouse stock on which detailed accounting records are normally maintained. The expense of conducting periodic inventories shall be charged to the Joint Account. Operator shall give Non-Operators written notice at least sixty Days (60) in advance of its intention to take inventory, and Non-Operators, at their sole cost and expense, shall each be entitled to have a representative present. The failure of any Non-Operator to be represented at such inventory shall bind such Non-Operator to accept the inventory taken by Operator, who shall in that event furnish each Non-Operator with a reconciliation of overages and shortages. Inventory adjustments to the Joint Account shall be made for overages and shortages. Any adjustment equivalent to U.S. dollars two hundred thousand (U.S.$200,000) or more shall be brought to the attention of the Operating Committee.

6.2                                 Special Inventories.

Whenever there is a sale or change of interest in the Agreement, a special inventory may be taken by the Operator provided the seller and/or purchaser of such interest agrees to bear all of the expense thereof. In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

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ATTACHMENT B – CONTRACT AREA

INDEX MAP
ECUADOR
PERU
BLOCK
Z1
TUMBES
Zarumilla
Huaquillas
Zorritos
Cancas
Punta Sal
Mancora
Los Organos
OFFSHORE NW PERU
BLOCK Z-1
2011 PARCEL MAP
BPZ Energy
Developing Energy - Providing Opportunities
0 5 10 15 20 25 30 40 50Km.
0 10 20 30Miles

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EXECUTION VERSION

ATTACHMENT C — SECONDMENT AGREEMENT

SECONDMENT AGREEMENT

(1)

(2)

THIS SECONDMENT AGREEMENT is made effective as of                         (the “Effective Date”) between                         (“Operator”), and                         (“Employer”) (Operator and Employer are sometimes referred to collectively as the “Parties” and individually as a “Party”), and is premised on the fact that:

Operator and Employer each hold an undivided share of the rights of “Contractor” under that certain                         dated                         (“Contract”);

Pursuant to that certain Operating Agreement among Operator, Employer and others, dated                         (the “JOA”), Employer is entitled to second in accordance with this Secondment Agreement qualified personnel to fill certain positions in Operator’s organization for the conduct of certain operations;

Subject to the provisions of this Secondment Agreement, Employer has nominated and Operator has accepted Secondee.

In consideration of the premises set out above and the provisions set out below the Parties agree as follows:

ARTICLE 1 - DEFINITIONS AND REFERENCES

1.1                          DEFINITIONS.

Capitalized terms used in this Secondment Agreement and not otherwise defined herein shall have the meaning given to such terms in the JOA.

“Monthly Charge” shall have the meaning set out in Article 3.2.

“Secondee” means the employee designated on Attachment A.

“Secondment Location” means the location specified on Attachment A, where Secondee is to perform the Services.

“Secondment Period” means the period specified on Attachment A, during which Secondee is to perform the Services.

“Services” means the duties and authorities described on Attachment A, to be performed by Secondee.

1.2                          REFERENCES.

Unless expressly provided to the contrary, in this Secondment Agreement:

1.2(A)     Reference to any gender includes a reference to both genders;

1.2(B)      Reference to the singular includes the plural, and vice versa;

1.2(C)                 Reference to any Attachment means an Attachment to this Secondment Agreement, all of which are incorporated into and made a part of this Secondment Agreement;

1.2(D)                “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense; and

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1.2(E)      Reference to Secondee includes dependents where applicable.

ARTICLE 2 - TERMS OF SECONDMENT

2.1                          SECONDMENT.

2.1(A)               Employer represents that Secondee is an employee of Employer and has the qualifications and experience, summarized on Attachment A to this Secondment Agreement.

2.1(B)                 Employer shall assign Secondee to perform the Services at the Secondment Location for the Secondment Period, and to report to Operator in accordance with this Secondment Agreement.

2.1(C)                 Operator shall designate Secondee to fill the position specified on Attachment A within Operator’s organization, integrate Secondee into Operator’s organization for the purposes of this Secondment Agreement, and authorize Secondee to perform the Services at the Secondment Location for the Secondment Period in accordance with this Secondment Agreement.

2.1(D)                Operator shall have the right to specify the scope and nature of Secondee’s work and the results to be achieved, and to direct Secondee in the performance of the Services.

2.1(E)                  Employer shall require Secondee to enter into a Secondee Agreement with Operator in substantially the form of Attachment B.

2.2                          CONDUCT.

2.2(A)               Secondee shall be integrated into Operator’s organization for the Secondment Period and consequently shall be subject to:

(1)           The supervision and control of the Operator;

(2)                                  All applicable rules, regulations, policies and other practices established by Operator for its employees;

(3)           Laws, rules and regulations applicable to the Joint Operations; and

(4)                                  Instructions and directions of Operator pursuant to Articles 2.2(A)(1), (2), and (3).

2.2(B)      Employer shall use all reasonable efforts to ensure that:

(1)           Secondee complies with the provisions of Article 2.2(A); and

(2)                                  Secondee shall perform the Services contemplated by this Secondment Agreement, and if applicable the Secondee Agreement, with due diligence and in a good, competent, professional and safe manner in accordance with applicable laws and regulations, standards and practices of the international petroleum industry, and the supervision and control of the Operator.

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2.3                          STATUS OF EMPLOYER AND SECONDEE.

2.3(A)               Employer shall be an independent contractor engaged by Operator to make Secondee available for the purposes of this Secondment Agreement, and neither Employer nor Secondee shall be a servant or employee of Operator.

2.3(B)                 Notwithstanding that for the duration of the Secondment Period Operator shall have the right to exercise supervision and control over Secondee, Secondee shall be an employee of Employer for all purposes, including remuneration, promotion, and career planning, and shall not be a servant or employee of Operator.

2.3(C)                 For the avoidance of doubt Operator shall have no authority to terminate employment or to administer disciplinary action with respect to Secondee, except to terminate the Secondment pursuant to Article 6. Only the Employer shall have authority to discipline Secondee.

2.4                          PERMITS.

Employer shall be responsible for obtaining any work permits, visas and any other administrative authorizations required to allow Secondee, and if applicable his or her dependants, to work and reside in the Secondment Location for the Secondment Period. Operator shall provide any assistance reasonably requested by Employer in connection with obtaining such permits, visas and authorizations.

2.5                          OPERATOR’S ASSISTANCE.

Operator shall provide the following items and services to Secondee to the same extent that Operator provides such items and services to Operator’s managerial and technical staff and their dependents in the Secondment Location:

(1)           Facilities and equipment with which to perform the Services; and

(2)           Security, safety and first aid services and facilities.

2.6                          EMPLOYER’S ASSISTANCE

To the extent not provided by Operator, Employer shall provide to, or reimburse Secondee for the following items and services to the same extent that Employer provides, or would provide, such items and services to Employer’s managerial and technical staff and their dependents in the Secondment Location:

2.6(A)     Transportation and accommodation in the Secondment Location;

2.6(B)      Meals, other items and services, and living expenses in the Secondment Location; and

2.6(C)                 Host country taxes and duties levied on and paid by or on behalf of Secondee, including without limitation income, sales, excise, value added, property and other taxes and import/export duties.

2.7                          CHANGE OF LOCATION OR SERVICES.

2.7(A)     If Operator in the exercise of its reasonable judgment determines that

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(1)                                  A permanent change of the Secondment Location is necessary, Operator shall promptly so notify Employer in writing specifying the effective date of such change, and shall request Employer to approve the transfer of Secondee to the new Secondment Location; or

(2)                                  A material change of Services is necessary due to the evolution of the Project, Operator shall promptly so notify Employer in writing specifying the effective date of such change, and shall request Employer to approve the change of Services.

2.7(B)      Employer shall not unreasonably withhold its approval.

2.8                          TEMPORARY RETURN.

Employer shall be entitled to require the return of Secondee from time to time for periods of short duration for administrative or training purposes, subject to Operator’s consent as to the timing of such return, which consent shall not be unreasonably withheld.

2.9                          VACATION.

Secondee is entitled to vacation according to the normal personnel policies of Employer. Vacation may only be taken after consultation with Operator and is subject to Operator’s reasonable operational requirements. Operator shall notify Employer annually of all vacation taken by Secondee.

2.10                        RESTRICTION ON SOLICITATION.

Operator may neither solicit nor hire Secondee for a period of twenty-four (24) months after the term of this Secondment Agreement without obtaining the prior written consent of Employer.

2.11                        REQUESTS FOR INFORMATION.

2.11(A)       If so requested, Operator shall provide Employer with a summary of work accomplishments and a performance appraisal for Secondee in the format that Operator uses to assess its employees.

2.11(B)         If so requested Operator shall provide to Employer an annual report scheduling the amount and type of each payment or benefit that Operator provided to or on behalf of Secondee.

2.11(C)         Employer shall give to Operator reasonable details of Secondee’s compensation to facilitate budgeting and invoice processing.

2.11(D)        The Parties shall endeavor to provide such other information or assistance as is reasonably required in connection with this Secondment Agreement, or any claim by Secondee against either Party.

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ARTICLE 3 - COSTS

3.1                          RESPONSIBILITIES OF EMPLOYER.

Employer, acting in compliance with Employer’s standard personnel policies, shall be responsible for and shall bear and pay (and Operator shall not be responsible for):

3.1(A)               Secondee’s base salary and other compensation in any form, including all customary allowances, entitlements and benefits, earned during the Secondment Period;

3.1(B)                 Payroll taxes, withholding taxes or any other form of cost or charge assessed by any governmental authority in respect of the employment of Secondee;

3.1(C)                 Health insurance, pension plan, defined contribution plan, profit sharing or stock option plan, or any other employment-related contributions for the benefit of Secondee as an employee, whether statutory or otherwise;

3.1(D)                Employer’s liability insurance, including insurance against claims for compensation by third parties, and all obligations arising under applicable workers’ compensation laws in respect of Secondee;

3.1(E)                  Local expenses and taxes of Secondee while in the Secondment Location, which pursuant to Article 2.6 are to be provided by Employer;

3.1(F)                  Any other direct costs, charges or expenses assessed against an employer under any applicable laws or regulations in relation to the employment of persons such as Secondee;

3.1(G)                 All administrative costs and other indirect charges that are directly attributable or fairly allocated to the Secondment or Secondee.

3.2                          MONTHLY CHARGE.

Employer shall charge Operator monthly for the actual documented costs and expenses that are incurred by Employer during the term of this Secondment Agreement in respect of the items listed in Article 3.1, that are attributable to Secondee during the Secondment Period and that would be chargeable to the Joint Account under the Accounting Procedure of the JOA for an employee of Operator (the “Monthly Charge”). If Secondee is seconded on a part-time basis, the Monthly Charge for Secondee shall be a percentage of the Monthly Charge that would have been paid for Secondee on a full-time basis determined by the proportion that the number of hours recorded by Secondee on the timesheets kept for that purpose bears to the total number of hours worked inclusive of vacation and holidays by Secondee in the month.

3.3                          RELOCATION COSTS.

In addition to the Monthly Charge, Employer shall to the extent chargeable to the Joint Account under the JOA charge the Operator for the actual documented costs incurred by Employer for relocation of Secondee from his home location to the Secondment Location and return, including:

3.3(A)     Transportation and travel expense;

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3.3(B)      Initial accommodation, meal and any other arrival expenses;

3.3(C)      Relocation agency costs; and

3.3(D)     Air and sea freight and insurance charges.

3.4                          PROCEDURE.

3.4(A)               Within fifteen (15) Days after the end of each calendar month, Employer shall invoice the Operator for the Monthly Charge for such month and for reimbursement of the costs referred to in Article 3.3. Within fifteen (15) Days of the receipt of the invoice, Operator shall pay the amount of each invoice to Employer in                    by wire transfer of immediately available funds.

3.4(B)                 Operator shall pay all amounts invoiced in full, whether or not disputed, and waives any right of set off, provided that Operator’s payment of any charge shall be without prejudice to its right to later contest the charge. If Operator disputes all or any portion of an invoice, Operator and Employer shall confer as soon as practicable to resolve the dispute. If the dispute is resolved by Employer and Operator, or by the process of Article 18 of the JOA, in favor of Operator, Employer shall refund the disputed amount, together with interest thereon at the Agreed Interest Rate (as of the date the dispute is resolved or decided) from the date paid until the date refunded.

3.5                          PAST DUE AMOUNTS.

Any amounts not paid on or before the date due under this Secondment Agreement shall bear interest from the date due until paid in full at the Agreed Interest Rate.

3.6                          AUDIT RIGHTS.

3.6(A)               Employer shall provide, within                    ( ) months of the end of each Calendar Year, a certificate issued by an internationally known and respected independent auditing firm certifying that the calculation of the costs invoiced to Operator under Article 3 above reflect actual costs for Employer or its Affiliates.

3.6(B)      Such certificate shall state that:

(1)                                  The rates charged and the percentages applied pursuant to this Secondment Agreement are in accordance with Employer’s practices and do not conflict with the terms of this Secondment Agreement; and

(2)           The amount of the difference between:

(a)                                  The disbursements charged or charges made on behalf of Operator by Employer; and

(b)           The amount actually charged to Operator by Employer.

3.6(C)                 An invoice or credit note will then be sent by Employer to Operator to cover any difference under Article 3.6(B)(2).

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3.6(D)                Such certificate shall be conclusive as between Operator and Employer as to the acceptability for payment of the amounts certified. The cost of providing such certificate shall be for the Joint Account.

ARTICLE 4 - LIABILITY AND INDEMNITY

4.1                          OPERATOR’S EMPLOYEES AND PROPERTY.

In furtherance of Article 5.3 of the JOA and to the extent of the limitation of liability of Operator under Article 5.6 of the JOA, Operator releases and shall indemnify Employer, its Affiliates, and its and their directors, officers and employees from any and all costs, expenses (including reasonable attorney’s fees) and liabilities incident to claims, demands, or causes of action of every kind and character, brought by any person or entity, for injury to, illness or death of any employee of Operator or its subcontractors, or for damage to or loss of the property of Operator or its subcontractors, which injury, illness, death, damage or loss arises out of or is incident to the performance of (or the failure to perform) this Secondment Agreement, or if applicable the Secondee Agreement. This indemnity obligation shall apply regardless of the cause of such injury, illness, death, damage or loss even though caused in whole or in part by a pre-existing defect, indemnitees’ sole or concurrent negligence (either active or passive) or strict liability, or other legal fault of indemnitees, excluding, however, any costs, expenses and liabilities proximately caused by the Gross Negligence and/or Willful Misconduct of any indemnified person. Operator shall fully defend Employer against any such claims, demands or actions at Operator’s sole expense, even if the same are groundless.

4.2                          EMPLOYER’S EMPLOYEES AND PROPERTY.

4.2(A)               Employer releases and shall indemnify Operator, the other Non-Operators under the JOA, its and their Affiliates, and its and their directors, officers and employees from any and all costs, expenses (including reasonable attorney’s fees) and liabilities incident to claims, demands, or causes of action of every kind and character, brought by any person or entity, for injury to, illness or death of Secondee or any other employee of Employer or its subcontractors, or for damage to or loss of the property of Employer or its subcontractors, which injury, illness, death, damage or loss arises out of or is incident to the performance of (or the failure to perform) this Secondment Agreement. This indemnity obligation shall apply regardless of the cause of such injury, illness, death, damage, or loss even though caused in whole or in part by a pre-existing defect, indemnitees’ sole or concurrent negligence (either active or passive) or strict liability, or other legal fault of indemnitees, excluding, however, any costs, expenses and liabilities proximately caused by the Gross Negligence and/or Willful Misconduct of any indemnified person. Employer shall fully defend Operator against any such claims, demands or actions at Employer’s sole expense, even if the same are groundless.

4.2(B)                 Employer shall indemnify and hold Operator and its Affiliates harmless from any and all costs, expenses (including reasonable attorney’s fees) and liabilities incurred by Operator incident to claims, demands or causes of action of every kind or character,

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brought by or on behalf of Secondee in respect of Secondee’s employment status, rights or conditions.

4.3                          ALL OTHER LIABILITY.

Subject to Article 5.3 (F) of the JOA, so long as and to the extent the Secondee is under Operator’s direction in the performance of the Services, Operator shall, subject to the limitation on liability of Operator in accordance with Article 5.6 of the JOA, indemnify and hold the Employer, its Affiliates and its and their directors, officers and employees harmless from any and all costs, expenses (including reasonable attorney’s fees) or liabilities incident to claims, demands or causes of action of every kind or character (whether for injury to, illness or death of persons, loss or damage to property, breach of contract, contractual indemnity or otherwise) resulting from the acts or omissions of the Secondee arising out or in connection with the performance of the Services; provided, however, that if such costs, expenses or liabilities arose as a result of the Gross Negligence and/or Willful Misconduct of Employer’s Senior Supervisory Personnel, then Operator shall have no obligation to indemnify Employer under this Article 4.3, and Employer shall indemnify Operator, the other Non-Operators under the JOA, its and their Affiliates, and the directors, officers and employees of all of them for such costs, expenses or liabilities. For the purposes of this Section 4.3, Gross Negligence and/or Willful Misconduct of Secondee as a result of interference of the Employer in the performance of the Services in violation of this Secondment Agreement shall be deemed Gross Negligence and/or Willful Misconduct of Employer’s Senior Supervisory Personnel.

4.4                          NOTICE OF CLAIM AND OPPORTUNITY TO DEFEND.

Each Party shall notify the other as soon as practicably possible after receiving notice of any claim, demand or action that may be presented to or served upon such Party or any other indemnified person affiliated with such Party by any third person or entity arising out of or as a result of the Services performed pursuant to this Secondment Agreement, and shall afford the other Party full opportunity to assume the defense of such claim, demand or action and to protect itself under the obligations of this Article 5.

4.5                          LIMITATION OF LIABILITY.

Neither Party shall be liable to the other for Consequential Loss or Environmental Loss.

4.6                          SCOPE OF INDEMNITIES.

Any liability assumed or indemnity given by Employer for the benefit of Operator under Article 4.2 shall be deemed to be assumed or given also for the benefit of Operator’s joint interest owners. Nothing in this Secondment Agreement shall be deemed to release Employer from or to limit any liability or obligation that Employer may have as a Party to the JOA.

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ARTICLE 5 - CONFIDENTIALITY

5.1          CONFIDENTIAL INFORMATION.

5.1(A) Employer shall maintain as confidential, and not divulge, any information or data not publicly available, which is disclosed to Employer as a consequence of the Secondment of Secondee pursuant to this Secondment Agreement, subject to those exceptions provided for in Article 15.2(A) of the JOA.

5.1(B) Employer shall be responsible for ensuring that the Secondee shall keep strictly confidential the terms of this Secondment Agreement and all information and data acquired by Secondee during the Secondment; provided that nothing in this Secondment Agreement, or if applicable the Secondee Agreement, shall be deemed to prohibit Secondee from disclosing information and data:

(1)                                  To Employer, or any other Party to the JOA which is not in default under the JOA with respect to the Joint Operations;

(2)                                  When such information and data is required to be furnished in compliance with the applicable law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon Secondee;

(3)                                  To prospective or actual attorneys engaged by Secondee, where disclosure of such information and data is essential to such attorneys’ work for Secondee in relation to this Secondment Agreement or the Secondee Agreement; or

(4)                                  Which, through no fault of Secondee, is or becomes a part of the public domain.

5.2          BREACH OF CONFIDENTIALITY.

Employer acknowledges that any breach of Secondee’s duty of confidentiality under Article 4.1(B) shall be cause for immediate removal of Secondee. In addition, Employer shall indemnify Operator for any costs incurred by Operator pursuant to any breach of confidentiality by Employer under Article 4.1(A), or by any other person to whom Employer has disclosed such confidential information pursuant to the exceptions provided in Article 15.2(A) of the JOA.

ARTICLE 6 - DURATION

6.1          DURATION OF SECONDMENT AGREEMENT.

Any Party may terminate this Secondment Agreement by notice to the other Party, if:

6.1(A) There has been a substantial breach by any Party of its respective obligations under this Secondment Agreement, which has not within a period of       from the affected Party’s notice of such breach been remedied effectively;

6.1(B) Operator or Employer no longer holds an interest in the JOA;

6.1(C) The Affiliate of Employer making Secondee available ceases to be an Affiliate of Employer;

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6.1(D) Secondee ceases to be an employee of Employer or an employee of an Affiliate of Employer;

6.1(E) There is a change in legislative or fiscal regime, or in the manner in which any governmental authority or court interprets such regimes, which in the reasonable opinion of any Party would have a material adverse effect on such Party if performance is continued;

6.1(F) Necessary work permits, visas and any other administrative authorizations required to allow Secondee to work and reside in the Secondment Location are not obtained within a reasonable period of time, or are cancelled or withdrawn; or

6.1(G) The Operating Committee fails to fund the Secondment.

6.2          OPERATOR’S RIGHT TO TERMINATE THE SECONDMENT.

6.2(A) Operator may terminate this Secondment Agreement upon      Days prior written notice to the Employer:

(1)                                  In the event of Change in Control of Employer or any of its Affiliates providing Secondee;

(2)                                  If Employer does not approve a change of Secondment Location or a change of Services pursuant to Article 2.7 of this Secondment Agreement;

(3)                                  If Secondee repeatedly fails to comply with Operator’s workplace rules, regulations and policies, or the directions given by Operator’s management; or

(4)                                  If Secondee after receiving notice of unsatisfactory performance fails to perform the Services in a manner that in Operator’s reasonable judgment is satisfactory.

6.2(B) Operator may terminate this Secondment Agreement immediately without notice to Employer:

(1)                                  if Secondee engages in serious misconduct or violates any substantive or material laws, which in Operator’s reasonable judgment significantly impairs Secondee’s ability to perform the Services or to live and work in the Secondment Location; or

(2)                                  If Secondee materially breaches the confidentiality obligations under this Secondment Agreement, or if applicable, the Secondee Agreement.

Immediately after any termination without notice Operator shall notify Employer setting out the reasons for such termination.

6.3          EMPLOYER’S RIGHT TO TERMINATE THE SECONDMENT.

Secondee shall be assigned to Operator for the Secondment Period and Employer will use all reasonable endeavors not to withdraw Secondee during the Secondment Period; except that:

6.3(A) Employer shall have the right to immediately withdraw Secondee in case of Force Majeure, or a personal emergency concerning the Secondee. Employer shall promptly

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give notice setting out the general circumstances of such Force Majeure event or personal emergency;

6.3(B) Employer may terminate this Secondment Agreement on     Days prior written notice if Employer disapproves the change of Secondment Location or a change of Services pursuant to Article 2.7 of this Secondment Agreement.

6.3(C) Employer may withdraw the Secondee on     Days prior written notice, if Employer needs Secondee’s services in connection with another project and due to extraordinary circumstances, including                 , has no other feasible alternative.

6.4          SECONDEE’S REPLACEMENT.

If Employer or Operator terminates the Secondment, the selection of a new Secondee shall follow the rules set forth in Article 5.3 of the JOA.

ARTICLE 7 - MISCELLANEOUS

7.1          ASSIGNMENT.

Neither Party shall assign or otherwise transfer all or any part of this Secondment Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party, and any transfer or delegation made without such consent shall be void.

7.2          CAPTIONS.

The captions in this Secondment Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Secondment Agreement.

7.3          CONFIDENTIALITY.

The existence and terms of this Secondment Agreement are confidential and shall not be disclosed by either Party, except such disclosures as would be permitted under Article 15.2 of the JOA if such information were subject to that Article.

7.4          COUNTERPARTS.

This Secondment Agreement may be executed in counterparts, and by each Party in separate counterparts, each of which shall be deemed an original instrument, but both such counterparts together shall constitute one agreement.

7.5          EXPENSES.

Each Party shall pay its own legal fees and other costs and expenses incurred by it in connection with the execution and delivery of this Secondment Agreement.

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7.6          GOVERNING LAW.

This Secondment Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the jurisdiction specified in Article 18 of the JOA, which laws shall apply by reference to the Secondment Agreement.

7.7          DISPUTE RESOLUTION.

Any dispute arising under this Secondment Agreement shall be resolved in accordance with Article 18.2 of the JOA, which shall apply, by reference to the Secondment Agreement.

7.8          NO THIRD PERSON BENEFICIARIES.

Nothing in this Secondment Agreement shall entitle any person other than the Parties to any claim, cause of action, remedy, or right of any kind.

7.9          NOTICE.

The Notices provisions set forth in Article 17 of the JOA shall apply.

7.10        SEVERABILITY.

The invalidity of any one or more provisions of this Secondment Agreement will not affect the validity of this Secondment Agreement as a whole, and in case of any such invalidity, this Secondment Agreement will be construed as if the invalid provision had not been included herein.

7.11        WAIVERS.

Any failure by either Party to comply with any of its obligations, agreements, or conditions herein contained may only be waived in writing in an instrument specifically identified as a waiver and signed by the Party to whom such compliance is owed. No waiver of, or consent to a change in, any provision of this Secondment Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, any other provisions hereof, nor shall such waiver constitute a continuing waiver unless expressly provided in the waiver.

7.12        CONFLICT

7.12(A) In the event of any conflict between the provisions of the Article 5.3(F) of the JOA, Article 5.6 of the JOA, and Article 4 of this Secondment Agreement, the provisions of Article 4 of this Secondment Agreement shall prevail over the provisions of Article 4.3(F) of the JOA, and Article 4.6 of the JOA.

7.12(B) Except as set out in Article 7.12(A) in the event of any conflict between the provisions of the JOA, this Secondment Agreement, and if applicable the Secondee Agreement, the provisions of the JOA shall prevail over the provisions of this Secondment Agreement and if applicable the Secondee Agreement, and the provisions of this Secondment Agreement shall prevail over the provisions of the Secondee Agreement, if applicable.

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7.13        ENTIRE AGREEMENT.

This Secondment Agreement, including any attachments, constitutes the entire agreement between the Parties pertaining to the subject matter hereof, supercedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect thereto, and may not be amended or modified except by a written instrument signed by both Parties expressly identifying it as an amendment or modification hereof.

IN WITNESS of their agreement, the Parties have caused their respective duly authorized representatives to execute this Secondment Agreement.

Operator:	Employer:

By:	By:
Name:	Name:
Title:	Title:

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ATTACHMENT A TO THE SECONDMENT AGREEMENT

SECONDEE’S SPECIFICATIONS

1. Name

The Secondee shall be                      .

2. Qualifications

The Secondee shall have the following qualifications and experience:

3. Position.

The Secondee shall have the position of                      in Operator’s organization, and shall report to the                    in Operator’s organization.

4. Services.

Secondee shall have and perform the following duties and authorities (“Services”):

5. Location and Duration

The Secondee shall work in Operator’s offices in                     (“Secondment Location”) commencing on                 and ending on                      (“Secondment Period”).

Operator:	Employer:

By:	By:

Name:	Name:

Title:	Title:

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ATTACHMENT B TO THE SECONDMENT AGREEMENT

SECONDEE AGREEMENT

THIS SECONDEE AGREEMENT, between                       , (“Operator”) and                   , (“Secondee”) is entered into effective as of                       (the “Effective Date”) (Operator and Secondee are sometimes referred to collectively as the “Parties” and individually as a “Party”) and is premised on the fact that:

A)	Operator and (“Employer”) each hold an undivided share of the rights of “Contractor” under that certain dated (“Contract”);

B)

Pursuant to that certain Operating Agreement among Operator, Employer and others, dated                         (the “JOA”), Employer is entitled to second in accordance with the Secondment Agreement qualified personnel to fill certain positions in Operator’s organization for conduct of operations; and

C)

Operator and Employer have entered into that certain Secondment Agreement dated                        and effective as of                         (the “Secondment Agreement”), which, among other things, seconds Secondee to Operator’s organization in                             for provision of the Services.

In consideration of the premises set out above and the provisions set out below the Parties agree as follows:

ARTICLE 1 - DEFINITIONS AND REFERENCES

1.1          DEFINITIONS

Capitalized terms used in this Secondee Agreement and not otherwise defined in this Secondee Agreement shall have the meaning given to such terms in the Secondment Agreement or the JOA, as applicable.

1.1(A)     “Secondment Location” means Operator’s offices in                                         .

1.1(B)      “Secondment Period” means the period commencing on                            and ending on                            , or such shorter period determined pursuant to the Secondment Agreement.

1.1(C)      “Services” means the following duties and authorities:

1.2          REFERENCES.

Unless expressly provided to the contrary, in this Secondee Agreement:

1.2(A)     Reference to any gender includes a reference to both genders;

1.2(B)      Reference to the singular includes the plural, and vice versa;

1.2(C)      Reference to any Article means an Article of this Secondee Agreement;

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1.2(D)     Reference to any Attachment means an Attachment to this Secondee Agreement, all of which are incorporated into and made a part of this Secondee Agreement;

1.2(E)      “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense; and

1.2(F)      Reference to Secondee includes dependents where applicable.

ARTICLE 2 - TERMS

2.1 SECONDMENT.

The Secondee shall have the position of                                   in Operator’s organization, shall report to the                            in Operator’s organization, and shall perform the Services at the Secondment Location for the Secondment Period.

2.2 CONDUCT.

2.2(A)     Secondee shall be integrated into Operator’s organization for the Secondment Period and shall comply with:

(1)           All applicable rules, regulations, policies and other practices established by Operator for its employees;

(2)           Laws, rules and regulations applicable to the Services and this Secondee Agreement; and

(3)           Instructions and directions of Operator pursuant to Articles 2.2(A)(1), and 2.2(A)(2); and

2.2(B)      Secondee shall perform the Services contemplated by this Secondee Agreement with due diligence and in a good, competent, professional and safe manner in accordance with applicable laws and regulations, the standards and practices of the international petroleum industry, and the supervision and control of the Operator.

2.3 STATUS OF SECONDEE.

Secondee acknowledges that:

2.3(A)     Secondee is an employee of Employer for all purposes, including, but not limited to, remuneration, promotion and career planning, and that Secondee is not an employee of Operator;

2.3(B)      Secondee shall be seconded to Operator for the purpose of performing the Services in the Secondment Location for the Secondment Period;

2.3(C)      Operator shall have the right to specify the scope and nature of Secondee’s work and the results to be achieved, and to direct Secondee in the performance of the Services throughout the Secondment Period; and

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2.3(D)     For the avoidance of doubt Operator shall have no authority to terminate employment or to administer disciplinary action with respect to Secondee, except to terminate the Secondment pursuant to Article 6 of the Secondment Agreement. Only the Employer shall have authority to discipline Secondee.

2.4 CHANGE OF LOCATION OR SERVICES.

Subject to Employer’s approval under the Secondment Agreement, Operator may by notice to Secondee and Employer make a permanent change of Secondment Location, or a material change of the Services to be rendered.

ARTICLE 3 - CONFIDENTIALITY AND WAIVER

3.1 CONFIDENTIAL INFORMATION.

3.1(A)     Secondee acknowledges that all information and data obtained by Secondee in the performance of this Secondee Agreement is the property of the Operator and the Parties to the Contract, or of the Government.

3.1(B)      Secondee shall hold all such data and information strictly confidential, and without the prior written consent of Operator shall not disclose any such information or data to anyone, except:

(1) To Employer, or any other Party to the JOA which is not in default of the JOA with respect to the Joint Operations;

(2) When such information and data is required to be furnished in compliance with the applicable law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon Secondee;

(3) To prospective or actual attorneys engaged by Secondee, where disclosure of such information and data is essential to such attorneys’ work for Secondee in relation to this Secondment Agreement or the Secondee Agreement; or

(4) Which, through no fault of Secondee, is or becomes a part of the public domain.

3.1(C)  Secondee and Operator further acknowledge that the existence and terms of this Secondee Agreement are confidential.

3.2 COMPETITIVE ADVANTAGE.

Secondee acknowledges that the international oil and gas business is highly competitive. Secondee also acknowledges that the information which Secondee obtains about Operator’s strategies, methods, and business relationships comprises confidential business information which enables Operator to obtain a competitive advantage, and that maintaining confidentiality of such business information is of critical importance to Operator in maintaining its competitive position. Secondee covenants not to use such information in a manner that Secondee knows, or reasonably should know, may be prejudicial to the interests of Operator or its Affiliates, particularly in                         , during the term of this Secondee Agreement, and not to

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communicate to Employer any specific business opportunities unrelated to the Contract of which Secondee becomes aware from Operator or its Affiliates in the course of performing this Secondee Agreement; provided that nothing in this Article 3.2 shall prevent Secondee from communicating with Employer and its Affiliates concerning information relating to operations under the Contract or the JOA, so long as Employer is not in default under the JOA. Secondee acknowledges that Secondee shall not have any interest in any granting instrument or other contract which Operator or its Affiliates may obtain as a direct or indirect result of Secondee’s efforts. Secondee acknowledges that the restrictions set out above may limit his or her ability to engage in businesses similar to Operator’s and its Affiliates’ during the term of this Secondee Agreement.

3.3 BREACH OF CONFIDENTIALITY.

Secondee acknowledges that any breach of the duty of confidentiality shall be cause for Secondee’s immediate removal. Secondee further acknowledges that because monetary damages may not be an adequate remedy for breach of the duty of confidentiality, Secondee specifically agrees that Operator is entitled to enforce the duty of confidentiality by obtaining injunctive or other equitable relief. To that end Secondee submits to the jurisdiction of the courts of              .

ARTICLE 4 - MISCELLANEOUS

4.1 ASSIGNMENT.

Secondee shall not assign or otherwise transfer all or any part of this Secondee Agreement, nor shall Secondee delegate any of his or her rights or duties under this Secondee Agreement, without the prior written consent of the Operator, and any transfer or delegation made without such consent shall be void.

4.2 CAPTIONS.

The captions in this Secondee Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Secondee Agreement.

4.3 COUNTERPARTS.

This Secondee Agreement may be executed in counterparts, and by each Party in separate counterparts, each of which shall be deemed an original instrument, but both such counterparts together shall constitute one agreement.

4.4 GOVERNING LAW.

This Secondee Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of                                                , excluding any choice of law rules, which would refer the matter to the laws of another jurisdiction.

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4.5 DISPUTE RESOLUTION.

Any dispute arising under this Secondee Agreement shall be resolved in accordance with Article 18 of the JOA, which shall apply, by reference to this Secondee Agreement; provided that the foregoing shall not limit Operator’s right to obtain injunctive or equitable relief under Article 3.3 of this Secondee Agreement.

4.6 NOTICE.

Except as otherwise specifically provided, all notices authorized or required between the Operator and Secondee pursuant to any of the provisions of this Secondee Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties. Oral communication does not constitute notice for purposes of this Secondee Agreement, and e-mail addresses and telephone numbers for the Operator and Secondee are listed below as a matter of convenience only. A notice given under any provision of this Secondee Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article 4.6 shall mean actual delivery of the notice to the address of the Party specified under this Secondee Agreement or to be thereafter notified in accordance with this Article 4.6. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

Attention:	Attention:

Fax:	Fax:

Email:	Email:

Telephone:	Telephone:

4.7 SEVERABILITY.

The invalidity of any one or more provisions of this Secondee Agreement will not affect the validity of this Secondee Agreement as a whole, and in case of any such invalidity, this Secondee Agreement will be construed as if the invalid provision had not been included herein.

4.8 CONFLICT

In the event of any conflict between the provisions of the Article 4.3 of the JOA, the Secondment Agreement and this Secondee Agreement, the provisions of Article 4.3 of the JOA shall prevail over the provisions of the Secondment Agreement and this Secondee Agreement,

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and the provisions of the Secondment Agreement shall prevail over the provisions of this Secondee Agreement.

4.9 ENTIRE AGREEMENT.

This Secondee Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, supercedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties with respect thereto, and may not be amended or modified except by a written instrument signed by both Parties expressly identifying it as an amendment or modification hereof.

IN WITNESS of their agreement, the Parties have caused this Secondee Agreement to be executed.

Operator:	Secondee:

By:	By:

Name:	Name:

Title:	Title:

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ATTACHMENT D –CARRY AGREEMENT

[Insert copy of signed and ratified Carry Agreement]

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